UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Pioneer Natural Resources Company
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1

PIONEER NATURAL RESOURCES COMPANY
______________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 27, 2021
______________________________

To the Stockholders of Pioneer Natural Resources Company:
The Annual Meeting of Stockholders of Pioneer Natural Resources Company ("Pioneer" or the "Company") will be held on Thursday, May 27, 2021, at 9:00 a.m. Central Time (the "Annual Meeting"). In light of the public health impact of the coronavirus, or COVID-19, outbreak and taking into account federal, state and local guidance, Pioneer has determined that the Annual Meeting will be held in a virtual meeting format only, with log-in beginning at 8:45 a.m., Central Time. You may attend the Annual Meeting online, including to vote or submit questions, at the following website address www.virtualshareholdermeeting.com/PXD2021 by entering the company number and control number included on your Notice Regarding the Internet Availability of Proxy Materials (the "Notice of Availability"), on the proxy card you received, or in the instructions that accompanied your proxy materials. Instructions on how to attend and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/PXD2021. The Annual Meeting is being held for the following purposes:
1.To elect the Company's 12 director nominees named in this Proxy Statement, each for a term to expire at the 2022 Annual Meeting of Stockholders.
2.To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2021.
3.To approve on an advisory basis the Company's named executive officer compensation.
4.To approve the Company's Amended and Restated Employee Stock Purchase Plan.
5.To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on April 1, 2021. If there are not sufficient votes represented for a quorum or to approve the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed in order to permit further solicitation of proxies.
The Annual Meeting will also be broadcast live on the Internet. To listen to the broadcast without participating in the meeting, log on to www.virtualshareholdermeeting.com/PXD2021.
Internet Availability of Proxy Materials. Beginning on or about April 15, 2021, the Company mailed the Notice of Availability to its stockholders containing instructions on how to access this Proxy Statement and vote online, and the Company made proxy materials available to the stockholders over the Internet. Instructions for requesting a paper copy of the proxy materials are contained in the Notice of Availability.
YOUR VOTE IS IMPORTANT
Please vote over the internet at www.proxyvote.com or by phone at 1-800-690-6903 promptly so that your shares may be voted in accordance with your wishes and so that we may have a quorum at the Annual Meeting. If you received a paper copy of the proxy materials (which includes the proxy card), you may also vote by completing, signing and returning the paper proxy card by mail.

By Order of the Board of Directors,
Irving, Texas April 15, 2021	Thomas J. Murphy Corporate Secretary

PROXY STATEMENT SUMMARY
The following section is only a summary of key elements of this Proxy Statement, and is intended to assist you in reviewing this Proxy Statement in advance of the Annual Meeting. This summary does not contain all of the information you should consider, and you are encouraged to read this entire Proxy Statement before submitting your votes.
2021 Annual Meeting of Stockholders

Date and time:	Thursday, May 27, 2021, at 9:00 a.m. Central Time
Place:	Via live webcast at www.virtualshareholdermeeting.com/PXD2021. Instructions on how to attend and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualstockholdermeeting.com/PXD2021.
Record date:	April 1, 2021
How to vote:
Prior to the meeting:
If you are a stockholder of record, you may vote by Proxy using any of the following methods:
By internet: at www.proxyvote.com
By telephone: call toll-free 1-800-690-6903
Votes submitted by internet or phone must be received by 10:59 p.m., Central Time, on Wednesday, May 26, 2021.
If you received a paper copy of the proxy materials, you may also vote by completing, signing and returning the paper proxy card by mail.
During the meeting:
Go to www.virtualshareholdermeeting.com/PXD2021.
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

Voting Matters and Board Recommendations

Proposal	Description	Board Vote Recommendation	Page Reference (for more detail)
1	Election of the Company's 12 director nominees named in this Proxy Statement	FOR each of the director nominees	9
2	Ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2021	FOR	74
3	Approval, on an advisory basis, of the Company's named executive officer compensation	FOR	76
4	Approval of the Company's Amended and Restated Employee Stock Purchase Plan	FOR	76
Business Highlights
Pioneer's mission is to be America's leading independent energy company, focused on value, safety, the environment, technology and its people. While 2020 was a challenging year, the Company's immediate and decisive actions helped keep Pioneer's employees safe, protected the balance sheet, generated significant free cash flow and positioned Pioneer for the future. Highlights of the Company's 2020 performance included:
•Delivered strong cash flow - delivered strong cash flow from operating activities for the full year 2020 of $2.1 billion.
•Return of capital to stockholders - in 2020, Pioneer returned $521 million of capital to stockholders.
•Continued to maintain a strong balance sheet - ended 2020 with unrestricted cash on hand of $1.4 billion and net debt of $1.9 billion. The Company had $2.9 billion of liquidity as of December 31, 2020, comprised of its unrestricted cash and a $1.5 billion unsecured credit facility (undrawn as of December 31, 2020), which was amended in January 2021 to increase the amount available to be borrowed to $2.0 billion.

•ESG/Sustainability - Pioneer adopted targets, aligned with the Task Force on Climate-related Financial Disclosures ("TCFD"), to reduce greenhouse gases ("GHG") and methane emission intensities from the Company's operations, including a 25 percent reduction in GHG intensity and 40 percent reduction in methane intensity by 2030, inclusive of the recently acquired assets of Parsley Energy, Inc. ("Parsley"). In addition, the Company announced a goal to limit its flaring intensity to less than one percent of natural gas produced, with a plan to incorporate Parsley's assets into this target by 2022, and plans to end routine flaring, as defined by the World Bank, by 2030, with an aspiration to reach this goal by 2025.
Nominees for Director

					Committee Memberships(1)				Other Current Public Co. Boards (#)(2)
Name	Age	Director Since	Primary Occupation	Independent(1)	AC	CLD	HSE	NCG
A.R. Alameddine	73	2021	Former Lead Director, Parsley Energy, Inc.	✓		✓		✓	—
Edison C. Buchanan	66	2002	Former Managing Director, Credit Suisse First Boston	✓		✓		✓	—
Matt Gallagher	38	2021	President of Greenlake Energy Ventures, L.L.C.	✓			✓		—
Phillip A. Gobe	68	2014	Chairman and CEO, ProPetro Holding Corp.				✓ C		1
Larry R. Grillot	74	2013	Retired Dean, Mewbourne College of Earth and Energy, The University of Oklahoma	✓	✓		✓		—
Stacy P. Methvin	64	2013	Retired Vice President, Shell Oil Company	✓		✓ C	✓		1
Royce W. Mitchell	66	2014	Executive Consultant	✓	✓C ACFE		✓
Frank A. Risch	78	2005	Retired Vice President and Treasurer, Exxon Mobil Corporation	✓	✓ACFE			✓	—
Scott D. Sheffield	68	1997	Chief Executive Officer						1
J. Kenneth Thompson	69	2011	President and CEO, Pacific Star Energy LLC	✓ BC		✓		✓	3
Phoebe A. Wood	68	2013	Retired Vice Chairman and Chief Financial Officer, Brown-Forman Corporation	✓		✓		✓ C	3
Michael D. Wortley	73	2015	Chief Legal Officer, Reata Pharmaceuticals, Inc.	✓	✓			✓	—
____________________
(1)     Definitions of abbreviations used in Nominees for Director table:

AC	Audit Committee	C	Chairperson
CLD	Compensation and Leadership Development Committee	ACFE	Audit Committee Financial Expert
HSE	Health, Safety and Environment Committee	BC	Independent Board Chair
NCG	Nominating and Corporate Governance Committee
(2)     Refers to a company with a class of securities registered pursuant to section 12 of the Securities Exchange Act of 1934.
Composition Highlights of Director Nominees
•Independent Leadership: The Chairman of the Board, J. Kenneth Thompson, is an independent director.

•Independence: The Board seeks to ensure that at least two-thirds of its members will be independent under applicable laws and regulations. Ten out of the Board's 12 members are independent, as defined by the rules of the New York Stock Exchange (the "NYSE").
•Board refreshment: Over time, the Board refreshes its membership through a combination of adding or replacing directors to achieve the appropriate balance between maintaining longer-term directors with deep institutional knowledge of the Company and adding directors who bring a diversity of perspectives and experience. Since 2012, nine of the Board's current 12 directors have been named to the Board, all of whom are non-employee directors and two of whom are women.
•Diversity of skills and experience; Rooney Rule: In assessing the composition of the Pioneer Board, the Board and its Nominating and Corporate Governance Committee strive to achieve an overall balance of diversity of backgrounds and experience at policy-making levels with a complementary mix of skills and professional experience in areas relevant to the Company's business and strategy. In the event that the Nominating and Corporate Governance Committee determines to recruit candidates from outside Pioneer as potential nominees to join the Pioneer board, the committee will use its best efforts to include, and will instruct any third-party search firm the committee engages to assist it in seeking candidates for the Board to include, qualified candidates with a diversity of gender and race/ethnicity in the initial pool from which the committee selects director candidates.
The Board believes that the above-named nominees for election at the Annual Meeting offer a diverse range of backgrounds, skills and experience in relevant areas that contribute to overall effective leadership and exercise of oversight responsibilities by the Board:

Governance Highlights
Pioneer's Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duties to stockholders. The following are some of the Company's more significant governance practices and policies:

☑	The Board has an independent Chairman
☑	Ten out of 12 directors are independent
☑	Board refreshment: five out of 11 non-employee directors have tenures of seven or fewer years
☑	Board diversity: two out of 11 non-employee directors are women; women chair two of the Board's four standing committees
☑	Senior executive diversity: one-third of Pioneer's officers are women
☑	Board oversight of: •the Company's long-term strategy •risk management - annual review of enterprise risks, with a focus on specific risks during interim quarters
☑	Annual Board and committee self-evaluations
☑	Active stockholder engagement process, with participation by independent Board members
☑	Stockholder proxy access
☑	All directors stand for election annually
☑	Majority voting for directors in uncontested elections
☑	Independent audit, compensation and governance committees
☑	Robust stock ownership policy for directors
☑	All directors attended more than 75 percent of the meetings of the Board and Committees on which they served during 2020
☑	Anti-hedging and pledging policies
☑	Compensation clawback policy
☑	No poison pill
Commitment to Sustainability
The Board and senior management of the Company understand that in order to continue to provide value to the Company's stockholders, Pioneer must remain focused on its social license to operate and committed to environmental, social and governance ("ESG") issues.
Pioneer's fourth annual Sustainability Report, available on the Company's website, highlights Pioneer's commitment to ESG issues, and highlights many of its efforts to ensure that its operations are performed safely and with respect for the environment, that its people are provided the resources they need to be collaborative and successful in their careers, and that the communities in which Pioneer operates share in the opportunities created by its investments.
•Environmental -
◦Emissions - Pioneer recently announced that it has adopted targets, aligned with the TCFD, to reduce GHG and methane emission intensities from the Company's operations, including a 25 percent reduction in GHG intensity and 40 percent reduction in methane intensity by 2030, inclusive of the recently acquired assets of Parsley. In addition, the Company recently announced a goal to limit its flaring intensity to less than one percent of natural gas produced, with a plan to incorporate Parsley's assets into this target by 2022.
◦Water - the Company is nearing completion of a unique water infrastructure project where Pioneer invested in upgrading the City of Midland's wastewater treatment plant and in return will receive non-potable water from the City of Midland, which will displace freshwater used in the Company's operations and represents a significant milestone in Pioneer's ongoing freshwater reduction strategy.
•Safety - in 2020, Pioneer implemented the next generation of the Company's In-Vehicle Monitoring System to improve driver safety, optimize maintenance, monitor vehicle health, automate mileage reporting and record fuel use. The National Safety Council and the Texas Department of

Transportation have, for the third year in a row, honored Pioneer with the Texas Employer Traffic Safety Award.
•Human capital - Pioneer is committed to providing its people a workplace where individuals bring their authentic selves and are supported in an environment that nurtures all aspects of their lives, leading them to perform at their best. Providing growth opportunities and career potential for women and people of diverse racial and ethnic backgrounds is a priority at Pioneer. The Company has included sexual orientation and gender identity in its anti-harassment and nondiscrimination labor practices and is a signatory to the Business Coalition for the Equality Act which, if passed, would extend these federal protections to other areas such as fair housing and credit.
•Board oversight - the Board is actively engaged in overseeing the Company's sustainability practices:
◦The Board regularly considers the potential impacts of climate change policy and growing alternative energy sources on global fossil fuel demand and Pioneer's long-term business prospects. As part of the Company's strategic planning process, management periodically prepares and reviews with the Board long-term scenarios under varying assumptions to stress test the Company's business outlook in the face of these risks.
◦The Health, Safety and Environment Committee reviews the Company's health, safety and environmental ("HSE") performance and the Company's management of current and emerging HSE and climate change-related issues, including trends in legislation and proposed regulations affecting the Company.
◦The Nominating and Corporate Governance Committee assists the Board in identifying, evaluating and monitoring social, governance, political, human rights and public policy trends, issues and concerns and other sustainability and corporate responsibility matters that could affect the Company's business and reputation, including climate change-related risks and opportunities.
◦The Compensation and Leadership Development Committee (the "Compensation Committee") oversees the Company's strategies, initiatives and programs with respect to Pioneer's culture, talent recruitment, development and retention, employee engagement and diversity and inclusion.
◦The Sustainability Reporting Committee oversees the Company's preparation of its annual sustainability report and other significant disclosures regarding ESG matters that are not otherwise overseen by the Health, Safety and Environment Committee.
Executive Compensation Highlights
Structure - the three main components of the executive compensation program, each of which generally is targeted at the median level of the Company's peer group, are:
•Base salary - fixed cash compensation component.
•Annual cash bonus incentive award - variable cash payout based on Company and individual performance for the year.
•Long-term incentive plan awards - 100 percent of the Chief Executive Officer's ("CEO") target value of long-term incentive plan awards is allocated to performance-based performance unit awards; the allocation to performance unit awards for the other executive officers was increased from 50 percent to 60 percent beginning in 2020; the payout is dependent on relative total stockholder return against industry peers over a three-year period; the remaining target value of long-term incentive plan awards is allocated to time-based awards that vest over three years.
Proactive response to the industry downturn - management and the Compensation Committee acted quickly to align the Company's executive compensation program with the Company's response to the industry downturn caused by the COVID-19 pandemic and a significant reduction in oil prices:
•Reduced officer salaries: the Compensation Committee approved a 20 percent decrease in the 2020 annual base salary of Mr. Sheffield, a 15 percent decrease in the annual base salaries of the Named Executive Officers ("NEOs") and the Company's other executive officers, and a ten percent decrease in the annual base salaries of the Company's other officers (the annual base salary amounts were reinstated effective January 1, 2021).

•Reduced nonemployee director fees: the Board approved a 20 percent decrease in the directors' 2020 cash retainer fees, as well as a 20 percent reduction in the additional cash retainer fees payable to the Chairman of the Board and the Chairman of the Audit Committee (these retainer fees also were reinstated effective January 1, 2021).
•Adjusted corporate goals to align with the strategic response to the industry downturn, prioritizing free cash flow and return of capital to stockholders: the Compensation Committee, working with senior management, developed adjusted interim operational, financial, HSE and strategic and tactical goals to align management performance for the remainder of 2020 with the Company's change in strategy to respond to the unprecedented reduction in oil demand, prioritizing free cash flow generation and return of capital to investors and the maintenance of Pioneer's strong balance sheet and adequate liquidity; however, the Compensation Committee also reduced the total target amounts to reflect the mid-year adjustments and industry conditions and applied the payout to the NEOs' reduced salaries.
The following charts illustrate the various components of total 2020 annual compensation for the CEO and the other named executive officers as a group as reported in the Summary Compensation Table.

The Company's executive compensation and compensation-related governance policies and practices incorporate many best practices, including the following:

Key Compensation Practices
☑	Pay for performance - over 85 percent of target 2020 total compensation for the CEO (annual bonus and long-term incentive compensation) was variable and dependent on performance
☑	Emphasize long-term performance - long-term equity-based incentives represented over 80 percent of target 2020 total compensation for the CEO, of which, 100 percent of the CEO's equity awards were in the form of performance units with payout being dependent on relative total stockholder return against industry peers over a three-year period
☑	Compensation clawback policy
☑	Double-trigger cash severance benefits in the event of a change in control
☑	Double-trigger acceleration of equity awards in the event of a change in control
☑	Compensation Committee members are all independent and the committee utilizes an independent compensation consultant
☑	Minimum stockholding requirements of six times base salary for the CEO and three times base salary for executive vice presidents
☑	Health, safety and environmental goals incorporated into the annual cash bonus incentive program
☑	Annual advisory vote on executive compensation
☑	No tax gross ups
☑	No employment agreements
☑	No hedging or pledging of Company common stock
☑	No repricing of stock options or buying out underwater stock options
Stockholder Outreach and Engagement
The Company regularly engages with stockholders, including with respect to corporate governance, sustainability and compensation matters. In many cases, calls with investors have involved at least one independent member of the Board. This process has led to a number of enhancements in the Company's governance, compensation and disclosure practices, including:
•The Company announced its long-term investment framework, prioritizing free cash flow generation and return of capital to stockholders, inclusive of a strong and growing base dividend, a variable dividend and oil production growth of approximately five percent, assuming the Company's leverage metrics remain low.
•Commencing with the 2020 long-term incentive program, 100 percent of the CEO's target value of long-term incentive plan awards is allocated to performance-based performance unit awards; consistent with the high priority placed on HSE and ESG, for the 2021 program, the Compensation Committee has increased the weighting for these metrics in the annual cash bonus incentive program from ten percent to 20 percent; and for the 2021 long-term incentive program, the Compensation Committee approved the addition of the S&P 500 index into the total stockholder return ("TSR") peer group for performance unit awards.
•The Board implemented proxy access.
•The Board enhanced its diversity through the appointment of three highly qualified women directors with significant and varied areas of experience (one of whom resigned in November 2020).
•The Board has enhanced its disclosure regarding the backgrounds, skills, qualifications and experience of each director nominee in response to recent corporate governance initiatives.
•The Company continued engagement with its investors and other stakeholders as to its sustainability disclosure, publishing its fourth annual Sustainability Report in 2020.
•The Board acted to declassify the Board, so that directors are elected annually.
•The Board adopted majority voting for directors.

PROXY STATEMENT
2021 Annual Meeting of Stockholders
_____________________________
GENERAL INFORMATION
This Proxy Statement provides information in connection with the solicitation of proxies by the Board of Directors (the "Board") of the Company for use at the Annual Meeting, which will be held online at www.virtualshareholdermeeting.com/PXD2021 on Thursday, May 27, 2021, at 9:00 a.m. Central Time. You may attend the Annual Meeting online using the control number included in your Notice of Availability and vote your shares of the Company's common stock if you were a stockholder of record at the close of business on April 1, 2021. Instructions on how to attend and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/PXD2021. To be admitted and participate in the Annual Meeting at www.virtualshareholdermeeting.com/PXD2021, you will need the 16-digit control number included on your Notice of Availability, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the stockholder of record may be voted electronically during the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record also may be voted electronically during the Annual Meeting. However, even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.
If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper Proxy. The Board is requesting your Proxy so that the persons named on the Proxy will be authorized to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting. You may revoke the Proxy in writing at any time before it is exercised at the Annual Meeting. See "General Information about the Annual Meeting - Voting and Quorum - Revoking a Proxy."
About the Annual Meeting
In light of the public health impact of the coronavirus, or COVID-19, outbreak and taking into account federal, state and local guidance, Pioneer has determined that the Annual Meeting will be held in a virtual meeting format only. There will be no physical meeting location and the meeting will only be conducted via live webcast. You may submit questions for the meeting in advance at www.virtualshareholdermeeting.com/PXD2021. You may participate in the Annual Meeting, submit live questions and vote during the meeting at www.virtualshareholdermeeting.com/PXD2021 by entering the control number included on the Notice of Availability or the proxy card you received, or in the instructions that accompanied your proxy materials. Online check-in will begin at 8:45 a.m., Central Time. Please allow ample time for online check-in procedures. If you encounter any difficulties accessing the virtual meeting during check-in or during the course of the Annual Meeting, please call 844-986-0822 (U.S.) or 303-562-9302 (International).
This virtual stockholder meeting format uses technology designed to increase stockholder access and provide stockholders rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting. In addition to online attendance, stockholders will be provided an opportunity to hear all portions of the official meeting, submit written questions and comments before and during the meeting, and vote online during the open poll portion of the meeting. The Company expects to resume in-person annual meetings beginning next year.
See "General Information about the Annual Meeting" for additional information relating to the Annual Meeting.
References in the Proxy Materials to the "Annual Meeting" also refer to any adjournments, postponements or changes in location of the Annual Meeting, to the extent applicable.

Electronic Availability of Proxy Statement and Annual Report
As permitted under the rules of the Securities and Exchange Commission (the "SEC"), the Company is making this Proxy Statement and its Annual Report available to its stockholders electronically via the internet. The Company is sending the Notice of Availability on or about April 15, 2021, to its stockholders of record as of the close of business on April 1, 2021. The Notice of Availability includes:
•instructions on how to access the Company's proxy materials electronically;
•the date, time and location of the Annual Meeting;
•a description of the matters intended to be acted upon at the Annual Meeting;
•a list of the materials being made available electronically;
•instructions on how a stockholder can request paper or e-mail copies of the Company's proxy materials;
•any control/identification numbers that a stockholder needs to access the Proxy and the online Annual Meeting; and
•information about attending online the Annual Meeting and voting online during the Annual Meeting.
Voting Matters and Board Recommendations
The following table sets forth the items currently on the agenda for the Annual Meeting, along with the Board's recommendations.

Proposal	Description	Board Vote Recommendation	Page Reference (for more detail)
1	Election of the Company's 12 director nominees named in this Proxy Statement	FOR each of the director nominees	9
2	Ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2021	FOR	74
3	Approval, on an advisory basis, of the Company's named executive officer compensation	FOR	76
4	Approval of the Company's Amended and Restated Employee Stock Purchase Plan	FOR	76
For additional information about the Annual Meeting, including what vote is required for each item, how a Proxy that is properly completed and submitted will be voted, and what is the quorum required for the meeting, please see "General Information about the Annual Meeting."
PROPOSAL ONE:
ELECTION OF DIRECTORS
Directors and Nominees
Upon recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the 12 individuals named below for election as directors at the Annual Meeting, each of whom is currently serving as a director of the Company. The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company's directors will be reduced or the persons acting under the Proxy will vote for the election of a substitute nominee that the Board recommends.
As discussed in more detail below, the Board considers each director's relevant experience, qualifications, skills and other factors in the course of the Board's annual self-evaluation. In addition, with regard to the overall composition of the Board, the Nominating and Corporate Governance Committee and the Board seek to achieve an overall balance of backgrounds and diversity of experience at policy-making levels with a complementary mix of skills and professional experience in areas relevant to the Company's business and strategy. The biographies of each of the nominees set forth below contain certain information about his or her principal occupation and business experience and also highlight certain of the nominee's particular attributes that the Board believes the nominee brings to the Board and that led the Nominating and Corporate Governance Committee and the Board to conclude that he or she should be nominated to serve as a director of the Company.
Required Vote
The Company's Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides that all directors are to be elected annually. The Company's Sixth Amended and Restated Bylaws (the "Bylaws") provide for the election of directors by the majority vote of stockholders in uncontested elections. This means the number of votes cast "For" a nominee's election must exceed the number of votes cast "Against" such nominee's election in order for him or her to be elected to the Board. As a condition to being nominated, each nominee for director is required to submit an irrevocable letter of resignation that becomes effective if the nominee does not receive a majority of the votes cast in an uncontested election and the Board decides to accept the resignation. If a nominee who is currently serving as a director does not receive a majority of the votes cast for his or her election, the Board will act on the tendered resignation within 90 days after the date of the certification of the election results. If the resignation is not accepted, the Board will publicly disclose its decision and its primary rationale, and the director will continue to serve as a director until his or her successor is elected and qualified or until his or her earlier resignation or removal. If the Board accepts the resignation, the Board may fill the vacancy in accordance with the Company's Bylaws or may decrease the size of the Board.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.

A.R. Alameddine Director since: 2021 Age: 73 Independent: Yes
Mr. A.R. Alameddine joined the Board in connection with Pioneer's acquisition of Parsley. Prior to joining Pioneer's Board, Mr. Alameddine served on Parsley's board of directors from December 2013 until Parsley was acquired by the Company in January 2021, including service as Parsley's Lead Director from February 2016. Prior to his retirement in 2008, Mr. Alameddine held a number of positions in the oil and gas industry, including serving as Executive Vice President of

Worldwide Negotiation Execution and Implementation at Pioneer from 2005 until his retirement in 2008. Before joining Pioneer in 1997, Mr. Alameddine spent 26 years with Mobil Exploration & Producing Company, a subsidiary of Exxon Mobil Corporation, in various engineering and planning positions in the United States. In addition, he worked in Norway for three years on various North Sea projects.
Selected Experiences, Qualifications, Attributes and Skills: Mr. Alameddine's extensive experience in the exploration and production ("E&P") industry, including in senior executive roles in operational and technical positions with a major international energy company, brings to the Board significant senior executive experience, and experience in and knowledge of the E&P industry and its operations.
Education:
Bachelor of Science degree in Petroleum Engineering, Louisiana State University
Pioneer Committees: Compensation; Nominating and Corporate Governance
Current Public Company Directorships: None
Prior Public Company Directorships (within last five years): Parsley Energy, Inc.
Current Non-Public Company Board or Other Service: None

Edison C. Buchanan Director since: 2002 Age: 66 Independent: Yes
Mr. Buchanan was a Managing Director of various groups in the Investment Banking Division of Dean Witter Reynolds in their New York and Dallas offices from 1981 to 1997. In 1997, Mr. Buchanan joined Morgan Stanley Dean Witter as a Managing Director in the Real Estate Investment Banking group. During 2000, Mr. Buchanan served as Managing Director and head of the domestic Real Estate Investment Banking Group of Credit Suisse First Boston.

Selected Experiences, Qualifications, Attributes and Skills: Mr. Buchanan's more than 20 years in investment banking and finance, including in senior executive roles, brings to the Board significant senior executive experience and extensive experience in corporate finance, mergers and acquisitions and commercial transactions, strategic planning and human resources.
Education:
Bachelor of Science degree in Civil Engineering, Tulane University
Master of Business Administration in Finance and International Business, Columbia University
Pioneer Committees: Compensation; Nominating and Corporate Governance
Current Public Company Directorships: None
Prior Public Company Directorships (within last five years): None
Current Non-Public Company Board or Other Service: Commonweal Conservancy (Chair)

Matt Gallagher Director since: 2021 Age: 38 Independent: Yes	Mr. Gallagher joined the Board in connection with Pioneer's acquisition of Parsley. He is currently serving as President of Greenlake Energy Ventures, L.L.C. and an Operating Partner at NGP Energy Capital Management, L.L.C. Prior to joining Pioneer's Board, Mr. Gallagher served as Parsley's President and Chief Executive Officer since January 2019. Mr. Gallagher previously served as Parsley's President and Chief Operating Officer from January 2017 until October 2018 and as Parsley's President from October 2018 until January 2019, when pursuant to Parsley's succession plan, he was appointed President and Chief Executive Officer. Mr. Gallagher also served as a director of Parsley from January 2018 until Pioneer's acquisition of Parsley. Prior to being named Parsley's President, Mr. Gallagher served in a number of roles at Parsley since joining that company in 2010, including as Vice President—Chief Operating Officer from May 2014 through January 2017 and Vice President—Engineering and Geoscience from December 2013 to April 2014. Prior to joining Parsley, Mr. Gallagher worked in a number of positions at Pioneer from 2005 to 2010, including a variety of engineering roles with Pioneer.
Selected Experiences, Qualifications, Attributes and Skills: Mr. Gallagher's extensive experience in various roles with energy companies, including more than six years in a Chief Operating or Chief Executive role, brings to the Board significant senior executive experience and experience in and knowledge of the E&P industry and its operations and related technology matters, as well as experience in HSE matters and human resources.
Education:
Bachelor of Science in Petroleum Engineering, the Colorado School of Mines
Pioneer Committees: Health, Safety and Environment
Current Public Company Directorships: Chesapeake Energy Corporation
Prior Public Company Directorships (within last five years): Parsley Energy, Inc.
Current Non-Public Company Board or Other Service: None

Phillip A. Gobe Director since: 2014 Age: 68 Independent: No	Mr. Gobe has served as the Chairman of the Board of Directors of ProPetro Holding Corp. ("ProPetro") since July 2019. He was appointed as ProPetro's chief executive officer in March 2020, and before that served as ProPetro’s Executive Chairman from October 2019 to March 2020. He had served as Chief Operating Officer of Energy Partners, Ltd. from December 2004, and President from May 2005 until his retirement in September 2007. Mr. Gobe also served as a director of
Energy Partners, Ltd. from November 2005 until May 2008. Prior to that, Mr. Gobe had served as Chief Operating Officer of Nuevo Energy Company from February 2001 until its acquisition by Plains Exploration & Production Company in May 2004, and prior to that time, he held numerous operations and human resources positions with Vastar Resources, Inc. and Atlantic Richfield Company ("ARCO") and its subsidiaries.
Selected Experiences, Qualifications, Attributes and Skills: Mr. Gobe's extensive experience in various roles with energy companies, including a major international energy company, which included more than nine years in a Chief Operating role, brings to the Board significant senior executive experience and experience in and knowledge of the E&P industry and its operations and related technology matters, as well as experience in commercial transactions, HSE matters and human resources.
Education:
Bachelor of Arts, the University of Texas
Master of Business Administration, the University of Louisiana in Lafayette
Pioneer Committees: Health, Safety and Environment (Chair)
Current Public Company Directorships: ProPetro Holding Corp.
Prior Public Company Directorships (within last five years): None
Current Non-Public Company Board or Other Service: Pantheon Resources plc

Larry R. Grillot Director since: 2013 Age: 74 Independent: Yes
Dr. Grillot served as the dean of the Mewbourne College of Earth and Energy at the University of Oklahoma from 2006 until his retirement from the university in June 2015. Prior to his role at the University of Oklahoma, from 1973 until his retirement in 2003, Dr. Grillot worked for Phillips Petroleum Company in a variety of technical and managerial positions in exploration and production, including Manager of E&P Technology and Services, Upstream Technology and Project Development,

Manager of International Exploration, President and Region Manager for Phillips Petroleum Canada Limited and Manager of E&P Planning. Dr. Grillot is a member of the American Association of Petroleum Geologists, the American Geophysical Union, the Society of Exploration Geophysicists and the Society of Petroleum Engineers.

Selected Experiences, Qualifications, Attributes and Skills: Dr. Grillot's significant experience in technical and executive positions in the E&P industry, as well as his doctorate degree in Geological Sciences and former role as a college dean, brings to the Board a depth of knowledge and experience in geology and other technological areas important to the Company, as well as operational experience in the E&P industry, domestically and internationally. In addition, Dr. Grillot brings to the Board knowledge of operating in environmentally sensitive areas through his experience with Phillips Petroleum Company overseeing international exploration activities, including seismic data.

Education:
Bachelor of Science in Physics, Mississippi State University
Master of Science in Geological Sciences, Brown University
Ph.D. in Geological Sciences, Brown University
Pioneer Committees: Audit; Health, Safety and Environment
Current Public Company Directorships: None
Prior Public Company Directorships (within last five years): None
Current Non-Public Company Board or Other Service: None

Stacy P. Methvin Director since: 2013 Age: 64 Independent: Yes
Ms. Methvin was Vice President, Refining Margin Optimization of Shell Oil Company ("Shell") from 2011 until her retirement in 2012, and from 2009 until 2010, she was Vice President, Global Distribution of Shell. Ms. Methvin also held various other operational and management roles in the upstream, downstream and chemical businesses during her tenure at Shell and its subsidiaries that began in 1979, including President, Shell Louisiana E&P Company, President, Shell Deer

Park Refining Company, President, Shell Pipeline Company LP, President, Shell Chemical LP, and Vice President, Strategy and Portfolio for the downstream business.
Selected Experiences, Qualifications, Attributes and Skills: With more than 15 years of senior executive service in operational and management roles in the upstream, downstream and chemical business segments of a major international energy company, Ms. Methvin brings to the Board significant senior executive experience, experience in and knowledge of the E&P industry and its operations, strategic planning and risk management, HSE matters, marketing transactions, international operations, regulatory compliance and human resources.
Education:
Bachelor of Arts in Geological and Geophysical Sciences, Princeton University
Pioneer Committees: Compensation (Chair); Health, Safety and Environment
Current Public Company Directorships: Magellan Midstream Partners, L.P.
Prior Public Company Directorships (within last five years): None
Current Non-Public Company Board or Other Service: Marquard & Bahls AG (Vice Chair);
xF Technologies Inc.; Louisiana Governor's Advisory Commission on Coastal Protection, Restoration and Conservation; Memorial Hermann Healthcare System; The Houston Zoo (Chair)

Royce W. Mitchell Director since: 2014 Age: 66 Independent: Yes
Mr. Mitchell has been an executive consultant, focusing on advising management teams and board audit committees of E&P companies, since January 2005, except for the period from April 2008 through December 2008 when he served as Chief Financial Officer of Frac Tech Services, Ltd. Mr. Mitchell served as Executive Vice President, Chief Financial Officer and Chief Accounting Officer of Key Energy Services, Inc. from January 2002 to January 2005.

Before joining Key Energy Services, Inc., he was a partner with KPMG LLP from April 1986 through December 2001 specializing in the oil and gas industry.
Selected Experiences, Qualifications, Attributes and Skills: With more than 25 years with a major accounting firm, including 15 years as a partner, and significant experience as a chief financial officer and consultant for energy companies, Mr. Mitchell brings to the Board extensive experience and knowledge in accounting, corporate finance, mergers and acquisitions, risk management and commercial transactions, including significant experience in the E&P industry. Mr. Mitchell has been determined by the Board to meet the SEC's definition of audit committee financial expert.
Education:
Bachelor of Business Administration, Texas Tech University
Pioneer Committees: Audit (Chair); Health, Safety and Environment
Current Public Company Directorships: None
Prior Public Company Directorships (within last five years): ProPetro Holding Corp.
Current Non-Public Company Board or Other Service: None

Frank A. Risch Director since: 2005 Age: 78 Independent: Yes
Mr. Risch retired in 2004 as Vice President and Treasurer (and Principal Financial Officer) of Exxon Mobil Corporation following a 38 year international career in finance, strategic planning and general management with Exxon and its operating affiliates in the U.S. and abroad. In 1990, he began a two year assignment in Dallas as Executive Assistant to the Chairman of the Board and CEO of Exxon Corporation. He became Assistant Controller of the corporation in

1992, Assistant Treasurer in 1994 and Vice President and Treasurer of the corporation on January 1, 1999.
Selected Experiences, Qualifications, Attributes and Skills: Mr. Risch's extensive executive experience as a financial officer at a major international energy company brings to the Board extensive senior executive experience, and extensive knowledge and experience in accounting, finance, capital markets, strategic planning, risk management, mergers and acquisitions and commercial transactions. Mr. Risch has been determined by the Board to meet the SEC's definition of audit committee financial expert.
Education:
Bachelor of Science in Business Administration, Pennsylvania State University
Master of Science in Industrial Administration, Carnegie Mellon University
Pioneer Committees: Audit; Nominating and Corporate Governance
Current Public Company Directorships: None
Prior Public Company Directorships (within last five years): None
Current Non-Public Company Board or Other Service: Carnegie Mellon University Tepper School of
Business, Business Board of Advisors (Emeritus Member); Financial Executives International; The Dallas Theater Center (Life Trustee); The Dallas Holocaust and Human Rights Museum (Immediate Past Board Chair); HIAS International; Dallas CASA (Court Appointed Special Advocates) (Emeritus Director)

Scott D. Sheffield Director since: 1997 Age: 68 Independent: No
Mr. Sheffield was appointed the Company's Chief Executive Officer in February 2019 and also served as the Company's President from February 2019 through December 2020. He served as Chairman of the Board of the Company from 1999 through February 2019. Previously, he had served as Chief Executive Officer of the Company from 1997 through December 31, 2016, and then as the Executive Chairman until December 31, 2017, when he retired as an executive and officer of the Company.

Mr. Sheffield was the Chairman of the Board of Directors and Chief Executive Officer of Parker & Parsley Petroleum Company, a predecessor of the Company (together with its predecessor companies, "Parker & Parsley"), from January 1989 until Pioneer was formed in August 1997. Mr. Sheffield joined Parker & Parsley as a petroleum engineer in 1979, was promoted to Vice President - Engineering in September 1981, was elected President and a Director in April 1985, and became Parker & Parsley's Chairman of the Board and Chief Executive Officer on January 19, 1989. Before joining Parker & Parsley, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company. Mr. Sheffield's severance agreement provides that his failure to be re-elected constitutes "good reason" under his severance agreement whether or not his resignation is accepted by the Board, which would entitle him to terminate his employment and receive the benefits described in the section below entitled "Executive Compensation Tables - Potential Payments upon Termination or Change in Control."
Selected Experiences, Qualifications, Attributes and Skills: Mr. Sheffield's more than 25 years' experience as CEO of the Company or its predecessor, and his extensive experience in petroleum engineering, brings to the Board extensive senior executive experience, experience in and knowledge of the E&P industry, its operations and related technology matters, corporate finance, capital markets and mergers and acquisitions, strategic planning, marketing and hedging transactions, international business matters, governmental and regulatory matters and human resources. In addition, his service on the Advisory Board of the Center for Global Energy Policy at Columbia University, which conducts research and convenes policy experts and industry leaders on a range of energy-relevant matters, brings to the Board knowledge of and insight into environmental policy and renewable energy matters.
Education:
Bachelor of Science in Petroleum Engineering, the University of Texas
Pioneer Committees: None
Current Public Company Directorships: The Williams Companies, Inc.
Prior Public Company Directorships (within last five years): None
Current Non-Public Company Board or Other Service: The Center for Global Energy Policy at
Columbia University Advisory Board; CSL Capital Management, LLC

J. Kenneth Thompson Director since: 2011 Age: 69 Independent: Yes
Mr. Thompson has served as the Board's independent Chairman since February 2019, and prior to that time, had served as Lead Independent Director since May 2015. Mr. Thompson has served as the President and Chief Executive Officer of Pacific Star Energy LLC, a privately held firm that is a passive holder of oil lease royalties in Alaska, since September 2000. He served as Managing Director of Alaska Venture Capital Group LLC, a privately held oil and gas exploration company in which Pacific Star Energy LLC owns an interest, from December 2004 to December 2012. Mr. Thompson's experience includes serving as Executive Vice President of ARCO's Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China and Singapore from 1998 to 2000, and President and Chief Executive Officer of ARCO Alaska, Inc., the parent company's oil and gas producing subsidiary based in Anchorage, from June 1994 to January 1998. He also served in various technical and management roles at ARCO from 1974 to 1998, including as executive head of ARCO's oil and gas research and technology center from 1993 to 1994, which included research and technology application in various geoscience disciplines, engineering technologies and environmental sciences. When head of ARCO's Research & Technology Center, he also had oversight of the Information Technology department, the computing center and IT security.

Selected Experiences, Qualifications, Attributes and Skills: Mr. Thompson's extensive experience as a CEO of an oil and gas exploration company and as a senior executive in operational and technical roles with a major international energy company brings to the Board significant senior executive experience, experience in and knowledge of the E&P industry and its operations, technology and research and development, strategic planning and risk management, HSE matters, international operations, and human resources. In addition, his experience as executive head of ARCO's oil and gas environmental research and technology initiatives and Chair of the environmental, health, safety and social responsibility committee of Coeur Mining, Inc. brings to the Board significant knowledge of and insight into environmental matters. In 2019, Mr. Thompson was selected as one of the 100 most influential corporate directors by the National Association of Corporate Directors.
Education:
Bachelor of Science degree in Petroleum Engineering, Missouri University of Science & Technology
Pioneer Committees: Compensation; Nominating and Corporate Governance
Current Public Company Directorships: Alaska Air Group, Inc.; Coeur Mining, Inc. (Chair of the environmental, health, safety and social responsibility committee); Tetra Tech, Inc. (Presiding Director and Chair of the compensation committee)
Prior Public Company Directorships (within last five years): None
Current Non-Public Company Board or Other Service: CDF Capital (Chair)

Phoebe A. Wood Director since: 2013 Age: 68 Independent: Yes
Ms. Wood has been a principal at CompaniesWood, a consulting firm specializing in advising and investing in early stage investments, since 2008. She was Executive Vice President and Chief Financial Officer of Brown-Forman Corporation, a diversified consumer products manufacturer, from 2001 to 2006, and Vice Chairman and Chief Financial Officer from 2006 to 2008, where she was responsible for the financial operations of the company, including corporate development, controllership, treasury, investor relations, tax, information technology and internal audit. Prior to Brown-Forman Corporation, Ms. Wood was Vice President, Chief Financial Officer and a Director of Propel Corporation (a subsidiary of Motorola) from 2000 to 2001. Previously, Ms. Wood served in various capacities during her tenure at ARCO from 1976 to 2000, including as divisional CFO in Alaska and England.
Selected Experiences, Qualifications, Attributes and Skills: Ms. Wood's extensive senior executive experience as a financial officer in diverse industries, including a major international energy company, and Chair of the audit committees of two other public companies, bring to the Board extensive senior executive experience, and deep knowledge and experience in accounting, finance, capital markets, strategic planning, risk management, corporate governance, mergers and acquisitions and commercial transactions. In 2018, Ms. Wood was selected as one of the 100 most influential corporate directors by the National Association of Corporate Directors.
Education:
A.B. degree, Smith College
Master of Business Administration, the University of California Los Angeles
Pioneer Committees: Compensation; Nominating and Corporate Governance (Chair)
Current Public Company Directorships: Invesco Ltd. (Chair of the audit committee); Leggett & Platt, Incorporated (Chair of the audit committee); PPL Corporation (Chair of the governance and nominating committee)
Prior Public Company Directorships (within last five years): Coca-Cola Enterprises Inc.
Current Non-Public Company Board or Other Service: The Gheens Foundation Board of Trustees (Chair of the investment committee); American Printing House for the Blind Board of Trustees (Chair)

Michael D. Wortley Director since: 2015 Age: 73 Independent: Yes
Mr. Wortley has served as the Chief Legal Officer for Reata Pharmaceuticals, Inc., a clinical-stage biopharmaceutical company, since 2015. He has practiced corporate law for over 40 years, focusing primarily on corporate governance matters, acquisitions and divestitures, public and private financings and securities law matters, including over 25 years in management positions. Mr. Wortley was a partner in the Dallas, Texas, office of Vinson & Elkins L.L.P. from 1995 to 2014 and served in various leadership capacities, including Chief Operating Partner of the firm and Managing Partner of the Dallas office. Prior to joining Vinson & Elkins L.L.P., he was an attorney with Johnson & Wortley, P.C. (which prior to 1993 was known as Johnson & Swanson or Johnson & Gibbs) from 1978 to 1995 and served in various leadership capacities, including President and Chairman of the Board.
Selected Experiences, Qualifications, Attributes and Skills: Mr. Wortley's more than 40 years as a corporate attorney advising boards of directors and management teams on a wide variety of legal and strategic matters, both as a senior partner with large law firms and an executive with another public company, bring to the Board extensive experience and knowledge of legal and regulatory matters, corporate governance, finance, capital markets, mergers and acquisitions and commercial transactions, strategic planning, risk management, and HSE and international matters.
Education:
Bachelor of Arts, Southern Methodist University
Juris Doctorate, Southern Methodist University
Master's in Regional Planning, the University of North Carolina at Chapel Hill
Pioneer Committees: Audit; Nominating and Corporate Governance
Current Public Company Directorships: None
Prior Public Company Directorships (within last five years): None
Current Non-Public Company Board or Other Service: None

Board Composition; the Directors' Experiences, Qualifications, Attributes and Skills; Rooney Rule
The Board endeavors to achieve an overall balance of backgrounds and diversity of experience at policy-making levels with a complementary mix of skills and professional experience in areas relevant to the Company's business and strategy, while also ensuring that the size of the Board is appropriate to function effectively and efficiently. Accordingly, the Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board's overall composition and the Company's current and future needs.
In considering whether an incumbent director should be nominated for reelection, the Board considers the results of its self-evaluation process. See "Corporate Governance - Director Refreshment and Self-Evaluation Process" below for more detail about this process. In identifying potential director candidates for addition to the Board, the Nominating and Corporate Governance Committee will rely on any source available for the identification and recommendation of candidates, including its directors, officers and stockholders. In the event that the Nominating and Corporate Governance Committee determines to recruit candidates from outside Pioneer as potential nominees to join the Pioneer board, the committee will use its best efforts to include, and will instruct any third-party search firm the committee engages to assist it in seeking candidates for the Pioneer Board to include, qualified candidates with a diversity of gender and race/ethnicity in the initial pool from which the committee selects director candidates.
As set out in the Company's Corporate Governance Guidelines, all directors are expected to possess the highest personal values and integrity; exhibit sound judgment, intelligence, personal character, and the ability to make independent analytical inquiries; be willing to devote adequate time to Board duties; strive for a collegial atmosphere showing mutual respect for all Directors and opinions; and be able to serve on the Board for a sustained period.
The table below summarizes certain key qualifications, skills and attributes that each director brings to the Board. The lack of a mark for a particular item does not mean the director does not possess that qualification or skill. However, a mark indicates a specific area of focus or expertise that the director brings to the Board. More details on each director's qualifications, skills and attributes are included in the director biographies on the previous pages.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duties to stockholders. The Company's Corporate Governance Guidelines cover the following principal subjects:
•Role and functions of the Board
•Qualifications and independence of directors
•Size of the Board and director selection process
•Committee functions and independence of committee members
•Meetings of non-employee directors
•Self-evaluation of the Board and its committees
•Ethics and conflicts of interest (a copy of the current "Code of Business Conduct and Ethics" is posted on the Company's website at www.pxd.com/culture/governance)
•Contacting the Board (including the Board's non-management or independent directors as a group), including reporting of concerns about the Company's accounting, internal controls or auditing matters
•Compensation of the Board and stock ownership requirements
•Succession planning and annual compensation review of senior management
•Directors' access to senior management and to independent advisors
•New director orientation
•Continuing director education
•Review and approval of related person transactions
The Company's Corporate Governance Guidelines are posted on the Company's website at www.pxd.com/culture/governance. The Corporate Governance Guidelines are reviewed periodically and as necessary by the Company's Nominating and Corporate Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines are presented to the Board for its approval.
Board Leadership Structure
The Company's governing documents allow the roles of Chairman of the Board and CEO to be filled by the same or different individuals. This approach allows the Board flexibility to determine whether the two roles should be separate or combined based upon the Company's needs from time to time.
In February 2019, the Board appointed J. Kenneth Thompson, an independent member of the Board, to serve as Chairman of the Board concurrently with the appointment of Scott D. Sheffield to serve as the Company's President and Chief Executive Officer. Prior to his appointment to Board Chair, Mr. Thompson had served as the Lead Director of the Board since May 2015, and has served as a member of the Board since 2011. The Board believes that Mr. Thompson's tenure as a director with the Company provides him deep knowledge of the Company, its history and its business, making him well suited to ensure that critical business issues are brought before the Board. In addition, the Board believes that Mr. Thompson's service as an independent director of a number of other boards provides him invaluable insight and exposure to many of the major issues Pioneer faces as a publicly-traded company.
As the Board's independent Chairman, Mr. Thompson's duties include approving the agenda and meeting schedules for each meeting of the Board, in consultation with the CEO and the Corporate Secretary and taking into account suggestions of other directors, and presiding at meetings of the Board. All directors are encouraged to suggest the inclusion of agenda items and meeting materials, and any director is free to raise at any Board meeting items that are not on the agenda for that meeting. In addition, the Board's non-employee directors regularly meet in executive session without the presence of any members of management, and, in accordance with the Company's Corporate Governance Guidelines, the Board will hold at least one executive session with independent directors each year. Mr. Thompson presides at these executive sessions, following which he provides guidance and feedback to the Company's management team.
The Board regularly considers its leadership structure to ensure that the structure is appropriate in light of the needs of the Company's business, and the Board is open to different structures as circumstances may warrant. At the present time, the Board believes that the current arrangement of having Mr. Thompson, an independent director, serve as Chairman, best serves the interests of the Company and its stockholders.
CEO and Senior Management Succession Planning
The Board recognizes that management succession planning is a fundamental and ongoing part of its responsibilities. The full Board is responsible for overseeing CEO succession planning, and regularly reviews potential internal senior management candidates with the CEO and the Company's Vice President, Human Resources, including the qualifications, experience, and development plans for these individuals. In addition, the Compensation Committee regularly reviews potential successors to other senior officers within the organization with the CEO and the Company's Vice President, Human Resources, including their qualifications, experience, and development plans. Directors engage with potential CEO and senior management successors at Board and committee meetings and in less formal settings to allow directors to personally assess candidates. Effective January 1, 2021, Pioneer appointed Richard P. Dealy, then serving as the Company's Executive Vice President and Chief Financial Officer, as the Company's President and Chief Operating Officer, and named Mr. Sheffield, then President and Chief Executive Officer, as Chief Executive Officer.
Director Independence
Assessment Process. Each year, the Board, with the assistance of the Nominating and Corporate Governance Committee, assesses the independence of the Company's directors. In making this assessment, the committee and the Board use the independence standards of the NYSE corporate governance rules for determining whether directors are independent, and additionally consider the rules of the SEC and the NYSE in determining independence for Audit Committee and Compensation Committee members. A director cannot be considered independent unless the Board affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE and SEC. In addition, the Nominating and Corporate Governance Committee and the Board consider the tenure of each director and whether a long period of service could affect his or her objectivity and independence from management.
Independence of Pioneer's Directors. The Board has assessed the independence of each director under the independence standards of the NYSE and affirmatively determined that all of the Board's directors other than Messrs. Gobe and Sheffield (Messrs. Alameddine, Buchanan, Gallagher, Mitchell, Risch, Thompson and Wortley, Dr. Grillot and Mses. Methvin and Wood) are independent. In connection with its assessment of the directors' independence, the Board reviewed the facts and circumstances of certain of the directors' roles as independent directors of companies that have a business relationship as a vendor or service provider to the Company in the ordinary course of business.
In each such case, the Board concluded that the director is an independent director because he or she is not an employee or officer of the other party and his or her role at the other company is limited to that of an independent director, and the business between Pioneer and the other company would not impair the director's independence. This was applicable to Ms. Methvin's role as an independent director of the general partner of Magellan Midstream Partners, L.P., which owns interests in pipelines and storage facilities that provide services to the Company, and Mr. Thompson's role as an independent director of Tetra Tech, Inc., an engineering consulting firm that provides services to the Company. With regard to Mr. Gobe, although he is not an employee of the Company and was previously an independent director, under the independence standards of the NYSE, he could no longer be deemed to be independent on the Company's Board upon his appointment as ProPetro's Executive Chairman in October 2019 due to the level of revenues ProPetro derives from Pioneer under the services agreement that the Company and ProPetro negotiated prior to Mr. Gobe's service on the ProPetro board. During 2020, Andrew F. Cates and Mona K. Sutphen resigned from the Board. The Board had assessed their independence under the independence standards of the NYSE and determined that each was independent.

Audit Committee. In connection with its assessment of the independence of each non-employee director, the Board also determined that each member of the Audit Committee meets the additional independence standards of the NYSE and SEC applicable to members of the Audit Committee. Those standards require that the director not be an affiliate of the Company and that the director not receive from the Company, directly or indirectly, any consulting, advisory or other compensatory fees except for fees for services as a director.
Compensation Committee. In connection with its independence assessment, the Board also determined that each member of the Compensation Committee meets the additional independence standards of the NYSE and SEC applicable to members of the Compensation Committee. Those standards require that the Board consider all factors specifically relevant to determining whether a director has a relationship to the Company that is material to his or her ability to be independent from management of the Company in connection with the duties of a member of the Compensation Committee, including the source of his or her compensation and whether he or she is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.
Director Refreshment and Self-Evaluation Process
The Board does not currently believe that it is appropriate to impose either arbitrary term limits on directors' service or a mandatory retirement age. Directors who have served on the Board for an extended period of time provide valuable insight based on their experience with and understanding of the Company's mission, strategies and objectives and the challenges faced by the Company in the oil and gas industry, particularly given the industry's cyclical nature. In assessing the composition of the Board, the Board and its Nominating and Corporate Governance Committee strive to achieve an overall balance of backgrounds and diversity of experience at policy-making levels with a complementary mix of skills and professional experience in areas relevant to the Company's business, while also ensuring that the size of the Board is appropriate to function effectively and efficiently.
Self-Evaluation Process and Board Composition. Each year the Board undergoes a self-evaluation process. The most recent process was led by Mr. Thompson, the Board's independent Chairman, and Ms. Wood, the Chair of the Nominating and Corporate Governance Committee. As part of the annual board self-evaluation, Mr. Thompson and Ms. Wood confer with each director individually to discuss his or her views on a wide range of issues concerning the Board, including:
•whether the Board is effective in its role of overseeing and monitoring the Company's long-term strategy, with the right focus on strategic and significant issues;
•the effectiveness of the Board in identifying and discussing with management key material risks, and challenging management's assumptions;
•whether the Board has the right processes in place to evaluate the performance of the Company and the CEO, including against agreed goals;
•whether the Board has a culture that is effective in eliciting open, candid and honest discussion of all issues and constructive interaction among the Board members, as well as with management, and whether all directors are active participants;
•the effectiveness of the Board's meeting time, and the timeliness and adequacy of the materials and presentations by management needed for the Board to understand, monitor and make informed decisions on strategic issues;
•whether the Board has the correct processes for continuing education and on-boarding of new directors; and
•whether the Board has the right number of members and the right mix of backgrounds, skills and experience.
Following these individual discussions, Mr. Thompson and Ms. Wood summarize and review the results of the feedback received with all directors, and the Board discusses areas for potential improvement. Through this annual process, over time, the Board has made several changes to how it operates based on the results of these self-evaluations, including the rotation of committee leadership and service, additional opportunities for director interaction with management succession candidates, increased frequency of reviews of key risks and better prioritization of meeting time.

In addition, as part of the process, the Board reviews its skills and qualifications matrix to ensure that the Board maintains an appropriate balance of knowledge and experience in light of the Company's strategy and the long-term interests of stockholders. The Board believes that, collectively, its current members bring to the Board, through a variety of backgrounds and experiences, including through education, technical expertise, direct hands-on experience and managerial roles, a diverse range of skills and experience in relevant areas that contribute to overall effective leadership and exercise of oversight responsibilities by the Board.
Refreshment. Over time, the Board refreshes its membership through a combination of adding or replacing directors to achieve the appropriate balance between maintaining longer-term directors with deep institutional knowledge of the Company and adding directors who bring a diversity of perspectives and experience. For example, following the Annual Meeting of Stockholders in 2012, the Board was composed of 11 directors, ten of whom were independent. Since that meeting:
•Seven of the ten independent directors who were serving on the Board as of the 2012 Annual Meeting have retired or resigned.
•Nine of the Board's current 12 directors have been named to the Board, all of whom are non-employee directors and seven of whom are independent.
•Leadership of the Board and the composition of its committees have been refreshed:
▪The Chairman of the Board and the chairs of all four of the main standing committees have changed.
▪Three of the new independent directors serve on the Audit Committee, three serve on the Compensation Committee, and three serve on the Nominating and Corporate Governance Committee.
▪A standing Health, Safety and Environment Committee and Sustainability Reporting Committee have been established.
•The new directors have bolstered the Board's diversity, experience and knowledge in the areas of oil and gas engineering and operations, geology, the midstream and downstream segments of the energy industry, environmental policy, regulatory matters, safety, accounting, law and corporate governance.
If all of the nominees are elected to the Board, following the Annual Meeting, five of the 11 non-employee directors will have tenures of seven years or less and the average tenure of the non-employee directors will be eight years. The Board believes that, collectively, the directors offer a diverse range of backgrounds that contribute to the overall effectiveness of the Board:

Engagement with Stockholders
Pioneer regularly engages with its stockholders and other stakeholders and solicits feedback on its corporate governance, sustainability and environmental programs and other important issues, including executive compensation. The Company's practice is to regularly reach out to its largest stockholders, generally twice per year. Initial stockholder outreach occurs prior to the annual meeting to discuss any concerns stockholders may have, but particularly relating to matters to be voted on at the meeting. Following the annual meeting, additional stockholder outreach occurs to review a wider range of topics of concern, including strategic priorities, sustainability and environmental issues, corporate governance and executive compensation. Frequently, one or more independent directors, including the independent Chairman, participate along with members of senior management. As part of this engagement process, during 2020 and through the date of this Proxy Statement, Pioneer reached out to stockholders holding in the aggregate more than 45 percent of the Company's outstanding shares. In addition to the Company's typical engagement process, in the summer of 2020, Mr. Sheffield, with other members of senior management, conducted a series of meetings with a number of the Company's largest stockholders to solicit feedback on certain issues that were receiving increased focus impacting companies in the E&P industry, including the most effective methods of returning capital to stockholders and how to appropriately structure executive compensation to incentivize management to focus on corporate returns and other key financial measures. In the course of this process, they met with eight institutions holding in the aggregate approximately 15 percent of the Company's outstanding shares.
These discussions were in addition to the dozens of meetings and discussions management and investor relations personnel held with stockholders throughout the year.
Feedback from this engagement process covered a variety of topics, including strategy, risk management, executive compensation, sustainability and diversity. The concerns expressed by the Company's stockholders in these discussions were collected, reviewed and shared with the full Board.
Pioneer's engagement process has led to a number of actions during recent years, including:
•Strategy - The Company announced its long-term investment framework, prioritizing free cash flow generation and return of capital to stockholders, inclusive of a strong and growing base dividend, a variable dividend and oil production growth of approximately five percent, assuming the Company's leverage metrics remain low.
•Executive Compensation - The Company made the following changes to its executive compensation program:
▪revised its annual cash bonus incentive program to increase the executive annual incentive compensation weighting for HSE and ESG metrics from ten percent to 20 percent, included goals for cash return on capital invested ("CROCI") along with return on capital employed, and removed goals for production and reserves growth;
▪changed the mix of equity awards, increasing the allocation of the target value of the portion of the NEOs' equity awards granted in performance units from 50 percent to 100 percent for the CEO and from 50 percent to 60 percent for the other NEOs, and for the 2021 long-term incentive program, the Compensation Committee approved the addition of the S&P 500 index into the TSR peer group for performance unit awards; and
▪changed equity awards for executive officers to a "double trigger" in the event of a change in control.
•Proxy access - The Board implemented proxy access, allowing a stockholder or group of up to 20 stockholders owning in the aggregate three percent or more of the outstanding common stock continuously for at least three years to nominate and include in the Company's proxy materials director nominees constituting up to 20 percent of the number of directors in office or two nominees, whichever is greater, subject to meeting the requirements set forth in the Bylaws.
•Diversity - The Board enhanced its diversity through the appointment of three highly qualified women directors with significant and varied areas of experience (one of whom resigned in November 2020).
•Governance - The Board acted to declassify the Board, so that directors are elected annually, and adopted majority voting for directors.
•Disclosure - The Company enhanced its public disclosures, in its SEC filings and on its website, including:
▪disclosures of air emissions targets, air emissions and health and safety metrics, diversity and inclusion initiatives, diversity metrics of the Company's workforce, community engagement, and Board diversity and governance (the 2020 Sustainability Report is available for download and printing at the Company's website);
▪enhanced disclosures in its annual Proxy Statement regarding the qualifications and skills of each director nominee in response to recent corporate governance initiatives;
▪political contributions; and
▪the governance practices of the Audit Committee.
Commitment to Sustainability
Sustainability Practices. The Board and senior management of the Company understand that in order to continue to provide value to the Company's stockholders, Pioneer must remain focused on its social license to operate and committed to ESG issues. To that end, the Company and its employees strive to ensure that Pioneer's operations are performed safely and with respect for the environment, that employees are provided with the resources they need to be collaborative and successful in their careers, and that the communities in which the Company operates share in the opportunities created by its investments.
In the environmental area, the Company has made managing air emissions from operations a priority. Pioneer recently announced that it has adopted targets to reduce GHG and methane emission intensities from the Company's operations, including a 25 percent reduction in GHG intensity and 40 percent reduction in methane intensity by 2030, inclusive of Parsley's assets. The Company's emission intensity reduction targets are aligned with the TCFD criteria for target setting. In addition, Pioneer has continued its leadership role in minimizing flaring in the Permian Basin. The Company recently announced a goal to limit its flaring intensity to less than one percent of natural gas produced, with a plan to incorporate Parsley's assets into this target by 2022. Pioneer is also nearing completion of a unique water infrastructure project where Pioneer invested in upgrading the City of Midland's wastewater treatment plant and in return will receive non-potable water from the City of Midland. This source of treated municipal wastewater will displace freshwater used in the Company's operations and represents a significant milestone in Pioneer's ongoing freshwater reduction strategy.
With regard to safety and the Company's employees, Pioneer's goal is to send its workforce home safe every day. Pioneer's dedication to protecting employees' health and safety working in and around Company facilities and operating areas is supported by enforcing standards, corporate policies, and responsible and ethical procedures. In 2020, Pioneer implemented the next generation of the Company's In-Vehicle Monitoring System to improve driver safety, optimize maintenance, monitor vehicle health, automate mileage reporting and record fuel use. The National Safety Council and the Texas Department of Transportation have, for the third year in a row, honored Pioneer with the Texas Employer Traffic Safety Award.
As to social matters, Pioneer remains committed to diversity and inclusion. Providing growth opportunities and career potential for women, people of diverse racial and ethnic backgrounds, and members of the lesbian, gay, bisexual, transgender and queer (LGBTQ) community is a priority at Pioneer. Pioneer included sexual orientation and gender identity in its anti-harassment and nondiscrimination labor practices ahead of the 2020 U.S. Supreme Court ruling that upheld those protections within the Civil Rights Act of 1964. The Company has also signed the Business Coalition for the Equality Act which, if passed, would extend these federal protections to other areas such as fair housing and credit. The coalition is a group of U.S. employers that support the Equality Act, federal legislation that would provide the same basic protections to those who identify as LGBTQ as are provided to other protected groups under federal law. In addition, in 2020, Pioneer adopted a formal Human Rights Policy and Commitment, acknowledging standards developed by the United Nations and the International Labour Organization.
Board Oversight. As part of the Company's commitment, the Board is actively engaged in overseeing the Company's sustainability practices. For example, the Board regularly considers the potential impacts of climate change policy and growing alternative energy sources on global fossil fuel demand and Pioneer's long-term business prospects. As part of the Company's strategic planning process, management periodically prepares and reviews with the Board long-term scenarios under varying assumptions to stress test the Company's business outlook in the face of these risks.

In addition, the Board's committees have oversight responsibilities related to various aspects of corporate sustainability, as described in more detail below in the section below entitled "The Board, its Committees and its Compensation - Meetings and Committees of the Board."
Policies Restricting Transactions to Hedge the Market Value of the Company's Common Stock; Prohibited Equity Transactions
The Company has adopted policies with respect to the purchase of financial instruments or the engaging in transactions that hedge or offset a decrease in the market value of Company equity securities by directors, officers, employees, or certain of their designees. Under these policies, directors, officers and employees of the Company and their designees are prohibited from engaging in short sales of any Company securities and from purchasing financial instruments that hedge or offset or are designed to hedge or offset a decrease in the market value of the Company's securities (other than instruments granted under the Company's equity-based compensation plans that could be considered derivative securities, such as stock options and restricted stock units ("RSUs")). Prohibited transactions include those involving option contracts, warrants, stock appreciation rights, straddles, collars, puts or calls, prepaid variable forward contracts, equity swaps, collars and exchange funds and other derivative securities involving Company equity securities, and the policies' restrictions also apply to the spouse and household members of directors, officers and employees.
The Company's policies also prohibit directors and officers, as well as employees who are included in the group whose trading in Pioneer securities is prohibited without permission, from pledging Company securities as collateral for a loan or holding Company securities in a margin account without advance approval from the Board. Further, the Company's policies require directors and executive officers to obtain authorization from the Board before entering into a trading plan that, under the SEC's Rule 10b5-1, would permit the sale of the Company's stock, including at times when the director or executive officer is in the possession of material nonpublic information.
Procedure for Directly Contacting the Board and Whistleblower Policy
Any stockholder or other interested party may directly contact the Board (including the Board's non-management or independent directors as a group) by phone, email or in writing by following the procedures published on the Company's website at www.pxd.com/culture/governance. Communications are received and processed by the Company's Corporate Secretary's Office and, as appropriate, forwarded to the Chairman, the Board's designated committee(s) or appropriate committee Chair, or other member(s) of the Board. Complaints or concerns, including those relating to the Company's accounting, internal controls or auditing matters, may also be submitted anonymously or confidentially through Pioneer's Compliance Line by calling the number published on the Company's website at www.pxd.com/about/governance, although the Company may be obligated by law to disclose the information or identity of the person (if known) providing the information in connection with government or private legal actions and in some other circumstances. The Company's policy is not to take any adverse action, and to not tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, Company policy or the Code of Business Conduct and Ethics.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION
Meetings and Committees of the Board
The Board. Under the Company's Corporate Governance Guidelines, the Board provides oversight of management in conducting the business of the Company and monitors the Company's strategic direction for the long-term interests of stockholders. Directors are expected to devote sufficient time to carrying out their duties and responsibilities effectively and to attend all scheduled meetings of the Board and of the committees on which they serve. During 2020, the Board held 21 meetings, which in many cases included executive sessions of only the nonmanagement directors as well as executive sessions of only independent directors. Each of the directors attended more than 75 percent of the meetings of the Board and the committees on which he or she served during 2020.
The Board has established four main standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Health, Safety and Environment Committee. The Board has also formed a Sustainability Reporting Committee to assist the Board in its oversight of the Company's preparation of its annual sustainability report and other significant disclosures regarding ESG matters that are not otherwise overseen by the Health, Safety and Environment Committee, and a Reserves Committee to assist the Board in its oversight of the Company's reporting of proved reserves. The foregoing two committees meet on an ad hoc basis as necessary to carry out their specific purposes.
Upon the Nominating and Corporate Governance Committee's recommendations, the Board elects members of the standing committees annually. The table below sets forth the current composition of the Board's four main standing committees and the number of meetings each standing committee held during 2020.

Name	Audit Committee	Compensation Committee	Health, Safety and Environment Committee	Nominating and Corporate Governance Committee
Director:
A.R. Alameddine		✓		✓
Edison C. Buchanan		✓		✓
Matt Gallagher			✓
Phillip A. Gobe			✓(Chair)
Larry R. Grillot	✓		✓
Stacy P. Methvin		✓(Chair)	✓
Royce W. Mitchell	✓ (Chair)		✓
Frank A. Risch	✓			✓
J. Kenneth Thompson		✓		✓
Phoebe A. Wood		✓		✓(Chair)
Michael D. Wortley	✓			✓
Meetings in 2020	8	8	4	5
Mr. Sheffield does not serve as a member of any of the Board's standing committees.

Audit Committee. The Audit Committee assists the Board with its responsibilities relating to the oversight of the Company's internal controls, financial statements and the audit process, including among other responsibilities:
•overseeing:
◦the integrity of the Company's financial statements;
◦the Company's accounting, disclosure and financial reporting processes and its accounting policies and practices;
◦the Company's compliance with legal and regulatory requirements;
◦the independent auditor's qualifications and independence;
◦the performance of the Company's internal audit function; and
◦the performance of the Company's systems of internal controls;
•reviewing and appraising the audit efforts of the Company's independent auditors and internal auditors and, where appropriate, replacing the independent auditors or internal auditors;
•reviewing the Company's policies relating to ethics (including the code of ethics applicable to the principal executive officer, principal financial officer and principal accounting officer or controller), business conduct and legal compliance, and the enforcement of those policies;
•discussing with management and the internal auditors policies with respect to risk assessment and risk management, including the Company's cybersecurity risks as they relate to financial risk exposures and the security of the Company's data and information technology systems; and
•providing an open avenue of communication among the independent auditors, financial and senior management, the internal auditors and the Board.
In addition, the Audit Committee has the sole authority and responsibility with respect to the selection, appointment, engagement, compensation, oversight, evaluation, retention and, where appropriate, dismissal of the Company's independent auditors. The Chief Financial Officer and Chief Accounting Officer work with the Audit Committee chair to prepare an agenda for regularly scheduled meetings, but the Audit Committee chair makes the final decision regarding the agenda for regularly scheduled meetings and develops the agenda for special meetings based on the information supplied by the persons requesting the special meeting. As a part of its effort to foster open communications, the Audit Committee Charter provides that the Audit Committee is to meet at least annually with management, the internal auditors and the independent auditors in separate executive sessions. As a matter of practice, the Audit Committee holds these executive sessions throughout the year. In addition, representatives of Ernst & Young LLP, the Company's independent registered public accounting firm, are present at all regularly scheduled quarterly meetings of the Audit Committee. Additional information regarding the functions performed by the Audit Committee and its membership is set forth in the "Audit Committee Report" included herein and also in the Audit Committee Charter that is posted on the Company's website at www.pxd.com/culture/governance.
Financial Literacy of Audit Committee and Designation of Financial Experts. In 2020, the Board evaluated the members of the Audit Committee for financial literacy and the attributes of an audit committee financial expert as defined by the SEC. The Board determined that each of the Audit Committee members is financially literate and that two of the Audit Committee members (Messrs. Mitchell and Risch) meet the SEC's definition of audit committee financial expert.
Compensation Committee. The Compensation Committee assists the Board with its responsibilities relating to executive compensation and leadership development and management succession, including among other responsibilities:
•conducting an annual review of the CEO's performance and discussing the CEO's review of the other executive officers' performance;
•reviewing and approving the compensation of the Company's executive officers, including the individual elements of the total compensation of the CEO;
•overseeing the Company's succession planning for the CEO and other executive officers;
•overseeing the Company's talent development strategies and activities for executive officers as well as other key executives;

•overseeing the Company's strategies, initiatives and programs with respect to Pioneer's culture, talent recruitment, development and retention, employee engagement, and diversity and inclusion;
•monitoring the Company's overall employee compensation and benefits philosophy and strategy;
•overseeing the administration of the Company's employee and executive benefit plans; and
•periodically reviewing and recommending to the full Board total compensation for each non-employee director for services as a member of the Board and its committees.
The Compensation Committee is delegated all authority of the Board as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. Additional information regarding the functions performed by the Compensation Committee is set forth in the "Compensation Discussion and Analysis" included herein and also in the Compensation Committee Charter, which is posted on the Company's website at www.pxd.com/culture/governance.
The Vice President, Human Resources of the Company acts as the management liaison to the Compensation Committee and works with the Compensation Committee chair to prepare an agenda for regularly scheduled meetings. The Compensation Committee chair makes the final decision regarding the agenda for regularly scheduled meetings and develops the agenda for special meetings based on the information supplied by the persons requesting the special meeting. The CEO makes recommendations to the Compensation Committee regarding the compensation of other executive officers and provides information to the Compensation Committee regarding the executive officers' performance; however, the Compensation Committee makes all final decisions regarding the executive officers' compensation.
The Compensation Committee has:
•the sole authority to retain, amend the engagement with, and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or executive officer compensation;
•the sole authority to approve the consultant's fees and other retention terms; and
•full authority to cause the Company to pay the fees and expenses of such consultants.
During 2020, the Compensation Committee engaged the services of Meridian Compensation Partners LLC ("Meridian"). The terms of Meridian's engagement are set forth in an engagement agreement that provides, among other things, that Meridian is engaged by, and reports only to, the Compensation Committee and will perform the compensation advisory services requested by the Compensation Committee. Among the services Meridian performed were apprising the Compensation Committee of compensation-related trends, developments in the marketplace and industry best practices; informing the Compensation Committee of compensation-related regulatory developments; providing peer group survey data to establish compensation ranges for the various elements of executive compensation; providing an evaluation of the competitiveness of the Company's executive compensation and benefits programs; assessing the relationship between executive pay and performance; advising on the design of the Company's incentive compensation programs, including metric selection and target setting and the design and administration of the Company's performance unit award program; advising the Compensation Committee on director compensation; and providing such additional reports and analysis as requested by the Compensation Committee from time to time. Meridian does not provide any services to the Company other than its services to the Compensation Committee. The Compensation Committee has assessed the independence of Meridian pursuant to applicable SEC and NYSE rules and concluded that Meridian's work for the Compensation Committee does not raise any conflict of interest.
Health, Safety and Environment Committee. The Health, Safety and Environment Committee assists the Board in its oversight of the Company's HSE practices, including among other responsibilities:
•providing oversight for the Company's HSE management systems, including processes to ensure compliance with applicable legal and regulatory requirements and monitoring management's efforts in creating a culture of safety and environmental protection practices;
•reviewing and approving the Company's HSE performance goals, including working with management to establish HSE goals and reviewing management's performance against those goals and communicating the committee's evaluation of the Company's HSE performance to the Board's Compensation Committee as appropriate;
•reviewing the Company's management of current and emerging HSE and climate change-related issues, including trends in legislation and proposed regulations affecting the Company;
•reporting to the full Board on HSE matters;
•providing oversight to management regarding the HSE aspects of the Company's sustainable development programs;
•periodically receiving reports from management regarding the Company's corporate security activities undertaken in support of its field safety practices;
•providing oversight for Pioneer's policies with respect to risk assessment and risk management arising out of the Company's HSE practices, including related operational technology cybersecurity risks (for example, field automation and SCADA); and
•periodically visiting Pioneer's operational facilities to observe operations and interact directly with Pioneer employees in the field.
Additional information regarding the functions performed by the Health, Safety and Environment Committee and its membership is set forth in the in the Health, Safety and Environment Committee Charter that is posted on the Company's website at www.pxd.com/culture/governance.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the Board with its responsibilities relating to its composition and corporate governance, including among other responsibilities:
•assisting the Board in identifying, evaluating and monitoring social, governance, political, human rights and public policy trends, issues and concerns and other sustainability and corporate responsibility matters that could affect the Company's business and reputation, including climate change-related risks and opportunities;
•advising the Board about, and developing and recommending to the Board, appropriate corporate governance principles and practices and assisting the Board in implementing those practices;
•overseeing the Company's political spending and lobbying activities and charitable contribution practices;
•reviewing and assessing the adequacy of the Company's Corporate Governance Guidelines, and recommending to the Board any necessary modifications to those guidelines;
•identifying and evaluating nominees for election at the annual meeting of stockholders, as well as for filling vacancies or additions on the Board that may occur between annual meetings;
•recommending committee members and structure;
•reviewing related person transactions that the rules of the SEC require be disclosed in the Company's Proxy Statement, and making a determination regarding the initial authorization or ratification of any such transactions; and
•overseeing the self-evaluation process of the Board.
Additional information regarding the functions performed by the Nominating and Corporate Governance Committee is set forth in the Nominating and Corporate Governance Committee Charter that is posted on the Company's website at www.pxd.com/culture/governance. Please see "Stockholder Proposals; Identification of Director Candidates - Director Nominations" for a discussion of the Nominating and Corporate Governance Committee's process and criteria for the selection of candidates for nomination to the Board.
In addition to these standing committees, the Board has established two committees to meet as needed for specific purposes:
•Reserves Committee - this committee assists the Board with its responsibilities relating to the oversight of management's preparation of reporting of its proved reserves estimates. The committee meets with the executives and employees of the Company responsible for overseeing the Company's proved reserves estimates prior to the issuance of the Company's Annual Report on Form 10-K. The committee is led by Mr. Thompson and its other members are Dr. Grillot, Messrs. Gallagher and Gobe and Ms. Methvin.
•Sustainability Reporting Committee - this committee meets periodically as needed with the executives and employees of the Company responsible for preparing the Company's annual Sustainability Report prior to its publication, as well as other significant disclosures regarding ESG matters that are not otherwise overseen by the Health, Safety and Environment Committee. The committee is led by Mr. Thompson and its other members are Messrs. Gobe and Mitchell and Mses. Methvin and Wood.
These two committees were established as ad hoc committees for specific purposes and meet on an as needed basis, and the Board has not adopted written charters for these committees.
Board's Role in Oversight of Strategy and Risk Management
The Board generally designates one meeting each year at which the Board works with management to conduct an in-depth review of the Company's strategic plans and identify the principal issues and risks to accomplishing its strategy. At each of the other regular meetings, in addition to reviewing the Company's performance and business plans in relation to its strategy, the Board's practice is to focus on one or more of the key risks identified, including management's efforts to monitor and mitigate those risks.
Except as discussed below, the Board as a whole oversees the Company's assessment of major risks and the measures taken to manage such risks. For example, the Board:
•oversees the long-term strategic direction of the Company;
•receives periodic presentations from management regarding significant areas of risk, including strategic, operational, financial and regulatory risks, and efforts to mitigate those risks;
•oversees management of the Company's commodity price risk through regular review with executive management of the Company's derivatives strategy, and the oversight of the Company's policy that limits the Company's authority to enter into derivative commodity price instruments to a specified level of production, above which management must seek Board approval;
•has established specific dollar limits on the commitment authority of members of senior management and requires Board approval of expenditures or entering into material contracts and transactions exceeding that authority; and
•reviews management's capital spending plans, approves the Company's capital budget after reviewing projected investment returns and requires that management present for Board review significant departures from those plans.
In addition, the committees of the Board oversee specific areas of risk:
•Audit Committee - oversees the Company's assessment and management of financial reporting and internal controls risks, as well as other financial risks such as the credit risks associated with counterparty exposure and risks related to cybersecurity as they relate to financial risk exposures and the security of the Company's data and information technology systems. Management and the Company's external and internal auditors report regularly to the Audit Committee on those subjects.
•Compensation Committee - oversees risks that may arise in connection with the Company's compensation and compensation-related governance policies and practices, including the establishment of performance goals and incentives that are intended to reward the executives for the achievement of strategic and operational goals and increases in stockholder returns, while discouraging unnecessary or excessive risk taking.
•Health, Safety and Environment Committee - reviews the Company's management of current and emerging HSE and climate change-related issues and trends in legislation and proposed regulations affecting the Company, oversees the Company's HSE management systems and monitors management's efforts in creating a culture of safety and environmental stewardship, and provides oversight with respect to risk assessment and risk management arising out of the Company's HSE practices, including related operational technology cybersecurity risks.

•Nominating and Corporate Governance Committee - oversees risks that may arise in connection with social, governance, political, human rights and public policy issues and concerns and other sustainability and corporate responsibility matters that could affect the Company's business and reputation, or in connection with the Company's governance structures and processes, including Board and committee composition and succession planning, director independence, and the Company's charitable contributions, political spending and lobbying activities.
•Reserves Committee - meets at least annually with the executives and employees of the Company responsible for overseeing the Company's proved reserves estimates to assist the Board in its oversight of the risks related to the Company's use and disclosure of proved reserves.
•Sustainability Reporting Committee - periodically meets with the executives and employees of the Company responsible for preparing the Company's annual Sustainability Report to assist the Board in its oversight of the risks related to Pioneer's public disclosures regarding sustainability and other ESG matters.
The Company believes that its current leadership structure supports the risk oversight function of the Board. The Chairman of the Board currently is an independent director, non-employee directors chair the Board committees involved with risk oversight, there is open communication between management and directors, and all directors are actively involved in the risk oversight function.
Attendance at Annual Meetings
The Board encourages all directors to attend the annual meetings of stockholders. All of the then-serving directors attended the 2020 Annual Meeting of Stockholders held on May 21, 2020.
Director Compensation
General. The Board's practice is to review the Company's non-employee director compensation program from time to time based on recommendations from the Compensation Committee, and generally, any changes are made effective as of the next following Annual Meeting of Stockholders. Every other year, the Compensation Committee conducts an in-depth benchmarking review of the program with Meridian, its independent compensation consultant, including each element of the program as well as the compensation in total, comparing the program with the programs of the same peer group used by the Compensation Committee for purposes of benchmarking executive compensation. The Compensation Committee conducts a high-level review of the program in years when the full benchmarking review is not done. Based on the Company's non-employee director compensation program benchmarking review and after consultation with Meridian, the Compensation Committee recommended, and the Board approved, the elements of the program listed below, which were intended to achieve an overall compensation structure in line with the median of the peer group.
The elements of compensation for the Company's non-employee directors as of January 1, 2020 were as follows:
•an annual base retainer fee of $70,000, payable in cash, for each non-employee director;
•an annual grant of RSUs for each non-employee director, valued at $225,000; and
•for the independent Chairman of the Board, an additional annual retainer of $175,000, with $100,000 payable in the form of RSUs and $75,000 payable in cash; for the chair of the Audit Committee, an additional annual retainer of $20,000, with $15,000 payable in the form of RSUs and $5,000 payable in cash; and for the chairs of the Compensation Committee, Health, Safety and Environment Committee and Nominating and Corporate Governance Committee, an additional annual retainer of $15,000, payable in the form of RSUs.
In May 2020, in response to industry downturn caused by the COVID-19 pandemic and a significant reduction in oil prices, the Company announced that the Compensation Committee approved a 20 percent decrease in the annual base salary of Mr. Sheffield, a 15 percent decrease in the annual base salaries of the Company's other executive officers, and a ten percent decrease in the annual base salaries of the Company's other officers. In light of those reductions, in May 2020, the Board approved a 20 percent decrease in the directors' cash base retainer fee, as well as a 20 percent reduction in the additional cash retainer fees payable to the Chairman of the Board and the Chairman of the Audit

Committee. As with the base salaries for the NEOs, effective January 1, 2021, the directors' fees were reinstated.
Except as noted below with regard to the initial grants to Messrs. Alameddine and Gallagher, all of the RSUs received in payment of non-employee directors' annual fees vest quarterly on a pro rata basis during the director year, and the price that is used to calculate the number of RSUs granted is based on an average of the closing stock prices over the 30 trading days prior to the date of the annual meeting of stockholders at which the directors were elected. The vesting of ownership and the lapse of transfer restrictions on RSUs awarded to non-employee directors is accelerated in full upon the death or disability of the director or a change in control of the Company. Unless a deferral election is made, RSUs are paid in shares of the Company's common stock promptly following the vesting date. Non-employee directors may elect to defer settlement of their RSUs until the earliest to occur of (i) the one-year anniversary of the director's retirement, resignation or removal from the Board, (ii) a date certain that the director specifies, (iii) the director's death or (iv) a change in control of the Company.
Additionally, non-employee directors are (i) eligible to participate in the Company's matching charitable contribution program, pursuant to which the Company will match up to $5,000 of eligible contributions to a charity of a director's choice each year, and in the Company's program pursuant to which it will make a contribution to the charity of a director's choice in an amount equal to the director's contribution to the Company's political action committee, up to $5,000, (ii) provided information technology support by the Company and (iii) reimbursed for travel and certain other related expenses to attend meetings of the Board or its committees and director education seminars and for the cost of certain trade publications. No additional fees are paid for attendance at Board or committee meetings. In those instances when a director's spouse accompanies the director to Board or committee meetings or director education seminars, the Company reimburses the director for the cost of the spouse's travel and certain related expenses.
As is customary for new Pioneer directors, in January 2021, in connection with their initial election to the Board, each of Messrs. Alameddine and Gallagher received grants of (i) RSUs valued at $112,500 as the pro rata portion of the normal annual grant of RSUs for directors, and (ii) RSUs valued at $150,000 as a one-time grant. The RSUs covered by these one-time grants are subject to vesting and transfer restrictions that lapse with respect to one-third of the shares each year following the grant over a three-year period. Retirement before the third anniversary of the grant results in pro rata vesting, and vesting is accelerated in full in the event of the death or disability of the director or a change in control of the Company.

2020 Director Compensation Table. The table below summarizes the compensation paid by the Company to non-employee directors during 2020. Mr. Sheffield, whose employee compensation is reflected in the Summary Compensation Table, did not receive additional compensation in 2020 for serving on the Board.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
	($)	($)	($)	($)
(a)	(b)	(c)	(g)	(h)
A.R. Alameddine (4)	$—	$—	$—	$—
Edison C. Buchanan	$63,049	$253,998	$5,000	$322,047
Matt Gallagher (4)	$—	$—	$—	$—
Phillip A. Gobe	$63,049	$253,998	$—	$317,047
Larry R. Grillot	$63,049	$253,998	$7,000	$324,047
Stacy P. Methvin	$63,068	$270,912	$1,000	$334,980
Royce W. Mitchell	$67,568	$270,912	$—	$338,480
Frank A. Risch	$63,049	$253,998	$7,500	$324,547
J. Kenneth Thompson	$130,516	$366,947	$5,000	$502,463
Phoebe A. Wood	$63,068	$270,912	$0	$333,980
Michael D. Wortley	$63,049	$253,998	$4,000	$321,047
Former Directors:
Andrew F. Cates (5)	$63,049	$63,499	$2,500	$129,048
Mona K. Sutphen (5)	$63,068	$135,410	$2,500	$200,978
______________________
(1)A portion of the amounts included in this column represent cash received in lieu of fractional RSUs that vested during 2020 and were not deferred.
(2)Stock awards represent the aggregate grant date fair value attributable to RSU awards granted in 2020, determined in accordance with Financial Accounting Standards Board of Accounting Standards Codification Topic 718 ("FASB ASC 718"). Accordingly, the Company valued its RSU awards based on the market-quoted closing price of the Company's common stock on the last trading day prior to the grant date of the awards. Additional detail regarding the Company's share-based awards is included in Note 8 of Notes to Consolidated Financial Statements included in "Item 8. Financial Statements and Supplementary Data" in the Company's Annual Report on Form 10-K for the year ended December 31, 2020. Aggregate director stock awards for which restrictions had not lapsed as of December 31, 2020, totaled (i) 1,374 shares for Messrs. Buchanan, Gobe, Risch, Wortley and Dr. Grillot; (ii) 1,466 shares for Mr. Mitchell, Ms. Methvin and Ms. Wood; and (iii) 1,986 shares for Mr. Thompson. In accordance with director elections, shares for which vesting services had been performed but for which share issuance has been deferred totaled 22,857 for Mr. Buchanan; 5,395 for Mr. Gobe; 2,750 for Ms. Methvin; 3,277 for Mr. Mitchell; 1,342 for Dr. Grillot; 5,282 for Mr. Wortley; and 6,648 for Ms. Wood as of December 31, 2020. The Company did not issue to the directors any options to purchase the Company's common stock during 2020, and the directors, did not hold any unexercised stock options as of December 31, 2020.
(3)Amounts reported in the All Other Compensation column consist of matching contributions made by the Company under its programs that match gifts to qualifying educational institutions and makes contributions to the charity of a director's choice in an amount equal to the director's contribution to the Company's political action committee.
(4)Messrs. Alameddine and Gallagher joined the Board in January 2021 and did not receive any compensation as directors from Pioneer during 2020.
(5)Mr. Cates resigned from the Board in October 2020 and Ms. Sutphen resigned from the Board in November 2020. In accordance with her election, shares for which vesting services had been performed but for which share issuance has been deferred totaled 4,844 for Ms. Sutphen as of December 31, 2020.

Stock Ownership Guidelines for Non-Employee Directors
To support the Company's commitment to significant stock ownership, the Company has established an ownership guideline that non-employee directors own stock with a value of at least $500,000, which is approximately seven times the cash annual base retainer fee. The non-employee directors have three years after joining the Board to meet this guideline. Directors are required to retain all shares of common stock acquired upon the vesting of RSUs, other than sales to satisfy tax obligations, until the ownership guideline is reached. In evaluating compliance by directors with the stock ownership guidelines, the Compensation Committee has established procedures to minimize the effect of stock price fluctuations on the deemed value of the individual's holdings. All non-employee directors are in compliance with this ownership guideline.
AUDIT COMMITTEE REPORT
The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that the Company specifically incorporates such information by reference in such filing.
The Audit Committee's purpose is to assist the Board with its responsibilities relating to the oversight of the Company's internal controls, financial statements and the audit process. The Board, in its business judgment, has determined that all members of the Audit Committee meet the independence standards of the NYSE and the SEC applicable to members of the Audit Committee.
The Company's management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and for auditing the Company's internal controls over financial reporting. While the Audit Committee has the responsibilities and powers set forth in its charter, and management and the independent registered public accounting firm for the Company are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's consolidated financial statements are complete, accurate and prepared in accordance with generally accepted accounting principles.
In performing its oversight role, the Audit Committee:
•reviewed and discussed the audited consolidated financial statements as of and for the year ended December 31, 2020 with management and Ernst & Young LLP;
•discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the SEC, and any other applicable accounting and auditing standards;
•received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP's communications with the Audit Committee concerning independence; and
•discussed with Ernst & Young LLP the firm's independence.
Management, the internal auditors and the independent auditors also made presentations to the Audit Committee throughout the year on specific topics of interest, including: (i) the Company's enterprise risk assessment process; (ii) cybersecurity; (iii) the Company's information technology systems and controls; (iv) its income tax strategy and risks; (v) its derivatives policy and usage; (vi) Ernst & Young LLP's 2020 integrated audit plan; (vii) updates on completion of the audit plan; (viii) the Company's critical accounting estimates and critical accounting policies; (ix) the impact of new accounting guidance; (x) compliance with the internal controls required under Section 404 of the Sarbanes-Oxley of 2002; (xi) the Company's ethics and compliance program; (xii) accounting for the issuance of convertible debt and senior notes; (xiii) the impact of COVID-19 on the Company's financial results; (xiv) accounting for equity method investments; and (xv) accounting for marketing contracts.

Based on the reports and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to below and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC. The Audit Committee has also selected Ernst & Young LLP as the Company's independent registered public accounting firm for 2021.
Although determined to be financially literate (as defined by the SEC rules), the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting for the Company and are not experts in auditor independence standards or legal or regulatory matters. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's consolidated financial statements has been carried out in accordance with generally accepted auditing standards, that the consolidated financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young LLP is in fact independent.
Respectfully submitted by the Audit Committee of the Board of Directors,
Royce W. Mitchell, Chair
Larry R. Grillot
Frank A. Risch
Michael D. Wortley

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT
The information contained in this Compensation and Leadership Development Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference to such filing.
During the last fiscal year, and this year in preparation for the filing of this Proxy Statement with the SEC, the Compensation and Leadership Development Committee of the Board:
•reviewed and discussed the disclosure set forth under the heading "Compensation Discussion and Analysis" with management as required by Item 402(b) of Regulation S-K; and
•based on the reviews and discussions referred to above, recommended to the Board that the disclosure set forth under the heading "Compensation Discussion and Analysis" be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Respectfully submitted by the Compensation and Leadership Development Committee of the Board of Directors (as Mr. Alameddine was elected to the committee in January 2021 and did not participate in the review, discussions and recommendation with respect to the Compensation Discussion and Analysis, his name is not listed below),
Stacy P. Methvin, Chair
Edison C. Buchanan
J. Kenneth Thompson
Phoebe A. Wood
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee, composed entirely of independent directors, oversees the Company's executive compensation program on behalf of the Board. This Compensation Discussion and Analysis describes the material elements and objectives of the Company's 2020 executive compensation program and the material factors the committee considered in making its decisions with respect to the 2020 compensation of the group of officers named in the executive compensation tables below, who are referred to as named executive officers.
During the entirety of 2020, the following officers served in the capacities indicated, and are the "named executive officers," or "NEOs," whose compensation is described in this Compensation Discussion and Analysis:
•Scott D. Sheffield, President and CEO;
•Mark S. Berg, Executive Vice President, Corporate Operations;
•Chris J. Cheatwood, Executive Vice President, Field Development and Emerging Technology;
•Richard P. Dealy, Executive Vice President and Chief Financial Officer; and
•J. D. Hall, Executive Vice President, Operations.
Effective January 1, 2021, the Board named Mr. Dealy President and Chief Operating Officer and Neal H. Shah Senior Vice President and Chief Financial Officer, and changed the titles of Mr. Sheffield to Chief Executive Officer and Mr. Cheatwood to Executive Vice President, Advisor to the Management Committee.
Executive Summary; Response to the Industry Downturn
The Company's executive compensation program is designed to emphasize "pay for performance" with the following three main components, all targeted with reference to the median of the Company's compensation peer group for each NEO:
•Base salary – fixed cash compensation component
•Annual cash bonus incentive award – variable cash payout based on Company and individual performance for the year
•Long-term incentive plan awards – equity compensation, with 100 percent of the CEO's target value, and 60 percent of the other NEOs' target value, allocated to performance units, and the remainder of the other NEOs' target value allocated to time-based restricted stock or restricted stock unit awards that vest over three years

◦the performance units' payout is dependent on relative total stockholder return against industry peers over a three-year period, providing the opportunity to realize substantially more or less than the initial target values of the awards
The COVID-19 pandemic resulted in travel restrictions, business closures and other restrictions that led to a significant reduction in demand for oil, natural gas liquids and gas, which, when combined with the oil supply increase attributable to the battle for market share among OPEC, Russia and other oil producing nations that occurred during the first quarter of 2020, resulted in oil prices declining significantly beginning in late February 2020. In response to this industry downturn, the Company announced in March 2020 that it had reduced its capital budget by 45 percent when compared to the original 2020 budget, and in early May 2020, the Company further reduced its capital budget to a range of $1.4 billion to $1.6 billion, with no or low growth in production expected for 2020 compared to 2019.
As the Board and senior management adjusted the Company's business plans in response to the significant change in industry conditions, the Compensation Committee and the Board also made the following adjustments to the Company's executive and nonemployee director compensation programs:
•Reduced officer salaries: the Compensation Committee approved a 20 percent decrease in the 2020 annual base salary of Mr. Sheffield, a 15 percent decrease in the annual base salaries of the Company's other executive officers, including the other NEOs, and a ten percent decrease in the annual base salaries of the Company's other officers (the annual base salary amounts were reinstated effective January 1, 2021).
•Reduced nonemployee director fees: the Board approved a 20 percent decrease in the directors' cash base retainer fees, as well as a 20 percent reduction in the additional cash retainer fees payable to the Chairman of the Board and the Chairman of the Audit Committee (these retainer fees also were reinstated effective January 1, 2021).
•Reduced the Company's matching contributions in certain benefit plans: as further described below, the Company reduced the employer matching contribution in the Company's 401(k) and Matching Plan and the non-qualified deferred compensation plan for a portion of the year.
•Adjusted corporate goals to align with the strategic response to the industry downturn, prioritizing free cash flow and return of capital to stockholders: the Compensation Committee, working with senior management, developed adjusted interim operational, financial, health/safety/environmental, ESG and strategic and tactical goals to align management performance for the remainder of 2020 with the Company's change in strategy to respond to the unprecedented reduction in oil demand, prioritizing free cash flow generation and return of capital to investors and the maintenance of Pioneer's strong balance sheet and adequate liquidity; however, the committee also reduced the total target amounts to reflect the mid-year adjustments and industry conditions.
Highlights of 2020 Performance. While 2020 was a challenging year, the Company's immediate and decisive actions helped keep Pioneer's employees safe, protected the balance sheet, generated significant free cash flow and positioned Pioneer for the future.
Highlights of the Company's 2020 performance included:
•Delivered strong cash flow - delivered strong cash flow from operating activities for the full year 2020 of $2.1 billion.
•Return of capital to stockholders - in 2020, the Company returned $521 million of capital to stockholders.
•Continued to maintain a strong balance sheet - ended 2020 with unrestricted cash on hand of $1.4 billion and net debt of $1.9 billion. The Company had $2.9 billion of liquidity as of December 31, 2020, comprised of its unrestricted cash and a $1.5 billion unsecured credit facility (undrawn as of December 31, 2020), which was amended in January 2021 to increase the amount available to be borrowed to $2.0 billion.
•ESG/Sustainability - Pioneer adopted targets, aligned with the TCFD, to reduce GHG and methane emission intensities from the Company's operations, including a 25 percent reduction in GHG intensity and 40 percent reduction in methane intensity by 2030, inclusive of the recently acquired assets of Parsley. In addition, the Company announced a goal to limit its flaring intensity to less than one percent of natural gas produced, with a plan to incorporate Parsley's assets into this target by 2022, and plans to end routine flaring, as defined by the World Bank, by 2030, with an aspiration to reach this goal by 2025.
2020 Compensation Actions. The following is a summary of the material compensation decisions made by the Compensation Committee for 2020 for the NEOs:

•Base salaries not increased - at the beginning of the year, NEOs' base salaries for 2020 were generally held constant and not increased; as noted above, in response to the industry downturn caused by the COVID-19 pandemic and the industry downturn, the NEOs' base salaries were reduced beginning in May 2020 through the end of the year.
•Annual cash bonus incentive award paid at 75 percent of target - the NEOs' target bonus percentages were held constant and not increased. Following the end of the year, the Compensation Committee assessed the Company's performance against goals, adjusted as discussed above, and arrived at a payout level for the NEOs of 75 percent of target (applied to their reduced base compensation), which is the lowest payout level for the Company in the last 20 years.
•Increased emphasis on performance-based long-term incentive plan awards - the target values of the 2020 long-term incentive awards for the NEOs were generally held constant except as described below, with 100 percent of the CEO's target value, and 60 percent of the other NEOs' target value, allocated to performance units, and the remainder of the other NEOs' target value allocated to time-based restricted stock or restricted stock unit awards that vest over three years.
The following charts illustrate the various components of total 2020 annual compensation for the CEO and the other NEOs as a group as reported in the Summary Compensation Table below.

More specific information regarding the Compensation Committee's compensation decisions for 2020 and the Company's executive compensation program is contained in the remainder of this Compensation Discussion and Analysis section.
Stockholder Engagement and Response to Stockholder Advisory Vote on Named Executive Officer Compensation. Pioneer regularly engages with its stockholders and other stakeholders and solicits feedback on its corporate governance, sustainability and environmental programs and other important issues, including executive compensation. The Company's practice is to regularly reach out to its largest stockholders, generally twice per year. Initial stockholder outreach occurs prior to the annual meeting to discuss any concerns stockholders may have, but particularly relating to matters to be voted on at the meeting. Following the annual meeting, additional stockholder outreach occurs to review a wider range of topics of concern, including strategic priorities, sustainability and environmental issues, corporate governance and executive compensation. Frequently, one or more independent directors, including the independent Chairman of the Board, participate along with members of senior management. As part of this engagement process, during 2020 and through the date of this Proxy Statement, Pioneer reached out to stockholders holding in the aggregate more than 45 percent of the Company's outstanding shares. In addition to the Company's typical engagement process, in the summer of 2020, Mr. Sheffield, with other members of senior management, conducted a series of meetings with a number of the Company's largest stockholders to solicit feedback on certain issues that were receiving increased focus impacting companies in the E&P industry, including the most effective methods of returning capital to stockholders and how to appropriately structure executive compensation to incentivize management to focus on corporate returns and other key financial measures. In the course of this process, they met with eight institutions holding in the aggregate approximately 15 percent of the Company's outstanding shares.
At the 2020 Annual Meeting, approximately 95 percent of the total votes cast were voted in favor of the Company's say-on-pay proposal.

Notwithstanding this strong level of support from the Company's stockholders for the executive compensation program, the Company took the following actions to enhance its program, in certain cases directly in response to feedback from investors:
•For the 2020 long-term incentive program, the Compensation Committee changed the mix of equity awards, increasing the allocation of the target value of the portion of the NEOs' equity awards granted in performance units from 50 percent to 100 percent for the CEO and from 50 percent to 60 percent for the other NEOs.
•For the 2021 executive compensation program, the Compensation Committee approved the following changes:
◦long-term incentive awards - the S&P 500 index has been added to the peer group whose TSR will be compared to that of the Company in determining the payout of the performance unit awards.
◦annual cash bonus incentive program -
◦consistent with the high priority placed on HSE and ESG, the Compensation Committee has increased the executive annual incentive compensation weighting for these metrics from ten percent to 20 percent;
◦a goal for cash return on capital invested (CROCI) has been included along with return on capital employed, with a combined weighting of 20 percent; and
◦goals for production and reserves growth previously included as incentive compensation metrics have been removed.

Executive Compensation and Compensation-Related Corporate Governance Policies and Practices. The Company's executive compensation and compensation-related governance policies and practices are designed to reward the NEOs for the achievement of strategic and operational goals and increases in stockholder returns, while discouraging unnecessary or excessive risk taking, and incorporate many best practices, including the following:

What We Do
☑	Pay for performance - over 85 percent of target total compensation for the CEO comprises variable compensation through annual bonuses and long-term incentive compensation.
☑
Emphasize long-term performance - over 80 percent of target total compensation for the CEO comprises long-term equity-based incentives, with 100 percent of the awards being allocated to performance units.

☑
Health, safety and environmental ("HSE") goals - the Compensation Committee incorporates HSE goals in the annual cash bonus incentive program; the goals are set after approval by, and then performance is assessed primarily based on input from, the Health, Safety and Environment Committee; for the 2021 program, the relative weighting is being doubled from ten percent to 20 percent.

☑
Robust stock ownership guidelines - six times (6x) base salary for the CEO and three times (3x) base salary for executive vice presidents; officers are required to retain their shares of common stock acquired upon the vesting of equity awards or the exercise of stock options until the ownership guideline is reached, and sales of such shares are prohibited other than to satisfy tax obligations.

☑
Clawback policy - the Board has the right, under specified conditions, to cause the reimbursement of certain incentive compensation if predicated upon the achievement of financial results that were subsequently the subject of a required restatement.

☑
Double-trigger payments in the event of a change in control for equity awards and cash severance - the equity awards for the NEOs generally will vest prior to the scheduled vesting date, and cash severance amounts pay out, only if a qualifying involuntary termination of employment also occurs within two years following a change in control.

☑	Risk oversight - the Compensation Committee annually evaluates risk in setting executive compensation in order to establish an appropriate balance of incentives.
☑
Independent Compensation Committee with independent compensation consultant - all members of the Compensation Committee are independent. The committee has engaged a compensation consultant that is independent of management and free of conflicts of interest with the Company.

What We Do Not Do
☒	No tax gross ups - in 2013, the Company's executive officers agreed to amend their change in control agreements to eliminate the excise tax gross-up feature in their agreements.
☒
No defined benefit pension programs for the NEOs - the Company does not maintain a defined benefit pension program for the NEOs; the NEOs are eligible to participate in the Company's 401(k) and Matching Plan (the "401(k) Plan") and a non-qualified deferred compensation plan.

☒	No employment agreements - all of the Company's executive officers are employees at will, with no guaranteed salary or bonus.
☒
No hedging or pledging of Company common stock - policies prohibit directors, officers or employees from engaging in short sales or in transactions involving derivatives based on the Company's common stock, and directors and executive officers are prohibited from pledging Company securities as collateral for a loan or holding Company securities in a margin account without advance approval from the Board.

☒	No excessive perquisites - modest in amounts, frequently business-related and fully disclosed.
☒	No repricing of stock options - repricing stock options or buying out underwater stock options is prohibited without stockholder approval.
Executive Compensation Program
Philosophy and Objectives. The Company's executive compensation program is designed to emphasize "pay for performance" by:
•providing performance-driven compensation opportunities that attract, retain and motivate executives to achieve optimal results for the Company and its stockholders;
•aligning compensation with the Company's short- and long-term business objectives while providing sufficient flexibility to address the unique dynamics of the E&P industry; and
•emphasizing the use of equity-based compensation to motivate the long-term retention of the Company's executives and align their interests with those of stockholders.
As an executive's leadership role expands, and the scope, duties and responsibilities of the executive's position increase, the Compensation Committee believes a greater portion of total compensation should be performance-

driven and should have a longer duration, and base salary should be a relatively smaller portion of total compensation. The committee believes that the majority of an NEO's realized compensation should be driven by Company performance.
Executive Compensation Components. The components of the Company's executive compensation program for 2020 and the respective purposes of each are described in the table below.

Compensation Component	Description	Purpose and Philosophy
Base Salary	Fixed annual cash compensation
Provides a stable, fixed element of cash compensation
Recognizes and considers the internal value of the position within the Company and the individual's experience, leadership potential and demonstrated performance

Annual Cash Bonus Incentive	Performance-based annual cash compensation based on annual performance goals with pre-assigned weights
Rewards executives for the achievement of annual financial, operating, health/safety/environmental and strategic goals as well as individual performance
Allows the committee to evaluate both objective and subjective considerations when determining final payout amounts
Emphasizes team performance but allows for variation based upon individual contribution

Long-Term Incentive
Performance units - Equity compensation with payout in shares based on total stockholder return in relation to peers over a three-year period

Restricted stock or RSUs - Equity compensation with time-based, three-year vesting

Long-term equity awards ensure that realized value to the executive aligns with value delivered to stockholders
Multi-year vesting reinforces retention
Encourages executive stock ownership
Critical to the Company's ability to attract, motivate and retain the Company's key executives

Other Compensation	Health and life insurance, retirement benefits and limited perquisites	Addresses health and post-retirement welfare of executives and provides certain other limited benefits
Providing competitive opportunities for each of these components of pay relative to industry peers is a critical factor in enabling Pioneer to attract, retain and motivate key executives. In general, the Compensation Committee's philosophy is to set opportunities for each component of pay at approximately the median of the Company's peers for each NEO. Actual opportunities may be above or below this level, however, based upon a variety of factors including individual experience, breadth of duties and responsibilities, and/or contribution level. The ultimate values realized by the NEOs upon payout of the annual cash bonus incentive or vesting of long-term incentive awards will also vary above or below median depending on performance, which, in the case of the long-term incentive awards, will be determined over a period of three years.
Compensation Setting Process
Role of the Compensation Committee. As a part of its oversight of the Company's executive compensation program, the Compensation Committee:
•administers the Company's executive compensation program;
•establishes the Company's overall compensation philosophy and strategy; and
•ensures the NEOs are rewarded appropriately in light of the guiding principles as described in the sections above.
In determining the compensation of the NEOs:
•the Compensation Committee considers the CEO's evaluation of the other NEOs' performance and his recommendations as to their compensation, but the committee makes all final decisions regarding their compensation; and
•with regard to the CEO's compensation, the committee:
•determines the individual elements of the CEO's total compensation and benefits;
•approves specific annual corporate goals and objectives relative to the CEO's compensation;
•reviews the CEO's performance in meeting these corporate goals and objectives; and

•prior to finalizing compensation for the CEO, reviews the committee's intentions with the other independent directors on the Board and receives their input.
The Compensation Committee uses tally sheets to review each NEO's total compensation and potential payouts in the event of a change in control and for various employment termination events, including the NEO's potential "walk-away" benefits. The committee also reviews historical target and actual compensation levels to determine whether the compensation program design is meeting the committee's objectives of providing fair compensation and effective retention, as well as supporting the program's emphasis on pay-for-performance.
A further description of the duties and responsibilities of the Compensation Committee is included in "The Board, its Committees and its Compensation - Meetings and Committees of the Board."
Role of Management. The Company's Human Resources Department assists the Compensation Committee and its independent compensation consultant in gathering the information needed for their respective reviews of the Company's executive compensation program. This assistance includes assembling requested compensation data for the NEOs and providing input on individual NEO roles and responsibilities. As referenced in the section above, the CEO develops pay recommendations for the other NEOs for review and discussion with the committee. The committee, in executive session and without executive officers present, approves the CEO's pay levels.
Role of the Compensation Consultant. For 2020, the Compensation Committee retained Meridian to serve as an independent consultant to the committee to provide information and objective advice regarding executive and director compensation. The committee did not direct Meridian to perform its services in any particular manner or under any particular method. The committee has the final authority to hire and terminate the compensation consultant, and the committee evaluates the compensation consultant annually. Meridian does not provide any services to the Company other than in its role as advisor to the committee, and the committee has determined that no conflicts of interest exist as a result of the engagement of Meridian. The committee has also retained Meridian as its independent consultant on executive and director compensation for 2021.
From time to time, Meridian contacts the Company's executive officers for information necessary to fulfill its assignment and makes reports and presentations to and on behalf of the Compensation Committee that the Company's executive officers also receive.
Benchmarking. In conjunction with Meridian, the Compensation Committee annually reviews the competitiveness of its compensation programs to determine the degree to which target and actual compensation levels reflect the Company's overall philosophy and compare to the external market. This annual review covers all components of direct compensation, including base salary, annual cash bonus targets and long-term incentive awards. Information gathered from the proxy statements of the peer group companies and Meridian's proprietary databases are reviewed as a part of the benchmarking effort.
Each year the Compensation Committee identifies a peer group consisting of independent oil and gas E&P companies that have similar operational and capital investment profiles as the Company. The committee believes that selection based upon these metrics is likely to result in identification of the companies with which the Company should expect to compete for executive talent. Thus, the committee believes this peer group provides a reasonable point of reference for comparing the compensation of the Company's executives to others holding similar positions and having similar responsibilities. The committee's overall objective is to construct a peer group with roughly equal numbers of companies that are larger than and smaller than the Company, primarily taking into consideration the companies' relative sizes in terms of enterprise value and market capitalization, but also considering total assets and revenue. The committee reviews the peer group each year and makes changes as needed.
For the most part, the companies in the peer group did not change from the prior year, except that, after review with Meridian, Diamondback Energy, Inc. and Parsley were added to the group in replacement of Anadarko Petroleum Corporation and Cabot Oil & Gas Corporation.

Benchmarking Peer Companies	Enterprise Value (1)	Market Cap. (2)
	(in millions)	(in millions)
ConocoPhillips	$66,950	$59,393
Occidental Petroleum Corporation	$47,760	$38,525
EOG Resources, Inc.	$46,101	$41,159
Hess Corporation	$25,520	$18,996
Diamondback Energy, Inc.	$19,542	$13,927
Ovintiv Corporation	$18,716	$7,957
Apache Corporation	$18,678	$8,331
Noble Energy, Inc.	$17,981	$9,851
Concho Resources Inc.	$17,437	$12,909
Continental Resources Inc.	$16,622	$10,700
Marathon Oil Corporation	$14,091	$9,295
Chesapeake Energy Corporation	$14,090	$2,634
Devon Energy Corporation	$10,384	$9,251
Parsley Energy, Inc.	$7,657	$4,565
Cimarex Energy Co.	$6,976	$4,648

Summary Statistics and Pioneer Ranking	Enterprise Value (1)	Market Cap. (2)
	(in millions)	(in millions)
25th Percentile	$14,091	$8,144
50th Percentile	$17,981	$9,851
75th Percentile	$22,531	$16,462
______________________
(1)Enterprise value is the summation of market capitalization as of October 4, 2019, plus net debt as of June 30, 2019.
(2)Market capitalization was determined as of October 4, 2019.

Pioneer	$22,603	$20,968
Percentile Rank	75%	79%
Elements of the Company's Compensation Program
As stated above, early each year, in conjunction with Meridian, the Compensation Committee reviews the competitiveness of Pioneer's executive compensation program, and in general sets opportunities for each component of pay at approximately the median of the Company's peers for each NEO. The following sections describe in greater detail each of the components of the Company's executive compensation program and how the amounts of each element were determined for 2020.
In each case, the Compensation Committee made its initial decisions prior to the severe industry downturn.
Base Salary.
In establishing the NEOs' base salaries, the Compensation Committee reviewed with Meridian its base salary benchmarking data and analyzed how effectively the data matched each executive's duties and responsibilities. For 2020, the committee initially determined not to change the NEOs' base salaries, which are set forth in the table below:

NEO	2019 Base Salary	2020 Base Salary	% Change
Scott D. Sheffield	$1,250,000	$1,250,000	—%
Richard P. Dealy	$620,000	$620,000	—%
Mark S. Berg	$475,000	$475,000	—%
Chris J. Cheatwood	$475,000	$475,000	—%
J. D. Hall	$475,000	$475,000	—%

As noted above, in response to the industry downturn caused by the COVID-19 pandemic and a significant reduction in oil prices, the NEOs' base salaries were reduced beginning in May 2020 through the end of 2020, which reduction is not reflected in the table above. The base salary amounts reflected within the Summary Compensation Table below reflect the partial year reduced salary amounts.
Annual Cash Bonus Incentive Program
The annual cash bonus incentive award component of the Company's executive compensation program is intended to compensate the NEOs based on the achievement of annual financial, operating and strategic goals and individual performance.
Target Bonus Amounts.
At the beginning of 2020, the Compensation Committee established for each NEO a target bonus level as a percentage of base salary, as set forth in the table below. For 2020, the committee initially determined not to change the NEOs' target bonus percentages, which are set forth in the table below:

NEO	2019 Target Bonus %	2020 Target Bonus %	% Change
Scott D. Sheffield	130%	130%	—%
Richard P. Dealy	100%	100%	—%
Mark S. Berg	80%	80%	—%
Chris J. Cheatwood	80%	80%	—%
J. D. Hall	80%	80%	—%

Performance Score. Shortly following the end of the year, when the Company's results are known, the committee evaluates the Company's and the NEOs' performance and determines the actual payout to each NEO based on the following formula:

Actual payout	=	Base salary*	x	Target bonus (%)	x	Performance score (%)	+/-	Individual performance adjustment (if any)
___________________
* As noted, for the 2020 annual incentive cash bonus incentive program, the payout was based on the NEOs' base compensation as reduced in response to the industry downturn.
To assist the Compensation Committee in its determination of the performance score, the committee works with senior management to establish a limited number of operational, financial, health/safety/environmental and strategic performance goals at the beginning of the year. Each goal has a pre-assigned weighting, for purposes of guiding the committee's evaluation of performance.
2020 Performance Goals and Results.
As noted above, in response to the industry downturn caused by the COVID-19 pandemic and a significant reduction in oil prices, which dramatically impacted the oil market leading to historic declines in demand and a lower long-term oil price outlook, the Company announced a significant reduction in its capital budget compared to the original 2020 budget upon which the Company's initial operational, financial, health/safety/environmental, ESG and strategic performance goals were based, as summarized in the following table:

Capital Budget Beginning 2020	Capital Budget As Adjusted
Expected: •2020 drilling, completions and facilities capital budget to range between $3.0 billion to $3.3 billion •percentage production growth compared to 2019 in the mid-teens	Expected: •2020 drilling, completions and facilities capital budget to range between $1.4 billion to $1.6 billion •percentage production growth compared to 2019 zero to five percent
As the Board and senior management adjusted the Company's business plans in response to the significant change in industry conditions, the Compensation Committee and the Board, in consultation with senior management, made the following adjustments to the annual cash bonus incentive program:

•developed adjusted interim operational, financial, health/safety/environmental, ESG and strategic and tactical goals to align management performance for the remainder of 2020 with the Company's response to the unprecedented reduction in oil demand;
•prioritized free cash flow generation and return of capital to stockholders and the maintenance of Pioneer's strong balance sheet and adequate liquidity; and
•reduced by a factor of 50 percent the resulting scoring opportunity to reflect the industry downturn and the mid-year adjustments to the corporate goals.
2020 Performance Goals and Results. Following year-end, the Compensation Committee assessed the Company's performance, and determined an actual payout percentage for each goal. The payout percentage for each goal can range from zero to a maximum of 250 percent, and is established by the committee using its subjective judgment as to the Company's performance in each area. The committee believes it is important to retain its ability to exercise a certain level of discretion so that the Board and management will have flexibility to plan for and react to changing industry circumstances, such as commodity prices, cost structures and acquisition and divestment opportunities, without creating conflicting incentives for management.
The 2020 goals, as adjusted, together with the results, are set out in the table below:

Performance Goal	Target Performance	Performance Result	Relative Weight	Payout (% of Target)	Weighted Payout
ESG & HSE (1)			10%	116%	11.6%
Free cash flow (2)	≥475 million	$689 million	10%	250%	25.0%
Cash return on capital invested (3)	≥8.5%	9.6%	10%	150%	15.0%
Drilling, completions and facilities capital (4) and base lease operating and corporate G&A costs/BOE	≤$1.6 billion ≤7.40	$1.498 billion 6.89	10%	210%	21.0%
Certain strategic goals (5)			10%	125%	12.5%
Total performance factors (@50%)			50%		85.1%
Discretionary factor (not to exceed +/- 33%)					(10.1%)
Final performance score					75.0%
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(1)Scoring of performance against the HSE and ESG goals was based on the Health, Safety and Environment Committee's evaluation of the Company's performance.
(2)Free cash flow is a non-GAAP financial measure. As used by the Company, free cash flow is defined as net cash provided by operating activities, adjusted for changes in operating assets and liabilities, less capital expenditures. The Company believes this non-GAAP measure is a financial indicator of the Company's ability to internally fund acquisitions, debt maturities, dividends and share repurchases after capital expenditures.
(3)Cash return on capital invested ("CROCI") is a non-GAAP financial measure. As used by the Company, CROCI is EBITDAX (defined below) divided by the book value of gross oil and gas properties (both proved and unproved) before depreciation, depletion and amortization and impairments. The Company believes CROCI is used by the investment community as a measure of return on capital invested and has the benefit of ignoring impairments, providing an overall evaluation of returns on capital over time that does not inflate returns after an impairment. "EBITDAX" represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; impairment of inventory and other property and equipment; accretion of discount on asset retirement obligations; interest expense; income taxes; net (gain) loss on the disposition of assets; loss on early extinguishment of debt; noncash derivative related activity; amortization of stock-based compensation; noncash valuation adjustments on investments, contingent consideration and deficiency fee obligations; noncash restructuring charges; and other noncash items.
(4)Drilling, completions and facilities capital expenditures refers to capital spending for drilling, completions facilities and seismic, and excludes capital spending for acquisitions, asset retirement obligations, capitalized interest, geological and geophysical G&A, information technology and corporate facilities, if any.
(5)For 2020, the strategic goals category included (i) successfully navigating the impact of the COVID-19 pandemic on the Company's employees and business while implementing protocols to provide a safe work environment for all employees; (ii) adjusting operational plans and capital spending to manage through the pandemic, while improving operational efficiency and maintaining a strong balance sheet, adequate liquidity and refinancing of near-term bond maturities; and (iii) developing a strategy for allocating free cash flow to stockholders.
While 2020 was a challenging year, the Compensation Committee believes the Company delivered a strong operational performance in 2020, taking immediate actions that helped keep Pioneer's employees safe while generating significant free cash flow, protecting the balance sheet and returning capital to stockholders. The following summarizes some of the notable performance highlights from the year relating to the performance goals, which led to the Compensation Committee's decisions as to the payout percentages set forth above:
•ESG & HSE - well exceeded the goals; as noted by the Health, Safety and Environment Committee, the Company adopted targets, aligned with the TCFD, to reduce GHG and methane emission intensities from the Company's operations, including a 25 percent reduction in GHG intensity and 40 percent reduction in methane intensity by 2030, inclusive of the recently acquired assets of Parsley; established a goal to limit flaring intensity to less than one percent of natural gas produced, with a plan to incorporate Parsley's assets into this target by 2022, and plans to end routine flaring, as defined by the World Bank, by 2030, with an aspiration to reach this goal by 2025; implemented a program company-wide designed to prevent reoccurrence of serious exposures; and mitigated identified risk focus areas, noting that Pioneer received the Our Driving Concern Texas Employer Traffic Safety award for the third consecutive year.
•Free cash flow - well exceeded the goal; delivered cash flow from operating activities for 2020 of $2.1 billion, leading to free cash flow of $689 million for the year. The improvement in free cash flow was driven by the austerity measures undertaken by the Company as a result of the industry downturn caused by the COVID-19 pandemic and a significant reduction in oil prices. In particular, the Company reduced its capital budget by over 50%, reduced its general and administrative costs through executive and Board salary reductions, decreased annual cash incentives, and reduced the Company’s 401(k) and deferred compensation matching amounts, among other cost saving initiatives.
•Cash return on capital invested - exceeded the goal; delivered higher than expected cash return on capital invested through the above-mentioned austerity measures, which benefitted the Company’s reported EBITDAX, combined with capital efficiency improvements associated with the Company’s drilling and completion activities and supply chain cost savings achieved during 2020.
•Drilling, completions and facilities capital and base lease operating and corporate G&A costs/BOE - well exceeded the goal; the Company exceeded its 2020 capital budget goal as a result of the capital efficiency improvements associated with the Company’s drilling and completion activities during the year, coupled with supply chain cost savings; the Company also achieved lower base lease operating and corporate G&A costs/BOE than forecasted as a result of the Company’s lease operating cost saving initiatives (i.e. reducing chemical usage, performing routine maintenance with Company personnel, shutting in certain higher cost vertical wells, etc.) combined with the aforementioned G&A austerity measures.
•Strategic goals - accomplished essentially all goals; effectively addressed the impact of the COVID-19 pandemic on the Company's employees and business, activating Pioneer's Crisis Management Team and implementing protocols aligned with guidance from federal, state and local authorities to provide a safe work environment for employees while still maintaining operational efficiency; effectively adjusted operational plans and capital spending to manage through the pandemic, delivering strong free cash flow and protecting the balance sheet, exiting the year with unrestricted cash on hand of $1.4 billion and net debt of $1.9 billion; developed a strategy for allocating free cash flow to stockholders, announcing an investment framework to prioritize free cash flow generation and return of capital to stockholders, inclusive of a strong and growing base dividend, a variable dividend and oil production growth of approximately five percent.
Under the program, the Compensation Committee retains discretion to adjust the amount of the final payout, positively or negatively, by up to 33 percent, to recognize critical performance factors and industry conditions, for all NEOs as a group or separately for each NEO based on individual performance factors, but the total payout for any NEO may not exceed 250 percent of his or her target bonus. For 2020, in light of the industry downturn and the mid-year adjustment to the goals, the committee exercised its discretion to reduce the final payout level for the NEOs as a group to 75 percent of target (and applied that payout to their base compensation as reduced in response to the industry downturn), which is the lowest payout level for the Company in the last 20 years.
Annual Long-Term Incentive Awards
The Compensation Committee established a target dollar amount for annual awards to each NEO, and arrived at the resulting number of shares by dividing the target value by the 30 trading day average closing price of the Company's common stock prior to February 1, 2020. In establishing the target dollar amount of the awards to grant to NEOs, the committee considers peer group benchmarking data as well as each NEO's total target compensation level and each NEO's performance to determine if unique performance issues, positive or negative, existed that should affect the value of the 2020 annual long-term incentive award. Although the committee reviews the size and current value of prior long-term incentive awards, it does not consider these values in determining the long-term incentive award for the NEOs, believing that prior years' awards were a component of those specific years' total compensation and were not excessive, and future awards should be competitive with an NEO's current peer group position in order to retain and motivate the NEO.
The Compensation Committee also reviewed the Company's approach for delivering long-term incentives to NEOs. As a part of its review, the committee considered the balance of risk in the long-term incentive program, peer company practices, and input from senior management and Meridian. In accordance with the pay-for-performance philosophy of the Company's compensation program, the committee approved a change in the mix of equity awards, increasing the allocation of the target value of the portion of the NEOs' equity awards granted in performance units from 50 percent to 100 percent for the CEO, and from 50 percent to 60 percent for the other NEOs. The balance of the other NEOs' awards were in the form of restricted stock or RSUs, as applicable, which vest over three years.
For 2020, the Compensation Committee determined not to change the target dollar amounts of the awards to the NEOs compared to 2019, except as noted in the table below. The target dollar amounts and share counts for the 2020 long-term incentive awards were established prior to the change in the Company's plans in reaction to the industry downturn.
The table below shows the approved total target dollar amount of the long-term incentive awards granted to each NEO for 2020, compared to 2019, and the allocation of the 2020 target amount between the two award types.

				Allocation Among Awards (1)
NEO	2019 Target Value	2020 Target Value	% Change	Restricted Stock/RSU Awards	Performance Units
Scott D. Sheffield	$8,870,900	$8,870,900	—%	$—	$8,870,900
Richard P. Dealy	$2,626,500	$2,626,500	—%	$1,050,600	$1,575,900
Mark S. Berg	$2,110,000	$2,110,000	—%	$844,000	$1,266,000
Chris J. Cheatwood	$2,110,000	$2,110,000	—%	$844,000	$1,266,000
J. D. Hall (2)	$2,700,000	$2,110,000	(22%)	$844,000	$1,266,000
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(1)These dollar amounts vary from the values disclosed in the Summary Compensation Table and the 2020 Grants of Plan-Based Awards table below because those amounts are calculated based on the grant date fair value of the awards for accounting purposes in accordance with SEC rules. See the footnotes to those tables for further information regarding the methodology for determining the values of the awards for purposes of those tables.
(2)During 2019, Pioneer underwent a corporate restructuring pursuant to which the Company significantly reduced its cost structure, streamlined roles and responsibilities and implemented a flatter reporting structure, as a result of which certain of Mr. Hall's responsibilities were assumed by other officers. Mr. Hall's base salary and annual bonus targets were adjusted during 2019 to equal that of Messrs. Berg and Cheatwood, and similarly, the target dollar amount of his 2020 long-term incentive award has been set to equal their target dollar amounts.
Restricted Stock and RSU Awards. For the 2020 restricted stock and RSU award program, the awards vest over three years in one-third increments annually following the date of grant, subject to the NEO remaining employed with the Company continuously through the applicable vesting dates. For tax reasons, NEOs who have attained or who will attain the stated retirement age (which is age 60) during the vesting period of the awards are awarded RSUs instead of restricted stock. In 2020, Messrs. Sheffield, Berg and Cheatwood received RSUs. Additional information regarding the terms of these awards is described below under "Executive Compensation Tables-Narrative Disclosure for the 2020 Grants of Plan-Based Awards Table."
Performance Unit Awards. For the 2020 performance unit award program, the Compensation Committee determined, as it has since it began awarding performance units in 2007, that performance should be measured objectively rather than subjectively and should be based on relative total stockholder return, or "TSR" (as defined in the award agreements), over a three-year performance period. The committee believes relative TSR is an appropriate long-term performance metric because it generally reflects all elements of a company's performance and provides the best alignment of the interests of management and the Company's stockholders.
Each year, the Compensation Committee considers whether any changes should be made to the peer group used in measuring relative TSR with respect to the performance unit grants. For the 2020 awards, the committee determined not to make any changes to the peer group other than the removal of Anadarko Petroleum Corporation as a result of its having been acquired in August 2019. The companies in the 2020 performance unit peer group are Apache Corporation, Cimarex Energy Co., Continental Resources, Inc., Devon Energy Corporation, Diamondback Energy, Inc., EOG Resources, Inc., Hess Corporation, and Marathon Oil Corporation. Concho Resources Inc., Noble Energy, Inc. and Parsley were in the 2020 performance peer group but have since been removed as a result of their having been acquired. As depicted in the following table, the payout will range from zero percent to 250 percent of the target number of performance units awarded based on the Company's relative TSR ranking in the peer group at the end of the three-year performance period that began on January 1, 2020 and ends December 31, 2022:

TSR Rank Against Peers	Percentage of Performance Units Earned (1)
1	250%
2	200%
3	166%
4	133%
5	100%
6	65%
7	30%
8	—%
9	—%
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(1)See the 2020 Grants of Plan-Based Awards table below, and the description of the performance units following that table, for additional information regarding the terms of the performance units.
The performance unit awards granted each year provide an additional balance of risk to the long-term incentive award program because a new three-year performance period starts at the beginning of each year. As depicted in the table below, with respect to the performance units granted in 2018, for the period January 1, 2018 to December 31, 2020, the Company's TSR resulted in a ranking of third place, providing a payout of 170 percent of target.

Rank	Company (1)	TSR (%)
1	Hess Corporation	15%
2	ConocoPhillips	(19%)
3	Pioneer	(33%)
4	Cabot Oil & Gas Corporation	(37%)
5	EOG Resources, Inc.	(52%)
6	Concho Resources Inc.	(59%)
7	Marathon Oil Corporation	(59%)
8	Devon Energy Corporation	(59%)
9	Continental Resources, Inc.	(66%)
10	Apache Corporation	(66%)
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(1)Although Anadarko Petroleum Corporation and Noble Energy, Inc. were originally part of the performance peer group, they have been removed due to their having been acquired during the performance period.
Accordingly, the performance shares earned by the NEOs for the 2018 to 2020 performance period were as follows:

NEO	Target Payout of Shares	Payout % of Target	Actual Payout of Shares
	(#)		(#)
Scott D. Sheffield (1)	N/A	N/A	N/A
Richard P. Dealy	7,362	170%	12,516
Mark S. Berg	5,914	170%	10,054
Chris J. Cheatwood	5,914	170%	10,054
J. D. Hall	7,568	170%	12,866
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(1)Mr. Sheffield was serving as a nonemployee director of the Company during 2018 and did not receive an annual long-term incentive award.
The following table shows, as of December 31, 2020, the relative TSR rankings of the Company and each of the named peer companies for the currently outstanding performance unit awards, which have periods that began January 1, 2019, or two years into the three year performance period, and January 1, 2020, or one year into the three year performance period, although the actual performance level cannot be known until the end of the applicable performance period.

Rank	Period Beginning January 1, 2019		Period Beginning January 1, 2020
	Company (1)	TSR (%)	Company (1)	TSR (%)
1	Hess Corporation	(1%)	Hess Corporation	(23%)
2	Pioneer	(26%)	Pioneer	(23%)
3	Devon Energy Corporation	(43%)	Cimarex Energy Co.	(24%)
4	EOG Resources, Inc.	(51%)	Devon Energy Corporation	(34%)
5	Cimarex Energy Co.	(52%)	EOG Resources, Inc.	(35%)
6	Diamondback Energy, Inc.	(58%)	Apache Corporation	(43%)
7	Apache Corporation	(59%)	Diamondback Energy, Inc.	(48%)
8	Marathon Oil Corporation	(61%)	Continental Resources, Inc.	(51%)
9	Continental Resources, Inc.	(65%)	Marathon Oil Corporation	(51%)
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(1) Although Anadarko Petroleum Corporation, Concho Resources Inc., Noble Energy, Inc. and Parsley were originally part of the performance peer group, they have been removed due to their having been acquired during the performance period.
To demonstrate the pay-for-performance nature of the performance unit program, the following table shows the resulting realized values of the performance unit program for performance unit awards granted to the individuals serving as CEO since the program began in 2007:

Performance Period	Min Payout of Shares	Target Payout of Shares	Max Payout of Shares	Actual Earned Date	TSR Rank	Payout % of Target	Actual Payout of Shares
	(#)	(#)	(#)				(#)
Awards to the CEO
1/1/2007-12/31/2009	—	34,998	87,495	12/31/2009	7	75%	26,249
1/1/2008-12/31/2010	—	38,478	96,195	12/31/2010	2	200%	76,956
1/1/2009-12/31/2011	—	60,459	151,148	12/31/2011	1	250%	151,148
1/1/2010-12/31/2012	—	28,222	70,555	12/31/2012	1	250%	70,555
1/1/2011-12/31/2013	—	16,065	40,163	12/31/2013	1	250%	40,163
1/1/2012-12/31/2014	—	17,553	43,883	12/31/2014	2	200%	35,106
1/1/2013-12/31/2015	—	30,540	76,350	12/31/2015	4	150%	45,810
1/1/2014-12/31/2016	—	23,273	58,183	12/31/2016	3	175%	40,728
1/1/2015-12/31/2017	—	11,530	28,825	12/31/2017	4	150%	17,295
1/1/2016-12/31/2018	—	14,847	37,118	12/31/2018	6	110%	16,332
1/1/2017-12/31/2019	—	19,110	47,775	12/31/2019	6	100%	19,110
1/1/2018-12/31/2020	—	20,683	51,708	12/31/2020	3	170%	35,162
1/1/2019-12/31/2021	—	30,444	76,110	12/31/2021	Not yet determined
1/1/2020-12/31/2022 (1)	—	60,240	150,600	12/31/2022	Not yet determined
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(1)Commencing in 2020, 100 percent of the CEO's annual long-term incentive award was allocated to performance units.
In administering the annual long-term incentive award program, awards are currently made to NEOs under the following guidelines:
•All long-term incentive awards are approved during the regularly scheduled first quarter Compensation Committee meeting.
•The Company does not time the release of material non-public information to affect the value of the executive equity compensation awards.
•All annual awards vest over three years, subject generally to the continued employment of the executive officer.

Total Direct Compensation
In determining the extent to which the Company's executive compensation program meets the Compensation Committee's compensation philosophy and objectives, the committee reviews the competitiveness of total compensation (the aggregate of base salary, annual cash bonus incentive payment and the grant value of long-term incentive plan awards), in addition to each of the individual compensation components.
Other Compensation
Overview. The Compensation Committee believes that providing some perquisites, as well as health, welfare and retirement benefits, as components of total compensation is important in attracting and retaining qualified personnel; however, because the Company has chosen to emphasize variable, performance-based pay, the Company takes a conservative approach to these fixed benefits. The Company's perquisite, retirement and other benefit programs are established based upon an assessment of competitive market factors and a determination of what is needed to attract, retain and motivate high caliber executives.
Limited Perquisites. The perquisites provided to the NEOs are the payment of the costs of financial counseling services, annual medical physical exams and personal use of the Company's cell phones and computers. The Company also pays for the costs for the NEOs' spouses to participate in certain business dinners or events, which the Company expects to be minimal.
Each year, the Company purchases a certain number of hours of flight time through a private charter aircraft company. These hours are made available for business use to the executive officers and other employees of the Company. The Company's policy is to not permit employees, including executive officers, to use these hours for personal use. The Company expects there will be occasions when a personal guest (including a family member such as a spouse) will accompany an employee on a business-related flight. In such instances, the Company will follow the Internal Revenue Service rules and, where required, impute income to the employee based on the Standard Industry Fare Level rates provided by the Internal Revenue Service.
Health and Welfare Benefits. The Company's NEOs participate in the Company's health and welfare benefit plans, including medical, dental, disability and life insurance arrangements, on the same basis as the Company's other employees.
Retirement Plans. All eligible employees of the Company, including the NEOs, may participate in the Company's 401(k) Plan. The participant's contributions are fully vested at all times, and the Company's matching contributions vest over the first four years of service, after which time the matching contributions vest immediately. Participants may make additional pre-tax and after-tax contributions to the plan. All contributions are subject to plan and Internal Revenue Service limits. Until May 2020, the Company contributed two dollars for every one dollar of base compensation (up to five percent of base compensation and subject to the Internal Revenue Service imposed maximum contribution limits) contributed by the participant. In May 2020, in connection with the Company's cost savings efforts in response to the COVID-19 pandemic and the industry downturn, the Company reduced its contribution match to one dollar for every one dollar of base compensation (up to five percent of base compensation and subject to the Internal Revenue Service imposed maximum contribution limits) contributed by the participant. Effective January 2021, the Company's match was changed to one dollar for every one dollar of base compensation (up to ten percent of base compensation and subject to the Internal Revenue Service imposed maximum contribution limits) contributed by the participant.
The Company provides a non-qualified deferred compensation plan with a fixed Company matching contribution rate to certain of its more highly compensated employees, which includes the NEOs. The plan allows each participant to contribute up to 50 percent of base salary and 100 percent of the participant's annual cash bonus. Until May 2020, each year, the Company provided a matching contribution equal to the NEO's contribution, but limited to a maximum of ten percent of annual base salary. In May 2020, in connection with the Company's cost savings efforts in response to the COVID-19 pandemic and the industry downturn, the Company reduced its matching contribution to $0.50 for each dollar contributed by the NEO. The Company's match was restored effective January 1, 2021. The Company's matching contribution vests immediately. The non-qualified deferred compensation plan permits each participant to make investment allocation choices for both their contribution and the Company match to designated mutual funds offered as investment options under the non-qualified deferred compensation plan. The Company retains the right to maintain these investment choices as hypothetical investments or to actually invest in the participant's investment choices. To date, the Company has chosen to actually invest the funds in the investment options selected so that the investment returns are funded and do not create unfunded liabilities to the Company. The Company believes the plan is administered in operational compliance with all applicable rules and law. For more information on the non-qualified deferred compensation plan provisions, see "Executive Compensation Tables - 2020 Non-Qualified Deferred Compensation."

Severance and Change in Control Arrangements. The Compensation Committee believes compensation issues related to severance and change in control events for the NEOs should be addressed through contractual arrangements. As a result, while the Company has not entered into employment agreements with its executive officers, the Company enters into severance and change in control agreements with each of its executive officers, including each NEO, to recruit and retain executives, provide continuity of management in the event of an actual or threatened change in control and provide the executive with the security to make decisions that are in the best long-term interest of the stockholders. The change in control agreements do not provide a "gross-up" payment for excise taxes that might be imposed on payments under the change in control agreements by Section 4999 of the Internal Revenue Code (the "Code"), and it is the Company's policy that it will not provide such gross up benefits in future change in control or severance agreements. The terms of these agreements are described later in "Executive Compensation Tables - Potential Payments upon Termination or Change in Control."
Stock Ownership Guidelines
To support the commitment to significant stock ownership by NEOs, the Company's common stock ownership guidelines are as follows:

Officer	Required Stock Ownership - Multiple of Annual Base Salary
CEO	6x
Executive Vice Presidents	3x
An NEO generally has three years after becoming an executive officer to meet the applicable stock ownership guideline. In evaluating compliance by executive officers and directors with the stock ownership guidelines, the Compensation Committee has established procedures to minimize the effect of stock price fluctuations on the deemed value of the individual's holdings. The NEOs are required to retain all shares of common stock acquired in connection with the exercise of stock options or the vesting of other stock awards, other than sales to satisfy the exercise price of a stock option or tax obligations, until the applicable ownership guideline is reached. All NEOs have exceeded their minimum ownership guidelines. Given these robust requirements for stock ownership and the executives' historical levels of actual stock ownership, the committee does not believe that it is necessary to adopt a separate policy requiring executives to retain stock following the vesting or exercise of their long-term incentive plan awards.
Prohibited Equity Transactions
The Company has a policy that prohibits directors, officers or employees from engaging in short sales or in transactions involving derivatives based on the Company's common stock, such as option contracts, straddles, collars, hedges and writing puts or calls. In addition, the Company has a policy that prohibits directors and executive officers from pledging Company securities as collateral for a loan or holding Company securities in a margin account without advance approval from the Board. In addition, the Company's policy requires that directors and executive officers must obtain authorization from the Board before entering into a trading plan that, under the SEC's Rule 10b5-1, would permit the sale of the Company's stock including at times when the director or executive officer is in the possession of material nonpublic information. Please see "Corporate Governance - Policies Restricting Transactions to Hedge the Market Value of the Company’s Common Stock; Prohibited Equity Transactions" for additional information about the Company’s policies restricting the ability of directors, officers, employees and their designees from engaging in hedging transactions.
Policy on Recovery of Compensation and Clawbacks
The Board has adopted a clawback policy under which the Board, or a committee of the Board, has the right to cause the reimbursement by an executive officer of the Company of certain incentive compensation if the compensation was predicated upon the achievement of certain financial results that were subsequently the subject of a required restatement of the Company's financial statements and the executive officer engaged in fraudulent or intentional illegal conduct that caused the need for the restatement.
Indemnification Agreements
The Company has entered into indemnification agreements with each of its directors and executive officers. Each agreement requires the Company to indemnify the director or executive officer to the fullest extent permitted by the Delaware General Corporation Law. This means, among other things, that the Company must indemnify the indemnitee against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement that are incurred in a legal proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the Company if the indemnitee meets the standard of conduct provided under Delaware law. Also as permitted under Delaware law, the indemnification agreements require the Company to advance expenses in defending such an action provided that the director or executive officer undertakes to repay the amounts if the person ultimately is determined not to be entitled to indemnification from the Company.
Deductibility of Executive Compensation
Section 162(m) of the Code places restrictions on the deductibility of executive compensation paid by public companies. Prior to 2018, the Company could not deduct compensation paid to certain NEOs in excess of $1.0 million unless the compensation met the definition of "performance-based compensation" pursuant to Section 162(m) of the Code. Following the enactment of the Tax Cuts and Jobs Act, beginning with the 2018 calendar year, the $1.0 million annual deduction limitation applies to compensation paid to any individual who is the Chief Executive Officer, Chief Financial Officer or one of the other three most highly compensated executive officers for 2017 or any subsequent calendar year, and there is no longer any exception for qualified performance-based compensation. For periods after 2017, without the performance-based compensation exception, it is expected that any compensation deductions for any individual who is our Chief Executive Officer, Chief Financial Officer or one of our other three most highly compensated executive officers in 2017 or any later year (including the 2020 year), will be subject to a $1.0 million annual deduction limitation. Tax deductibility is only one factor that the Company considers when setting compensation, therefore certain compensation paid to applicable executive officers may not be deductible. Thus, decisions relating to 2020 compensation were not impacted by deduction considerations under Section 162(m) of the Code. Nevertheless, the Compensation Committee will continue to consider the pay-for-performance alignment of the Company's executive compensation program in making its determinations.
EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
For 2020, the compensation paid to the Company's NEOs consisted of a base salary, annual cash bonus incentive award payments, awards of restricted stock or RSUs (as applicable) and performance units, employer contributions to the Company's 401(k) and non-qualified deferred compensation plans, and certain perquisites, which elements of compensation are described in greater detail above in the "Compensation Discussion and Analysis" and in the tables that follow. The following table summarizes the total compensation earned by or paid to the NEOs for 2020, 2019, and 2018. Each NEO's principal position reflects their title as of the end of the 2020 year.

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (5)	Total
		($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Scott D. Sheffield President and Chief Executive Officer (4)	2020	$1,105,778	$—	$11,087,774	$—	$1,078,140	$124,879	$13,396,571
	2019	$1,043,284	$—	$9,896,926	$—	$2,275,000	$140,337	$13,355,547
Richard P. Dealy Executive Vice President and Chief Financial Officer	2020	$566,354	$—	$2,826,104	$—	$424,700	$72,754	$3,889,912
	2019	$616,931	$—	$2,933,752	$—	$868,000	$93,123	$4,511,806
	2018	$597,246	$—	$3,135,398	$—	$840,000	$92,394	$4,665,038
Mark S. Berg Executive Vice President, Corporate Operations	2020	$433,910	$—	$2,270,376	$—	$260,350	$85,475	$3,050,111
	2019	$475,010	$—	$2,356,839	$—	$532,000	$89,474	$3,453,323
	2018	$472,702	$—	$2,518,745	$—	$570,000	$88,672	$3,650,119
Chris J. Cheatwood Executive Vice President, Field Development and Emerging Technology	2020	$433,910	$—	$2,270,376	$—	$260,350	$69,781	$3,034,416
	2019	$475,010	$—	$2,356,839	$—	$532,000	$88,209	$3,452,058
	2018	$472,702	$—	$2,518,745	$—	$467,400	$94,292	$3,553,139
J.D. Hall Executive Vice President, Operations	2020	$433,910	$—	$2,270,376	$—	$260,350	$69,760	$3,034,396
	2019	$505,587	$—	$3,015,918	$—	$638,400	$91,656	$4,251,561
	2018	$560,562	$—	$3,223,126	$—	$690,200	$99,952	$4,573,840
______________________
(1)The salary amounts for 2020 reflect the 20 percent reduction in salary for the CEO, and 15 percent reduction for the other NEOs, instituted in May 2020 in response to the industry downturn caused by the COVID-19 pandemic and a significant reduction in oil prices. Mr. Sheffield did not begin receiving salary in 2019 until he resumed employment in late February of that year.
(2)Amounts reported for Stock Awards in column (e) represent the grant date fair value of restricted stock, RSUs and performance unit awards, computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, all amounts shown in this column exclude the effect of estimated forfeitures related to service-based vesting conditions. The grant date fair values attributable to restricted stock and RSU awards are based on the market-quoted closing price of the Company's common stock on the last trading day prior to the grant date of the awards. The Company's performance units are valued for these purposes using the Monte Carlo simulation method assuming a target number of shares would be payable because this is deemed to be the "probable" payout percentage at the time of grant consistent with the estimate of aggregate compensation cost to be recognized over the service period. Actual payouts with respect to performance units can range from zero percent to 250 percent of the target number of performance units awarded based on the relative ranking of the Company's TSR in comparison to the peer group over the applicable three-year performance period. If the Company's relative TSR performance is below the threshold performance, no shares will be paid. If the Company's performance places it first among its peers, a maximum of 250 percent of the target number of shares will be paid. In that instance, the grant date fair value of the maximum number of shares for each of the NEOs pursuant to performance units granted in 2020 would be as follows: Mr. Sheffield, $27,719,436; Mr. Dealy, $4,924,525; Mr. Berg, $3,955,910; Mr. Cheatwood, $3,955,910; and Mr. Hall, $3,955,910. Additional detail regarding the Company's share-based awards is included in Note 8 of Notes to Consolidated Financial Statements included in "Item 8. Financial Statements and Supplementary Data" in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and under the 2020 Grants of Plan-Based Awards table below. The Company has not granted stock options since 2012. For additional information regarding restricted stock, RSU and performance unit awards, as applicable, owned by the NEOs as of December 31, 2020, see the "2020 Outstanding Equity Awards at Fiscal Year End" table below.
(3)Amounts in column (g) represent the actual payouts of annual cash bonus incentive awards related to performance in respect of such years, which were paid in March of the following year. See "Compensation Discussion and Analysis - Elements of the Company's Compensation Program - Annual Cash Bonus Incentive Program" above.
(4)During 2018, Mr. Sheffield served only as a non-employee director of the Company and all compensation he received from the Company during 2018 related to his non-employee director role and was disclosed in the 2018 Director Compensation Table in the Proxy Statement for the 2019 Annual Meeting of Stockholders. Accordingly, in accordance with the disclosure rules of the SEC, his 2018 compensation is not included in this table.
(5)The following table presents certain categories of compensation included as All Other Compensation in column (i) for the NEOs in 2020, which include the Company contributions to the NEOs' 401(k) Plan and non-qualified deferred compensation plan accounts, life insurance premiums and other perquisites:

	Year Ended December 31, 2020
	Scott D. Sheffield	Richard P. Dealy	Mark S. Berg	Chris J. Cheatwood	J.D. Hall
401(k) contributions	$28,500	$27,366	$24,298	$24,298	$24,298
Non-qualified deferred compensation plan contributions	81,732	41,433	47,500	31,744	31,744
Life Insurance Premiums	780	780	677	677	677
Financial counseling	13,000	3,175	13,000	13,061	13,041
Spousal travel (a)	868	—	—	—	—
Totals	$124,880	$72,754	$85,475	$69,780	$69,760
______________________
(a)Spousal travel & entertainment costs are included to the extent of the incremental costs incurred by the Company for travel and entertainment of spouses when accompanying the NEOs on Company-related business trips.

2020 Grants of Plan-Based Awards
The following table sets forth, for each NEO, information about grants of plan-based awards during 2020.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock and Option Awards (4)(5)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Scott D. Sheffield	03/04/2020	$—	$1,625,000	$4,062,500
	03/04/2020				15,060	60,240	150,600		$11,087,774
Richard P. Dealy	03/04/2020	$—	$620,000	$1,550,000
	03/04/2020				2,676	10,702	26,755		$1,969,810
	03/04/2020							7,134	$856,294
Mark S. Berg	03/04/2020	$—	$380,000	$950,000
	03/04/2020				2,149	8,597	21,493		$1,582,364
	03/04/2020							5,732	$688,012
Chris J. Cheatwood	03/04/2020	$—	$380,000	$950,000
	03/04/2020				2,149	8,597	21,493		$1,582,364
	03/04/2020							5,732	$688,012
J.D. Hall	03/04/2020	$—	$380,000	$950,000
	03/04/2020				2,149	8,597	21,493		$1,582,364
	03/04/2020							5,732	$688,012
______________________
(1)The amounts in columns (c), (d) and (e) represent the threshold, target and maximum payment levels with respect to the Company's 2020 annual cash bonus incentive program under the Company's Long Term Incentive Plan, as discussed above in the section entitled "Compensation Discussion and Analysis" and below under "Narrative Disclosure for the 2020 Grants of Plan-Based Awards Table." The amounts shown in the "Target" column reflect a payout of 100 percent of the target bonus, and the amounts shown in the "Maximum" column reflect the highest possible payout of 250 percent of target bonus. The minimum that could be paid under the annual cash bonus incentive program is zero, therefore there is not a threshold value associated with the awards. Actual bonus payouts under this program for 2020, which were paid in March 2021, are reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table. The target and maximum values reflected in this table were calculated as of the March 4, 2020 grant date prior to any base salary reductions, but actual payouts were based upon the NEOs' reduced salaries.
(2)The amounts in columns (f), (g) and (h) represent the number of shares deliverable upon threshold, target and maximum performance with respect to the grants of performance units in 2020 under the Long Term Incentive Plan. The number of shares shown in the "Threshold" column reflects the lowest possible payout (other than zero), representing 25 percent of the target number of performance units granted. If performance is below the threshold, no shares are issued. The number of shares shown in the "Target" column reflects a payout of 100 percent of the target number of performance units granted. The number of shares shown in the "Maximum" column reflects the highest possible payout of 250 percent of the target number of performance units granted.
(3)The amounts reported are the number of restricted shares of the Company's common stock or RSUs granted to each NEO in 2020 under the Long Term Incentive Plan in connection with the annual grant of awards as described above.
(4)The Company did not grant any stock options in 2020.
(5)Amounts for restricted stock, RSU and performance unit awards represent each award's grant date fair value computed in accordance with FASB ASC Topic 718. The value of performance units was determined on the grant date using the Monte Carlo simulation method assuming a target number of shares would be issued at settlement, as that is the "probable" outcome as of the grant date, and is consistent with the estimate of aggregate compensation costs that the Company would expense in its financial statements over the awards' three-year performance period, in accordance with FASB ASC Topic 718. See footnote 2 to the Summary Compensation Table for additional information about the assumptions used in calculating these amounts.
Narrative Disclosure for the 2020 Grants of Plan-Based Awards Table
The 2020 annual cash bonus incentive program awards and the 2020 awards of performance units, restricted stock and RSUs were granted to the NEOs under the Long Term Incentive Plan. The material terms of these awards are described below. Defined terms impacting the accelerated settlement or vesting of awards can be found below in "Potential Payments upon Termination or Change in Control."
2020 Annual Cash Bonus Incentive Program Awards. The terms of the Company's annual cash bonus incentive program are described in "Compensation Discussion and Analysis — Elements of the Company's Compensation Program — Annual Cash Bonus Incentive Program" above. As described in that section, at the beginning of 2020, the Compensation Committee established for each NEO a target bonus level expressed as a percent of the executive's base salary, with the opportunity to receive a maximum bonus level of 250 percent of target after assessing the Company's performance. The dollar values of the target and maximum bonus award opportunities for each NEO are reported in the "2020 Grants of Plan-Based Awards Table" above. In determining the actual amounts paid to the NEOs for 2020, the committee evaluated the Company's and the NEOs' performance for 2020 and determined the actual payout to each NEO in relation to the Company's goals. The amounts actually paid to each NEO with respect to the 2020 annual cash bonus incentive program are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
Performance Unit Awards. The performance unit awards represent the right to receive between zero percent and 250 percent of the target number of performance units granted, contingent on the continued employment of the NEO and the Company's achievement of the specified performance objective at the end of the performance period. The 2020 awards have a three-year performance period (January 2020 to December 2022), and the number of performance units earned will be based on the Company's TSR ranking for this three-year period compared to the TSR of the following peer companies: Apache Corporation, Cimarex Energy Co., Continental Resources, Inc., Diamondback Energy, Inc., Devon Energy Corporation, EOG Resources, Inc., Hess Corporation and Marathon Oil Corporation, in accordance with the following table (Concho Resources Inc., Noble Energy, Inc. and Parsley had been included in the group of peer companies but will be excluded due to their having been acquired in 2020):

TSR Rank Against Peers	Percentage of Performance Units Earned
1	250%
2	200%
3	166%
4	133%
5	100%
6	65%
7	30%
8	0%
9	0%
TSR means the annualized rate of return stockholders receive through stock price changes and the assumed reinvestment of dividends paid over the performance period. For purposes of determining the TSR for the Company and each of the peer companies, the change in the price of the Company's common stock and of the common stock of each peer company is based upon the average of the closing stock prices over the 60-day periods preceding the start and the end of the performance period.
Performance units earned will generally be paid in shares of the Company's common stock (unless the Compensation Committee determines to pay in cash) no later than March 1 of the year following the year in which the performance period ends. The NEOs will also earn dividend equivalents on the performance units actually earned up to a maximum of the target number of performance units awarded, which will be paid at the time the performance units are settled.
If an NEO's employment with the Company is terminated during the performance period, the following rules will determine the number of performance units, if any, the NEO will earn: (1) if an NEO is terminated by the Company for cause or by the NEO without good reason, all of the performance units subject to the award will be forfeited to the Company; (2) if the NEO's employment is terminated due to death or disability, the NEO will generally receive settlement of a number of performance units equal to the target number of performance units awarded multiplied by a fraction, the numerator of which is the number of months during the performance period that the NEO was employed and the denominator of which is 36 (the "pro ration fraction"), except that, in the case of disability, if an NEO would reach normal retirement age (on or after the attainment of age 60) during the performance period, the NEO would receive the actual number of performance units earned during the performance period multiplied by the pro ration fraction; (3) if the NEO's employment is terminated due to the NEO's normal retirement (attaining the age of 60 with at least five years of service), the NEO will receive settlement of a number of performance units equal to the number of performance units that would have been earned if the NEO had continued employment through the end of the performance period multiplied by the pro ration fraction (unless the grant date of the award was at least one year prior to the retirement date, in which case there would be no pro ration); and (4) if the NEO's employment is terminated by the Company without cause or by the NEO for good reason, then (A) Mr. Sheffield will receive a number of performance units equal to the number of performance units that would have been earned if he had continued employment through the end of the performance period, and (B) the other NEOs will receive settlement of a number of performance units equal to the number of performance units that would have been earned if the NEOs had continued employment through the end of the performance period multiplied by the pro ration fraction.
In the event of a change in control, performance units will not automatically accelerate, but will generally only vest prior to the scheduled vesting date if a qualifying termination event occurs, with the payout being determined as of the date of the change in control.
Additional information regarding the performance unit awards can be found above under "Compensation Discussion and Analysis — Elements of the Company's Compensation Program — Annual Long-Term Incentive Awards."
Restricted Stock and RSU Awards. As noted previously, Mr. Sheffield did not receive a grant of RSUs in 2020, but instead, his entire long-term incentive award was granted in the form of performance units. The restricted stock awards and RSUs granted in 2020 vest in equal one-third increments in each of the three years following the date of grant, subject to the NEO remaining employed with the Company continuously through the vesting date. While an NEO holds restricted stock awards, he is entitled to vote with holders of the Company's common stock and receive dividends on the shares at the same rate and time as other stockholders. RSU awards are similar to restricted stock awards in terms of vesting and the right to receive payments equivalent to the dividends paid on the common stock, but the NEO has no voting rights in respect of RSUs.
If an NEO's employment with the Company is terminated prior to the vesting date, the following rules will apply: (1) if an NEO is terminated by the Company for cause or by the NEO without good reason, all of the unvested restricted shares or RSUs subject to the award will be forfeited to the Company, (2) if an NEO is terminated due to death, disability, normal retirement, by the Company without cause or by the NEO for good reason, the restricted shares or RSUs will vest on a pro rata based on the number of months since the date of grant (unless, in the case of retirement, the grant date of the award was at least one year prior to the retirement date, in which case there would be no pro ration), and (3) notwithstanding clause (2) of this paragraph, if Mr. Sheffield is terminated by the Company without cause or he terminates his employment for good reason, any RSUs subject to awards from prior years will vest in full. In the event of a change in control, the vesting of the restricted shares and RSUs granted to the NEOs will not automatically accelerate, but will generally only vest prior to the scheduled vesting date if a qualifying termination event occurs.
Additional information regarding the restricted stock and RSU awards can be found above in "Compensation Discussion and Analysis - Elements of the Company's Compensation Program - Annual Long-Term Incentive Awards."
2020 Outstanding Equity Awards at Fiscal Year End
The following table sets forth, for each NEO, information regarding stock options, restricted stock, RSUs and performance units that were held as of December 31, 2020, including awards that were granted prior to 2020:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Un- exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (1)		Market Value of Shares or Units of Stock that have not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That have not Vested (1)
	(#)		(#)	($)		(#)		($)	(#)		($)
(a)	(b)		(c)	(e)	(f)	(g)		(h)	(i)		(j)
Scott D. Sheffield	36,232	(2)	—	$113.76	02/22/2022	32,822	(3)	$3,738,098	150,600	(4)	$17,151,834
									76,110	(5)	$8,668,168
Richard P. Dealy	12,078	(2)	—	$113.76	02/22/2022	7,134	(6)	$812,491	26,755	(4)	$3,047,127
						9,553	(3)	$1,087,991	23,880	(5)	$2,719,693
						7,363	(7)	$838,572
Mark S. Berg	6,863	(2)	—	$113.76	02/22/2022	5,627	(6)	$640,859	21,492.5	(4)	$2,447,781
			—			7,390	(3)	$841,647	19,185	(5)	$2,184,980
						5,685	(7)	$647,465
Chris J. Cheatwood	8,235	(2)	—	$113.76	02/22/2022	5,627	(6)	$640,859	21,492.5	(4)	$2,447,781
						7,387	(3)	$841,305	19,185	(5)	$2,184,980
						5,694	(7)	$648,490
J.D. Hall	—		—	—		5,732	(6)	$652,817	21,492.5	(4)	$2,447,781
						9,820	(3)	$1,118,400	24,550	(5)	$2,796,000
						7,569	(7)	$862,033
______________________
(1)Amounts in column (g) represent shares of the Company's common stock underlying restricted stock or RSUs that, in each case, are unvested as of December 31, 2020, and amounts in column (i) represent performance units that will vest, if at all, in amounts that depend on the relative performance of the Company's common stock over a three-year performance period, all as described below. Dollar amounts in columns (h) and (j) are based on the closing price of $113.89 of the Company's common stock on December 31, 2020. The numbers in column (g) have also been adjusted where applicable to reflect the cancellation of shares that were used to pay taxes associated with the applicable NEO being retirement-eligible pursuant to the applicable award agreements governing the outstanding awards. In addition to the vesting schedules described below, the termination of the NEO's employment or the occurrence of a change in control prior to the vesting date will affect the vesting of the award, all as described above in the section entitled "Narrative Disclosure for the 2020 Grants of Plan-Based Awards Table" or the section below entitled "Potential Payments upon Termination or Change in Control."
(2)This award of stock options vested in full on February 22, 2015, which was the third anniversary of the grant date.
(3)This award of restricted stock, or RSUs in the case of Messrs. Sheffield, Berg and Cheatwood, vests in full on February 21, 2022, in the third year following the grant date (in the case of Mr. Sheffield, the amount includes awards granted in February and May of 2019).
(4)This award of performance units was made in 2020 and has a three-year performance period (January 2020 to December 2022). The conditions for vesting of this award are described above in "Narrative Disclosure for the 2020 Grants of Plan-Based Awards Table." In accordance with the rules of the SEC, which require disclosure of awards at the level immediately above actual levels achieved at the end of the prior fiscal year, the number of shares reported represents the number of performance units that would vest on December 31, 2022 if the Company's relative TSR resulted in a ranking of first out of the nine peer companies, which would be 250 percent of the "Target" number of performance units awarded, in accordance with the table in the section above entitled "Narrative Disclosure for the 2020 Grants of Plan-Based Awards Table." As of December 31, 2020, the Company's relative TSR for this performance period would have resulted in a ranking of second place, or a payout of 200 percent of target.
(5)This award of performance units was made in 2019 and has a three-year performance period (January 2019 to December 2021). In accordance with the rules of the SEC, which require disclosure of awards at the level immediately above actual levels achieved at the end of the prior fiscal year, the number of shares reported represents the number of performance units that would vest on December 31, 2021 if the Company's relative TSR resulted in a ranking of first out of the nine peer companies, which would be 250 percent of the "Target" number of performance units awarded. As of December 31, 2020, the Company's relative TSR for this performance period would have resulted in a ranking of second place, or a payout of 200 percent of target.
(6)This award of restricted stock, or RSUs in the case of Messrs. Berg and Cheatwood, vests in full on February 21, 2023, in the third year following the grant date.
(7)This award of restricted stock, or RSUs in the case of Messrs. Berg and Cheatwood, vested in full on February 27, 2021, in the third year following the grant date.

2020 Option Exercises and Stock Vested
The following table sets forth, for each NEO, information about exercises of stock options, the lapse of restrictions on stock awards and the vesting of performance units during 2020:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting		Value Realized on Vesting
	(#)	($)	(#)		($)
(a)	(b)	(c)	(d)		(e)
Scott D. Sheffield	—	$—	915	(2)	$92,900	(2)
Richard P. Dealy	—	$—	12,516	(4)	$1,425,447	(4)
			6,962	(3)	$854,029	(3)
Mark S. Berg	5,607	$63,191	10,054	(4)	$1,145,050	(4)
			5,381	(3)	$660,087	(3)
			309	(2)	$31,373	(2)
Chris J. Cheatwood	6,728	$126,150	10,054	(4)	$1,145,050	(4)
			5,597	(3)	$686,584	(3)
			613	(2)	$62,238	(2)
J.D. Hall	—	$—	12,866	(4)	$1,465,309	(4)
			6,826	(3)	$837,345	(3)
______________________
(1)The value realized with respect to the exercise of stock option awards is based on the excess of the closing price per share of the Company's common stock on the date of exercise over the exercise price of the stock option.
(2)The shares reflected in these rows represent shares that were cancelled from previous grants of RSUs on December 2, 2020 in order to pay tax liabilities associated with the applicable NEO being eligible for retirement vesting pursuant to the award agreements governing the outstanding RSUs, and the value realized was computed based on the closing stock price of $101.53 on that date. The shares were not distributed to the NEOs during 2020, but were used to directly pay taxes associated with the outstanding awards.
(3)The value realized with respect to vesting of these restricted stock awards or RSUs is based on the closing price per share of $122.67 of the Company's common stock on February 27, 2020, the closing price of the Company's common stock on the date of vesting of the awards.
(4)These shares vested as of December 31, 2020, in respect of the performance unit awards granted in 2018, with the number of shares of common stock earned with respect to such awards determined on the basis of the Company's achievement of performance objectives for the performance period beginning January 1, 2018 and ending on December 31, 2020. For this performance period, the Company's TSR resulted in a ranking of third place, providing a payout of 170 percent of the "Target" number of performance units awarded. The value realized with respect to these earned performance units is based on the closing price of $113.89 of the Company's common stock on December 31, 2020.
Pension Benefits
The Company does not sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans, for its NEOs.
2020 Non-Qualified Deferred Compensation
The Company's NEOs participate in the 401(k) Plan, a Company-sponsored, tax-qualified defined contribution retirement plan, and a non-qualified deferred compensation plan. The following table provides information about participation of each NEO in the Company's non-qualified deferred compensation plan:

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Balance at Last FYE (4)
	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(f)
Scott D. Sheffield	$110,578	$81,732	$38,740	$440,540
Richard P. Dealy	$84,953	$41,433	$650,606	$5,132,652
Mark S. Berg	$47,500	$47,500	$35,785	$1,387,946
Chris J. Cheatwood	$108,477	$31,744	$907,162	$4,980,381
J.D. Hall	$65,086	$31,744	$75,918	$1,819,205
______________________
(1)The amounts reported in this column for the non-qualified deferred compensation plan were deferred at the election of the NEO and are also included in the amounts reported in the Salary or Bonus column of the "Summary Compensation Table" for 2020.
(2)The amounts in this column are also included in the All Other Compensation column of the "Summary Compensation Table" for 2020.
(3)The amounts in this column represent aggregate earnings on the investments made in the non-qualified deferred compensation plan that accrued during 2020 on amounts of salary and/or bonus deferred at the election of the NEO and the contributions made by the Company for each NEO pursuant to the plan. No earnings are above-market or preferential.
(4)The aggregate balance for each NEO in the non-qualified deferred compensation plan reflects the cumulative value, as of December 31, 2020, of the contributions to the plan made by that NEO and the Company for the NEO's account, and any earnings on these amounts, since the NEO began participating in the plan. The Company has previously reported the Company contributions, executive contributions and above-market returns (to the extent the NEO's compensation was required to be reported for the NEO pursuant to SEC rules) in its Summary Compensation Table since the 2006 fiscal year. The cumulative amount of Company and executive contributions and above-market returns, if any, previously reported in the Summary Compensation Table for each of the NEOs, other than Messrs. Hall and Sheffield, since 2006 was as follows: Mr. Sheffield, $201,926; Dealy, $1,810,676; Mr. Berg, $994,966; Mr. Cheatwood, $1,952,412; and Mr. Hall, $483,449. Mr. Hall first became an NEO in 2017. Mr. Sheffield had previously retired from the Company and received a distribution of the balance of his account in the non-qualified deferred compensation plan. The cumulative amount reported in this footnote represents his contributions to the plan since he resumed employment in 2019.
The non-qualified deferred compensation plan allows each participant to contribute up to 50 percent of base salary and 100 percent of annual cash bonus incentive payments. In addition, the Company may provide a matching contribution of 100 percent of the participant's contribution up to the first ten percent of an executive officer's base salary. The Company's matching contribution vests immediately. In response to the industry downturn caused by the COVID-19 pandemic and a significant reduction in oil prices, in May 2020, the Company amended the non-qualified deferred compensation plan to reduce the Company's matching contribution to 50 percent of the participant's contribution. The Company reinstituted its 100 percent match for payroll periods beginning on or after December 21, 2020.
The non-qualified deferred compensation plan permits each executive officer to make investment allocation choices for both the executive officer's contributions and the Company matching contributions made on the executive's behalf among the designated mutual funds offered as investment options under the non-qualified deferred compensation plan. The Company retains the right to maintain these investment choices as hypothetical investments or to actually invest the plan account pursuant to the executive officer's investment choices. To date, the Company has chosen to actually invest the funds in the investment options selected by the executive officers so that the investment returns are funded, but such funds remain assets subject to the claims of the Company's general creditors. If a participant fails to make an investment election, then amounts allocated to his or her account shall be deemed to be invested in the investments designated by the plan administrator from time to time; the default investment for the 2020 year was the Vanguard Target Retirement Fund that most closely matches the year in which the participant would retire. An executive is permitted to change his or her investment choices at any time. No earnings on amounts deferred under the non-qualified deferred compensation plan are above-market or preferential. The following table lists the mutual fund investment options for the non-qualified deferred compensation plan in 2020, all of which were also investments options available to participants in the 401(k) Plan for 2020, with the annual rate of return for each fund:

Investment Funds	Rate of Return	Investment Funds	Rate of Return
AmerFundsEuroPacificGr R6	25.27%	Inves Oppen Devel Mark R6	17.66%
CarillonEagle SmCapGrw I	37.61%	JPM US Resear Enhan Eq R6	20.78%
Extended Mkt Index Inst	32.23%	JPMorgan Sm Cap Equity R6	18.80%
Federal Money Mkt Fund	0.45%	Mid-Cap Val Idx Admiral	2.54%
Infla-Protected Sec Inst	11.05%	PIMCO Income Fund Inst	5.80%
Inst Index Fund Inst	18.39%	Pioneer Stock Fund	-19.90%
Inst Target Ret 2015 Fund	10.42%	PRIMECAP Fund Admiral	17.32%
Inst Target Ret 2020 Fund	12.09%	Real Estate Index Admiral	-4.65%
Inst Target Ret 2025 Fund	13.34%	Retire Savings Trust III	2.21%
Inst Target Ret 2030 Fund	14.10%	Small-Cap Val Idx Admiral	5.85%
Inst Target Ret 2035 Fund	14.80%	T Rowe Price Mid Cap Gro	24.17%
Inst Target Ret 2040 Fund	15.44%	T Rowe Price New Era	-2.67%
Inst Target Ret 2045 Fund	16.17%	TCW Ttl Return Bond I	8.31%
Inst Target Ret 2050 Fund	16.33%	Templeton Global Bond R6	-4.06%
Inst Target Ret 2055 Fund	16.36%	Tot Intl Stock Ix Inst	11.28%
Inst Target Ret 2060 Fund	16.40%	Total Bond Mkt Index Inst	7.74%
Inst Target Ret 2065 Fund	16.18%	Total Stock Mkt Idx Inst	21.00%
Inst Target Ret Inc Fund	10.18%	Wellington Fund Admiral	10.68%
Inv Opp Int Sma Mid Co R6	25.23%	Windsor II Fund Adm	14.53%
A participant's vested benefits may, at the option of the participant, be distributed in a single lump sum cash payment, in five annual installments or in ten annual installments. Participants elect to receive this account balance under the Company's non-qualified deferred compensation plan either upon separation from service or the first day of the plan year following the participant's separation from service. Payments upon separation from service will be delayed six months in accordance with Section 409A of the Code in the event a participant is a "specified employee" for purposes of Section 409A.
A participant may be entitled to make a withdrawal prior to his or her termination of employment if the plan administrator determines that the participant has experienced an unforeseeable financial emergency, to the extent necessary to satisfy the participant's needs. An unforeseeable emergency is defined in the plan as a severe financial hardship to the participant that results from: (a) an illness or accident of the participant, the participant's spouse, the participant's beneficiary or the participant's dependent, (b) a loss of the participant's property due to casualty, or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant.
In the event of a change in control, the entire amount credited to a participant under the non-qualified deferred compensation plan will be paid to the participant in a single lump sum cash payment. The plan relies upon the definition of a "change in control" as it exists in the Long Term Incentive Plan at the time of occurrence of the change in control.
If a participant dies prior to the complete payment of his account, the entire amount remaining under the non-qualified deferred compensation plan will be paid in a single lump sum cash payment to the participant's beneficiary in the first calendar quarter following the participant's death.
Potential Payments upon Termination or Change in Control
The Company is party to severance agreements and change in control agreements with each of the NEOs. Salaries and annual cash bonus incentive payments are set by the Compensation Committee independent of these agreements and the Compensation Committee can increase or decrease base salaries and annual cash bonus opportunities at its discretion. See "Compensation Discussion and Analysis - Elements of the Company's Compensation Program" for more information.

Equity Awards. For information about accelerated vesting of various equity awards, see the section entitled "Narrative Disclosure for the 2020 Grants of Plan-Based Awards Table" above and the footnotes that follow the tables below quantifying payments under various termination scenarios and upon a change in control.
Severance Agreements. The severance agreements provide that, if the NEO terminates employment for good reason or if an executive's employment with the Company terminates other than for cause, death, disability or normal retirement, the Company must pay the officer a separation payment in addition to earned salary and vested benefits. The separation payment is an amount equal to the sum of (1) one times the officer's base salary (three times base salary for Mr. Sheffield), (2) 18 times the monthly cost for the officer to continue coverage for himself and his eligible dependents under the Company's group medical plans (36 times the monthly cost in the case of Mr. Sheffield), and (3) one-twelfth of the officer's base salary if the date of termination is less than 30 days following the notice of termination and the officer's employment is terminated by the Company. In the case of Mr. Sheffield, the severance agreement also provided for the immediate vesting of certain equity awards under the Long Term Incentive Plan (for more information, see the footnotes to the tables quantifying potential payments in this section). Payment of an NEO's annual cash bonus incentive for the year of termination on any type of termination, other than a change in control termination (discussed below), is at the discretion of the Compensation Committee. The severance agreements terminate upon a change in control of the Company.
Upon a termination of employment due to death, disability or a normal retirement, the severance agreements also provide for the payment of (1) any earned but unpaid salary and all accrued or vested obligations due to the NEO pursuant to the Company's employee benefit plans at the time of the termination, including any compensation that had previously been deferred by the officer and (2) a separation payment in the amount of the executive officer's base salary, except that the Severance Agreement for Mr. Sheffield does not entitle him to a separation payment in the event of a voluntary retirement.
The severance agreements contain certain confidentiality, non-solicitation and non-interference provisions. The confidentiality provisions generally extend until three years following an executive's termination of employment, while the non-solicitation of employees and non-interference with business relationships provisions extend for two years following the executive's termination date.
Change in Control Agreements. The change in control agreements provide that, if (1) the NEO terminates employment for good reason or (2) the NEO's employment with the Company terminates other than for cause, death, disability or normal retirement, in either case in connection with or within two years following a change in control, then the Company must (A) pay the officer a separation payment, (B) provide the officer with continued group medical coverage at a cost equivalent to a similarly situated active employee for a specified period of time, (C) pay earned salary and vested benefits, and (D) pay the officer one-twelfth of his or her annual base salary if the date of termination is less than 30 days following the notice of termination and the officer's employment is terminated by the Company. The separation payment is an amount equal to the sum of (1) 2.99 times the sum of the officer's base salary and target bonus determined in accordance with the terms of each agreement and (2) a pro-rated portion of the defined target bonus based on the days elapsed in the calendar year of termination. The period of time for which the NEOs must be provided with continued group medical coverage is (1) for Mr. Sheffield, until the date he and his spouse are eligible for full medical benefits under the provisions of Medicare and (2) for Messrs. Berg, Cheatwood, Dealy and Hall, three years.
The agreements do not provide a "gross-up" payment for excise taxes that might be imposed on payments under the change in control agreements by Section 4999 of the Code. The agreements contain a best-of-net provision, so that, in the event excise taxes would be imposed on payments under the change in control agreements, the NEO will either (1) pay the excise tax without assistance from the Company or (2) have the payments reduced to an amount at which an excise tax no longer applies, based on which result is more favorable to the officer on an after-tax basis.
If the Company terminates the employment of an NEO without cause following a potential change in control and if a change in control actually occurs within 12 months following the termination, the officer will be entitled upon the change in control to receive the difference between (1) any payments that the executive already received from the Company upon the officer's actual termination date, and (2) those payments or benefits that would have been paid to the officer if the officer had been terminated without cause immediately following the change in control, plus a payment equal to the value of the officer's outstanding equity-based awards that were forfeited when his or her employment was terminated. If, after a change in control, an NEO terminates employment because the officer is required to relocate more than 50 miles, but is not otherwise entitled to terminate employment for good reason, then the Company must (1) pay the officer a reduced separation payment equal to one times his or her annualized base salary, (2) pay the officer earned salary and vested benefits, and (3) provide the officer with continued

coverage for one year under the Company's group medical benefit plans. The change in control agreements continue for two years following a change in control that occurs during the term of the agreement.
The change in control agreements also provide for a payment equal to one times the NEO's annual base salary in the event of his or her death, disability or normal retirement within two years following a change in control.
All payments, other than continued medical benefits, received under both the severance agreements and the change in control agreements are distributed as a lump sum. Cash separation payments under the severance agreements will only be made following the NEO's execution of a general release in favor of the Company. While the lump sum payments will be made within a ten day period following a termination of employment where possible, in the event that the individual is considered a "specified employee" pursuant to the regulations promulgated under Section 409A of the Code, certain payments or benefits may be delayed for a period of six months as required by the federal tax regulations in order to prevent an excise tax of 20 percent from being imposed on such payments.
The following tables quantify, as of December 31, 2020, the payments and benefits potentially payable to the NEOs upon termination in the following circumstances, and based on the assumptions indicated:
•The different circumstances presented are a termination of employment: (1) voluntarily by the NEO or by the Company for cause, (2) by the Company without cause or by the officer for good reason prior to a change in control, (3) upon normal retirement (for those NEOs who were eligible for retirement as of December 31, 2020), death or disability prior to a change in control and (4) by the Company without cause or by the officer for good reason upon a change in control, which have the following effects on the NEOs' restricted stock, RSUs and performance unit awards:
◦In the case of termination voluntarily by the NEO that is not a normal retirement or by the Company for cause, all unvested awards are forfeited.
◦Restricted stock and RSU awards - In the case of a termination not for cause, a termination for good reason or normal retirement, death or disability prior to a change in control, vesting of the restricted stock and RSU awards is accelerated pro rata to the end of the month of termination (except for Mr. Sheffield in the cases of termination not for cause or a termination for good reason, in which cases the awards vest in full, and except that, in the case of normal retirement, there is no pro ration if the grant date of the award was at least one year prior to the retirement date). Upon a termination by the Company without cause or by the officer for good reason in connection with a change in control, unvested restricted stock and RSU awards vest in full. None of the NEOs owned any unvested stock options as of December 31, 2020.
◦Performance unit awards - In the case of a termination not for cause, a termination for good reason, or normal retirement prior to a change in control, vesting of the performance unit awards is accelerated pro rata to the end of the month of termination (except for Mr. Sheffield in the cases of termination not for cause or a termination for good reason, in which cases the awards vest in full, and except that, in the case of normal retirement, there is no pro ration if the grant date of the award was at least one year prior to the retirement date). In each case, the resulting shares are not delivered until the end of the three-year performance period and are based on actual relative performance. In the case of death or disability, unvested performance unit awards vest pro rata to the end of the month with shares paid at target, except that, in the case of disability, if the officer would attain retirement age during the performance period, the resulting shares are not delivered until the end of the three-year performance period and are based on actual relative performance. Upon a termination by the Company without cause or by the officer for good reason in connection with a change in control, unvested performance unit awards vest in full with the award of shares subject to performance measured on the date of the change in control. Except as noted in the case of a termination due to death or disability, the number of shares underlying performance units in the tables below is calculated assuming the rankings specified in footnotes (7) and (8) of the "2020 Outstanding Equity Awards at Fiscal Year End" table.
•The date of termination is assumed to be December 31, 2020, and therefore the tables below do not reflect that a portion of the awards that were outstanding on December 31, 2020, have since vested, or the annual grant of the awards in 2021 under the Long Term Incentive Plan.
•The value of the common stock is assumed to be $113.89, the closing price of the Company's common stock on December 31, 2020.
Definitions of certain terms used in this section are set out below the tables.

Scott D. Sheffield

Benefits and Payments Upon Termination	Voluntary Termination or Termination for Cause	Termination Not for Cause or Termination for Good Reason	Normal Retirement or Death/Disability	Change in Control Termination
Long-Term Incentive Compensation:
Restricted Stock	$—	$3,738,098	$3,738,098	$3,738,098
Performance Units (1)	—	26,056,040	14,533,132	26,056,040
Benefits & Perquisites:
Separation Payment (2)	—	3,750,000	—	8,596,250
Prorated Bonus Payment (3)	—	1,625,000	1,625,000	1,625,000
Medical Benefit Continuation (4)	—	50,647	—	23,814
Pay in lieu of 30-day Notice (5)	—	104,167	—	104,167
Total	$—	$35,323,952	$19,896,230	$40,143,369
______________________
(1)In the case of (i) normal retirement, Mr. Sheffield's 2019 performance unit award would vest 100 percent, and his 2020 performance unit award would vest pro rata to the end of the month, with the value being reported in the above table, (ii) disability, each performance unit award would vest pro rata to the end of the month, with the award of shares based on actual performance measured at the end of the three-year performance period, in which case this value would be $11,609,239, and (iii) death, each performance unit award would vest pro rata to the end of the month with shares paid at target, in which case this value would be $4,711,605.
(2)Mr. Sheffield's severance agreement does not provide for a separation payment in the case of retirement. In the case of death or disability, Mr. Sheffield would be entitled to a separation payment equal to his base salary, or $1,250,000.
(3)Other than in connection with a change in control termination, payment of a bonus is subject to Compensation Committee discretion. This table assumes a bonus payment in the amount indicated.
(4)These amounts equal the cost of continued medical coverage for a period of 36 months in the event of a termination not for cause or a termination for good reason pursuant to his severance agreement. In the event of a termination in connection with a change in control, the change in control agreement provides continued coverage until Mr. Sheffield and his spouse are eligible to receive Medicare benefits; thus, the period of continued coverage shown above is two years as of December 31, 2020.
(5)This amount is payable only if employment is terminated by the Company and the date of termination is less than 30 days after the date of notice of termination.
Richard P. Dealy

Benefits and Payments Upon Termination (1)	Voluntary Termination or Termination for Cause	Termination Not for Cause or Termination for Good Reason	Death/Disability	Change in Control Termination
Long-Term Incentive Compensation:
Restricted Stock	$—	$1,870,637	$1,870,637	$2,739,055
Performance Units (2)	—	2,858,415	1,161,112	5,822,841
Benefits & Perquisites:
Separation Payment	—	620,000	620,000	3,687,667
Prorated Bonus Payment (3)	—	620,000	620,000	613,333
Medical Benefit Continuation (4)	—	25,730	—	41,984
Pay in lieu of 30-day Notice (5)	—	51,667	—	51,667
Total	$—	$6,046,449	$4,271,749	$12,956,547
______________________
(1)This table does not quantify benefits that could be received upon retirement since Mr. Dealy was not of retirement age as of December 31, 2020.
(2)In the case of death or disability, Mr. Dealy's performance unit awards would vest pro rata to the end of the month with shares paid at target.
(3)Other than in connection with a change in control termination, payment of a bonus is subject to Compensation Committee discretion. This table assumes a bonus payment in the amount indicated.

(4)These amounts equal the cost of continued medical coverage for a period of 18 months in the event of a termination not for cause or a termination for good reason pursuant to the severance agreement. In the event of a termination in connection with a change in control, the change in control agreement provides continued coverage for a period of 36 months.
(5)This amount is payable only if employment is terminated by the Company and the date of termination is less than 30 days after the date of notice of termination.
Mark S. Berg

Benefits and Payments Upon Termination	Voluntary Termination or Termination for Cause	Termination Not for Cause or Termination for Good Reason	Normal Retirement or Death/Disability	Change in Control Termination
Long-Term Incentive Compensation:
Restricted Stock	$—	$1,452,198	$1,815,475	$2,129,971
Performance Units (1)	—	2,296,375	3,033,398	4,677,822
Benefits & Perquisites:
Separation Payment	—	475,000	475,000	2,556,450
Prorated Bonus Payment (2)	—	380,000	380,000	380,000
Medical Benefit Continuation (3)	—	25,503	—	42,138
Pay in lieu of 30-day Notice (4)	—	39,583	—	39,583
Total	$—	$4,668,659	$5,703,873	$9,825,964
______________________
(1)In the case of (i) normal retirement, Mr. Berg's 2019 performance unit award would vest 100 percent, and his 2020 performance unit award would vest pro rata to the end of the month, with the value being reported in the above table, (ii) disability, each performance unit award would vest pro rata to the end of the month, with the award of shares based on actual performance measured at the end of the three-year performance period, in which case this value would be $2,296,375 and (iii) death, each performance unit award would vest pro rata to the end of the month with shares paid at target, in which case the value would be $932,770.
(2)Other than in connection with a change in control termination, payment of a bonus is subject to Compensation Committee discretion. This table assumes a bonus payment in the amount indicated.
(3)These amounts equal the cost of continued medical coverage for a period of 18 months in the event of a termination not for cause or a termination for good reason pursuant to the severance agreement. In the event of a termination in connection with a change in control, the change in control agreement provides continued coverage for a period of 36 months.
(4)This amount is payable only if employment is terminated by the Company and the date of termination is less than 30 days after the date of notice of termination.
Chris J. Cheatwood

Benefits and Payments Upon Termination	Voluntary Termination or Termination for Cause	Termination Not for Cause or Termination for Good Reason	Normal Retirement or Death/Disability	Change in Control Termination
Long-Term Incentive Compensation:
Restricted Stock	$—	$1,452,957	$1,816,158	$2,130,654
Performance Units (1)	—	2,296,375	3,033,398	4,677,822
Benefits & Perquisites:
Separation Payment	—	475,000	475,000	2,556,450
Prorated Bonus Payment (2)	—	380,000	380,000	380,000
Medical Benefit Continuation (3)	—	37,303	—	59,831
Pay in lieu of 30-day Notice (4)	—	39,583	—	39,583
Total	$—	$4,681,218	$5,704,556	$9,844,340
______________________
(1)In the case of (i) normal retirement, Mr. Cheatwood's 2019 performance unit award would vest 100 percent, and his 2020 performance unit award would vest pro rata to the end of the month, with the value being reported in the above table, (ii) disability, each performance unit award would vest pro rata to the end of the month, with the award of shares based on actual performance measured at the end of the three-year performance period, in which case this value would be

$2,296,375, and (iii) death, each performance unit award would vest pro rata to the end of the month with shares paid at target, in which case the value would be $932,770.
(2)Other than in connection with a change in control termination, payment of a bonus is subject to Compensation Committee discretion. This table assumes a bonus payment in the amount indicated.
(3)These amounts equal the cost of continued medical coverage for a period of 18 months in the event of a termination not for cause or a termination for good reason pursuant to the severance agreement. In the event of a termination in connection with a change in control, the change in control agreement provides continued coverage for a period of 36 months.
(4)This amount is payable only if employment is terminated by the Company and the date of termination is less than 30 days after the date of notice of termination.
J.D. Hall

Benefits and Payments Upon Termination(1)	Voluntary Termination or Termination for Cause	Termination Not for Cause or Termination for Good Reason	Death/Disability	Change in Control Termination
Long-Term Incentive Compensation:
Restricted Stock	$—	$1,830,063	$1,830,063	$2,633,251
Performance Units (2)	—	2,708,624	1,100,612	5,296,139
Benefits & Perquisites:
Separation Payment (3)	—	475,000	475,000	1,067,479
Prorated Bonus Payment (4)	—	380,000	380,000	417,667
Medical Benefit Continuation (5)	—	35,932	—	58,365
Pay in lieu of 30-day Notice (6)	—	39,583	—	39,583
Total	$—	$5,469,202	$3,785,675	$9,512,484
______________________
(1)This table does not quantify benefits that could be received upon retirement since Mr. Hall was not of retirement age as of December 31, 2020.
(2)In the case of death or disability, Mr. Hall's performance unit awards would vest pro rata to the end of the month with shares paid at target.
(3)The separation payment in the event of a qualifying termination following a change in control reflects the application of the best-of-net provision in Mr. Hall's change in control agreement so as to ensure that an excise tax would not apply to his payments.
(4)Other than in connection with a change in control termination, payment of a bonus is subject to Compensation Committee discretion. This table assumes a bonus payment in the amount indicated.
(5)These amounts equal the cost of continued medical coverage for a period of 18 months in the event of a termination not for cause or a termination for good reason pursuant to the severance agreement. In the event of a termination in connection with a change in control, the change in control agreement provides continued coverage for a period of 36 months.
(6)This amount is payable only if employment is terminated by the Company and the date of termination is less than 30 days after the date of notice of termination.
Definitions. For purposes of the severance and change in control agreements (as amended in February 2018), the terms set forth below generally have the meanings described below:
•"Change in control" - includes the occurrence of any of the following events or circumstances: (1) a person or group acquires securities of the Company that, together with any other securities held by such person, constitutes 40 percent or more of the voting power of the then outstanding voting securities of the Company, except for acquisitions directly from the Company and acquisitions by an employee benefit plan sponsored or maintained by the Company; (2) a majority of the members of the Board changes, other than new members elected or nominated by at least a majority of the then-current Board, absent an election contest or similar proxy dispute; (3) the Company engages in a business combination transaction, or sells all or substantially all of its assets, unless the Company's stockholders prior to the transaction own more than half of the voting interest of the resulting entity (in substantially the same ratios) after the transaction, and neither of the events in items (1) and (2) above has occurred for the resulting entity; or (4) the Company's stockholders approve a complete liquidation or dissolution of the Company. The change in control agreements also restrict the definition of a "change in control" to a change in control event for purposes of Section 409A of the Code in the event that an executive officer would receive payments under the agreement due to a termination of employment following a "potential change in control" but prior to the occurrence of a "change in control."
•"Potential change in control" - (1) a person or group announces an intention to effect a change in control, or commences an action that, if successful, could reasonably be expected to result in a change in control; (2) the Company enters into an agreement that would constitute a change in control; or (3) any other event occurs that the Board declares to be a potential change in control.
•"Cause" - (1) failure to substantially perform his or her duties, unless due to physical or mental incapacity, or to comply with a material written policy of the Company; (2) engaging in an act of gross misconduct resulting in material damage to the Company's business or reputation; (3) failure to cooperate in connection with an investigation or proceeding into the business practices or operations of the Company; or (4) conviction of a felony or a crime or misdemeanor involving moral turpitude or financial misconduct.
•"Disability" - physical or mental impairment or incapacity of such severity that, in the opinion of the Company's chosen physician, the employee is unable to continue to perform his or her duties, or the employee becomes entitled to long-term disability benefits under any of the Company's employee benefit plans.
•"Good reason" - in the change in control agreements, generally means: (1) the assignment of duties inconsistent in any material adverse respect with the officer's position as compared to his or her duties immediately prior to the change in control, to include a material adverse change in responsibilities, functions, reporting relationships or budget authority; (2) a reduction in base salary; or (3) the failure to provide the opportunity to earn annual bonuses and long-term incentive compensation, and to participate in retirement, deferred compensation, medical and similar benefits, all in a manner consistent with the Company's then existing practices. The definition of "good reason" in Mr. Sheffield's severance agreement is substantially similar to the definition in the change in control agreements, except that the definition of "good reason" also includes the failure of the Company to nominate him for re-election to the Board, or any failure of the stockholders to re-elect him to the Board, unless due to his death, disability, termination for cause or voluntary resignation. In the severance agreements for officers other than Mr. Sheffield, "good reason" generally means a demotion of the officer to an officer position junior to his then existing position, or to a non-officer position, or a reduction in base salary that is not a Company-wide reduction and that is greater than 80 percent of the highest base salary that the NEO has ever received from the Company, or a reduction in base salary (whether or not a Company-wide reduction) that, when combined with the net effect of all prior reductions in base salary, results in the base salary payable to the NEO being less than 65 percent of the highest base salary that the NEO has ever received from the Company.
•"Normal retirement" - reaching the age of 60 years.
Ratio of the CEO's Compensation to the Median Compensation of the Company's Other Employees
As a result of the recently adopted rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is required to disclose the ratio of the CEO's annual total compensation to the median of the annual total compensation of all employees other than the CEO, calculated in accordance with the rules applicable to the "Summary Compensation Table" above. To comply with this requirement, the Company examined the cumulative 2020 Medicare-taxable wages reported on Form W-2 of all individuals who were employed by the Company on December 31, 2020, the last day of the payroll year, as reflected in the Company's payroll records. The Company included all employees, whether employed on a full-time, part-time, or seasonal basis, and did not annualize the compensation for any full-time employees that were not employed for the entire period. The Company then calculated, for the employee identified to be at the median level, the annual total compensation of that employee using the same methodology required for the NEOs as set forth in the 2020 Summary Compensation Table above, which amounted to $213,370. Mr. Sheffield's annual total compensation for 2020 as reported in the Summary Compensation Table was $13,396,571. As a result, the Company estimates that the ratio of the annual total compensation of the Company's CEO to the median of the annual total compensation of all employees other than the CEO for 2020 was 63-to-1.
COMPENSATION PROGRAMS AND RISK CONSIDERATIONS
The Company does not believe that its policies and practices of compensating its employees give rise to risks that are reasonably likely to have a material adverse effect on the Company. In making this determination, the Company considered the following:
•The Board has adopted a clawback policy, and has established substantial stock ownership guidelines for the Company's directors and executive officers, as well as other officers of the Company and its subsidiaries.

•As discussed in the Compensation Discussion and Analysis section, the Company's compensation program for its executive officers is weighted toward pay-for-performance; however, the Company believes the following aspects mitigate against its executive officers taking excessive risk:
◦The Board oversees the long-term strategic direction of the Company, and in doing so periodically reviews the Company's strategic plans, management's operational performance, future plans and the business justifications therefor.
◦The annual long-term incentive plan award component of the program, which is intended to be the largest component of each executive officer's overall compensation package, is divided into different types of awards, but all are weighted toward long-term achievement, with vesting over a period of three years that are based on the value of the Company's stock and not on any particular metric, which could encourage risk-taking.
◦Each executive officer's annual cash bonus incentive payment is based on a number of goals set for the Company as a whole, some of which counteract the potential for risk taking, such as goals for levels of indebtedness, safety and environmental targets, capital spending limits and cost control targets, and is ultimately subject to the Compensation Committee's discretion so that the committee can consider both the market conditions at the time of the decision and the risk profile associated with the actions taken by the Company.
•With regard to the Company's overall compensation program, the Company's compensation philosophy is focused on the Company's performance as a whole, and any variations in compensation based on achievements within any one employee group consist of relatively small adjustments to salary and bonus. The Company does not compensate any division or group of its employees significantly differently than any other. In addition, the majority of the Company's employees receive grants of equity awards each year that vest over a period of three years in order to align their interests with the long-term performance of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Owners of More than Five Percent of the Company's Outstanding Shares
The following table sets forth certain information regarding the beneficial ownership of common stock by each person who is known by the Company to own beneficially more than five percent of the outstanding shares of the Company's common stock (as of the date of such stockholder's Schedule 13G filing with the SEC).

Name and Address of Beneficial Owner	Number of Shares	Percentage Of Class (1)
	(#)
The Vanguard Group, Inc. (2) 100 Vanguard Blvd. Malvern, PA 19355	17,706,524	8.2%
BlackRock, Inc. (3) 55 East 52nd Street New York, NY 10055	16,231,486	7.5%
______________________
(1)Based on 216,757,490 shares of common stock outstanding as of April 1, 2021.
(2)According to an Amendment to Schedule 13G filed with the SEC on February 10, 2021, The Vanguard Group, Inc. has sole voting power with regard to zero shares, shared voting power with regard to 262,732 shares, sole dispositive power with regard to 16,998,564 shares, and shared dispositive power with regard to 707,960 shares.
(3)According to an Amendment to Schedule 13G filed with the SEC on February 5, 2021, BlackRock Inc. has sole voting power with regard to 14,409,292 shares, shared voting power with regard to zero shares, sole dispositive power with regard to 16,231,486 shares, and shared dispositive power with regard to zero shares.
Directors and Named Executive Officers
The following table sets forth certain information regarding the beneficial ownership of common stock as of April 1, 2021, except as otherwise stated, by each NEO and current director of the Company, and all directors, NEOs and other executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

Name of Beneficial Owner	Number of Shares (1)
(#)
Scott D. Sheffield (2)(3)(4)(5)	581,744
Richard P. Dealy (2)(3)(6)(7)	269,283
Mark S. Berg (2)(8)	74,214
Chris J. Cheatwood (2)(4)(9)	38,473
J.D. Hall (2)(3)	50,333
A.R. Alameddine (2)(3)(4)	29,901
Edison C. Buchanan (3)	27,044
Matt Gallagher (2)(3)	157,528
Phillip A. Gobe (3)	11,989
Larry R. Grillot (3)	11,223
Stacy P. Methvin (3)(4)	13,349
Royce W. Mitchell (3)	14,076
Frank A. Risch (3)	13,915
J. Kenneth Thompson (3)(10)	17,744
Phoebe A. Wood (3)	10,921
Michael D. Wortley (3)	10,170
All directors and current executive officers as a group (20 persons) (6)	1,357,947
______________________
(1)The Company's directors and executive officers do not, individually or in total as a group, own more than one percent of the Company's common stock.
(2)Excludes the following number of RSUs that are unvested and will not vest within 60 days: Mr. Sheffield, 32,822; Mr. Berg, 18,621; Mr. Cheatwood, 18,077; Messrs. Alameddine and Gallagher, 1,301; and all directors and current executive officers as a group, 113,340. Also, excludes the performance units held by the executive officers that will vest if and to the extent predetermined performance targets are achieved assuming that performance targets are achieved.
(3)Includes the following number shares underlying RSUs for which vesting services had been performed but for which share issuance has been deferred in accordance with director elections: Mr. Sheffield, 2,853; Messrs. Alameddine and Gallagher, 488; Mr. Buchanan, 22,857; Mr. Gobe, 4,811; Dr. Grillot, 1,342; Ms. Methvin, 2,750; Mr. Mitchell, 3,277; and Ms. Wood, 7,381. Includes the following number of (i) unvested restricted shares or (ii) unvested RSUs that will vest within 60 days: Mr. Dealy, 25,452; Mr. Hall, 21,098; Messrs. Alameddine and Gallagher, 488; Messrs. Buchanan, Gobe, Risch and Wortley and Dr. Grillot, 687; Mr. Mitchell and Mses. Methvin and Wood, 733; and Mr. Thompson, 993.
(4)Includes the following number of shares held in the names of each respective officer's or director's spouse, children or in trusts for the benefit of family members: Mr. Sheffield, 2,760; Mr. Cheatwood, 3,750; Mr. Alameddine, 398; and Ms. Methvin, 100.
(5)Includes 28,000 shares owned by trusts whose beneficiaries are members of Mr. Sheffield's family and for which he or his spouse serves as trustee, but Mr. Sheffield has no beneficial interest in the trusts, and 156,739 shares owned by a family limited partnership, the general partner of which is controlled by Mr. Sheffield and the limited partners of which are Mr. Sheffield and his spouse and trusts established for the benefit of his family members.
(6)Includes the following number of shares held in the 401(k) Plan account: Mr. Dealy, 335; and all directors and current executive officers as a group, 742.
(7)Includes 141,332 shares owned by a family limited partnership, the general partner of which is controlled by Mr. Dealy and the limited partners of which are Mr. Dealy and his spouse and trusts established for the benefit of his family members.
(8)Includes 59,622 shares owned by trusts whose beneficiaries are members of Mr. Berg's family and for which he or his spouse serves as trustee, but Mr. Berg has no beneficial interest in the trusts.
(9)Includes 8,235 shares subject to exercisable stock options.
(10)Includes 2,350 shares held in Mr. Thompson's investment retirement account.

TRANSACTIONS WITH RELATED PERSONS
Employment of Family Members. Nathan Dealy, the son of Richard P. Dealy, is employed as a Field Completions Engineer. For 2020, his compensation included base salary, an annual equity compensation award under the Company's Long-Term Incentive Plan and an annual bonus, all of which totaled $151,462.00.
Transactions with Parsley Energy, Inc. Prior to Pioneer's acquisition of Parsley in January 2021, Parsley was a publicly-traded independent oil and gas company actively operating in the Permian Basin, where the Company operates. Bryan Sheffield, the son of Scott D. Sheffield, was Parsley's Executive Chairman and was one of its largest stockholders until the acquisition. From time to time the Company and Parsley engaged in customary transactions in the ordinary course of their oil and gas businesses, which could include paying amounts due to the operator of wells by the non-operating working interest owner for its pro rata share of operations (including overhead and supervision fees), and the operator's paying to the non-operating working interest owners their share of revenues from wells, pursuant to operating agreements; exchanging geologic and well data and acreage; purchasing and selling water used for operations; and sharing costs of regulatory matters where the interests of the companies are aligned. The Company believes that such transactions, individually and in the aggregate, were not material to Pioneer or to Mr. Scott Sheffield and were common to, and on terms consistent with, those done in the ordinary course of the Company's dealings with other oil and gas companies in the Permian Basin. Because of Mr. Bryan Sheffield's senior management position and ownership interest in Parsley, the Company has disclosed transactions between Pioneer and Parsley because Mr. Bryan Sheffield could have been deemed to have an interest in these transactions. During 2020, the Company paid Parsley approximately $1.4 million in connection with such transactions, and Parsley paid the Company approximately $3.5 million, and the Company and Parsley engaged in one acreage trade transaction relating to an aggregate of 1,011 net acres owned by the Company, pursuant to which no cash consideration was exchanged. In addition, Mr. Bryan Sheffield, as Executive Chairman and an owner of common stock of Parsley and limited liability company interests in Parsley's majority owned subsidiary, received certain payments, and is entitled to receive certain payments in the future, in connection with Pioneer's acquisition of Parsley: (i) in accordance with the terms of the merger agreement pursuant to which Pioneer acquired Parsley, the shares of Parsley class A common stock and units of its majority owned subsidiary that he, with certain family members, beneficially owned were converted into the right to receive in the aggregate 3.9 million shares of Pioneer's common stock; (ii) his share, with certain family interests, of the payment of Parsley's obligation under a tax receivable agreement that Parsley entered into at the time of its initial public offering was $133.4 million, which became payable upon the closing of the acquisition pursuant to the terms of the agreement; and (iii) pursuant to his employment agreement with Parsley, upon his termination of employment as of the closing, he became entitled to receive (x) an amount equal to three times his annualized base salary, or $1,650,000, payable over 36 months, and three times his average annual cash incentive bonus for the prior three years, or $2,973,720, payable in a lump sum after the last such monthly payment and (y) reimbursement on a monthly basis for the difference between the amount he pays for continued coverage under Parsley's group health plans pursuant to COBRA and the employee contribution amount that active senior executive employees of Parsley pay for the same or similar coverage under such group health plans for up to 18 months. In addition, at the time the merger agreement was signed, he and Pioneer entered into a voting agreement that (i) required him to vote his Parsley shares in favor of the adoption of the merger agreement and (ii) contains a lock-up agreement providing that he may not, without Pioneer's prior written consent, subject to limited exceptions, offer, sell, transfer or otherwise dispose of more than 15 percent of the shares of Pioneer common stock issued to him pursuant to the terms of the merger agreement for a period of 90 days following the closing date, or more than 30 percent of such shares for a period of 180 days following the closing date.
Transactions with ProPetro. In July 2019, Phillip Gobe, a non-employee director of Pioneer, joined the board of directors of ProPetro as an independent director and ProPetro's nonexecutive Chairman. In October 2019, ProPetro requested that Mr. Gobe assume the role of ProPetro's Executive Chairman, and in March 2020 he was appointed chief executive officer. Upon Mr. Gobe's acceptance of an executive position at ProPetro in October 2019, under the rules of the SEC, transactions between the Company and ProPetro became subject to disclosure as related party transactions. In addition, while Mr. Gobe serves as a ProPetro executive officer, under the independence standards of the NYSE, he may not be considered independent on Pioneer's board, and for that reason, he resigned his positions on the Company's Compensation Committee and Health, Safety and Environment Committee prior to accepting this new role at ProPetro.
In December 2018, the Company sold its pressure pumping assets to ProPetro and the Company and ProPetro entered into a Pressure Pumping Services Agreement pursuant to which ProPetro provides fracture stimulation pumping services from dedicated hydraulic fracturing fleets as well as other services. The Pressure Pumping Services Agreement ends on December 31, 2028, and Pioneer may terminate the agreement, in whole or part, effective as of December 31 of 2022, 2024 or 2026. For 2020, the total charges to the Company for pressure pumping and related services provided by ProPetro were $238.0 million.
In order to transition the Company's pressure pumping assets and employees to ProPetro, the Company provided ProPetro certain transition services, for which ProPetro paid to Pioneer $2.7 million in the aggregate during 2020.
The Company and ProPetro also entered into an Investor Rights Agreement pursuant to which Pioneer obtained a right to designate a person to serve as a member of the ProPetro board of directors for so long as the Company owns five percent or more of ProPetro's outstanding common stock. The Company has designated Mark S. Berg, the Company's Executive Vice President, Corporate Operations, to serve on the ProPetro board of directors as the Company's designee. The parties also entered into a Registration Rights Agreement pursuant to which ProPetro agreed to provide the Company the right to demand three underwritten offerings of the shares of ProPetro common stock that the Company acquired and customary "piggyback" rights.
Mr. Gobe disclaims any interest in these transactions, other than an indirect interest in his capacity as a director and officer of ProPetro.
Procedures for Review, Approval and Ratification of Related Person Transactions
The Company's Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will periodically review all related person transactions that the rules of the SEC require be disclosed in the Company's Proxy Statement, and make a determination regarding the initial authorization or ratification of any such transaction. In the event that the committee considers ratification of a related person transaction and determines not to so ratify, the Corporate Governance Guidelines provide that management will make all reasonable efforts to cancel or annul the transaction. In February 2021, the Nominating and Corporate Governance Committee conducted its annual review of all such related person transactions.
The Corporate Governance Guidelines provide that in determining whether or not to recommend the initial approval or ratification of a related person transaction, the Nominating and Corporate Governance Committee should consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) whether there is an appropriate business justification for the transaction; (ii) the benefits that accrue to the Company as a result of the transaction; (iii) the terms available to unrelated third parties entering into similar transactions; (iv) the impact of the transaction on a director's independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer); (v) the availability of other sources for comparable products or services; (vi) whether it is a single transaction or a series of ongoing, related transactions; and (vii) whether entering into the transaction would be consistent with the Company's Code of Business Conduct and Ethics.
There were no transactions since the beginning of 2020 that were required to be reported in "Transactions with Related Persons" where the procedures described above did not require review, approval or ratification or where these procedures were not followed.
PROPOSAL TWO:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
The Audit Committee has the sole authority and responsibility with respect to the selection, appointment, engagement, compensation, oversight, evaluation, retention and, where appropriate, dismissal of the Company's independent auditors, and the independent auditors are accountable and report directly to the Audit Committee. The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm of the Company for 2021. Ernst & Young LLP has audited the Company's consolidated financial statements since 1998. The 2020 audit of the Company's annual consolidated financial statements and effectiveness of internal control over financial reporting was completed on March 1, 2021.
The committee engages in an annual evaluation of the Company's independent auditors as part of its annual selection process, assessing the firm's quality of service, including its historical and recent performance, any known significant legal or regulatory proceedings related to the firm, the independence and tenure of the audit firm, the firm's sufficiency of resources, the quality of the communication and interaction with the firm, and the firm's independence, objectivity and professional skepticism. The committee also considers the advisability and potential impact of selecting a different independent public accounting firm and periodically considers whether a regular rotation of the independent auditors is necessary to assure continuing independence.
In accordance with SEC rules and Ernst & Young LLP policies, the firm's lead engagement partner rotates every five years. The current lead engagement partner began her rotation for the audit of the year ending December 31,

2020. The Audit Committee and its Chair are directly involved in the selection of Ernst & Young LLP's lead engagement partner.
The Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as the Company's independent auditors for 2021 is in the best interests of the Company and its stockholders, and the Board is submitting the selection of Ernst & Young LLP for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider the selection of that firm as the Company's independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
The Company expects that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions from stockholders and to make a statement if they desire to do so.
Audit and Non-Audit Fees
Audit Fees. The aggregate fees of Ernst & Young LLP for professional services rendered for the (i) audit of the Company's annual consolidated financial statements included in its Annual Report on Form 10-K; (ii) audit of the Company's internal control over financial reporting; (iii) reviews of the Company's quarterly financial statements included in its Quarterly Reports on Form 10-Q; and (iv) services in connection with the Company's other filings with the SEC, including review and preparation of registration statements, comfort letters, consents and research necessary to comply with generally accepted auditing standards for the years ended December 31, 2020 and 2019, were $4,442,759 and $3,654,392, respectively.
Audit-Related Fees. Ernst & Young LLP did not render services that would result in audit-related fees for the Company during the years ended December 31, 2020 and 2019.
Tax Fees. Ernst & Young LLP did not render services that would result in tax fees for the Company during the years ended December 31, 2020 and 2019.
All Other Fees. The aggregate fees of Ernst & Young LLP for other services provided to the Company during the years ended December 31, 2020 and 2019 totaled $27,935 and $39,445, respectively. The other services included assistance, as requested by the Company, in connection with the Company's Sustainability Report as well as providing assessments of the Company's environment, health and safety functions for selecting a software vendor for data management, and access to the Ernst & Young LLP on-line research tool.
Pre-Approval of Audit and Permissible Non-Audit Services
The Charter of the Company's Audit Committee requires that the Audit Committee review the plan, scope and estimated fees of Ernst & Young LLP's audit, audit-related, tax and other services and pre-approve such services. During the year, circumstances may arise when it may become necessary to engage Ernst & Young LLP for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before the Company engages the firm to perform those services. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.
All of the services described above under the caption "Audit and Non-Audit Fees" were pre-approved in accordance with the Audit Committee Charter and the Audit Committee's policies.
Recommendation
The Board unanimously recommends that stockholders vote FOR the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2021.
Required Vote
Ratification of the selection of the Company's independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares present online or by Proxy at the Annual Meeting and entitled to vote. See "General Information about the Annual Meeting - Voting and Quorum - Effect of Broker Non-Votes and Abstentions; Vote Required."

PROPOSAL THREE:
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Section 14A of the Exchange Act requires public companies to conduct a separate stockholder advisory vote to approve the compensation of the Company's NEOs, commonly known as a "say-on-pay" proposal. Accordingly, the Board is submitting for an advisory vote a proposal that asks the Company's stockholders to approve the compensation of the NEOs.
The Board recommends that the Company's stockholders vote in favor of the following advisory resolution:
"Resolved, that the stockholders of Pioneer Natural Resources Company approve, on an advisory basis, the compensation paid to the Company's Named Executive Officers, as disclosed in the Proxy Statement for this Annual Meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative executive compensation disclosures included in the Proxy Statement for this Annual Meeting."
The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of the NEOs, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, the Board or the Compensation Committee. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of the Company's stockholders, and will take into account the outcome of the vote when considering future executive compensation decisions and arrangements. In accordance with the vote of the Company's stockholders in 2017 regarding the frequency of future "say-on-pay" votes, the Board intends to hold this vote annually, and the next advisory vote to approve named executive officer compensation will occur in 2022.
Recommendation
The Board unanimously recommends that stockholders vote FOR the proposal to approve, on an advisory basis, the named executive officer compensation as described in this Proxy Statement.
Required Vote
The advisory vote to approve named executive officer requires the affirmative vote of the holders of a majority of the shares present online or by Proxy at the Annual Meeting and entitled to vote. See "General Information about the Annual Meeting - Voting and Quorum - Effect of Broker Non-Votes and Abstentions; Vote Required.
PROPOSAL FOUR:
APPROVAL OF THE COMPANY'S AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN
There will be presented at the Annual Meeting a proposal to approve the Pioneer Natural Resources Company Amended and Restated Employee Stock Purchase Plan (the "Plan"), to be effective September 1, 2021, if approved. The purpose of this amendment and restatement is to: (i) extend the term of the Plan, (ii) increase the number of shares issuable under the plan by 1,250,000 shares and (iii) reduce the period of time an employee must be employed by the Company in order to be eligible for participation in the Plan. The Company's directors and officers will continue to be ineligible to participate in the Plan.
General
The Plan was originally adopted by the Board and approved by the Company's stockholders on August 7, 1997, and a total of 750,000 shares of common stock were reserved for issuance under the Plan at that time. The Plan was later amended and restated, effective as of December 9, 2005 and September 1, 2007. The Plan was last amended effective September 1, 2012 to extend the term of the Plan, increase the number of shares issuable under the Plan and reduce the period of time an employee must be employed by the Company in order to be eligible for participation in the Plan.
The Company now desires to amend the Plan, contingent on stockholder approval, effective as of September 1, 2021. This amendment will (i) extend the term of the Plan until December 31, 2041, (ii) increase the number of shares issuable under the plan by 1,250,000 shares and (iii) make other administrative changes. If the amendment is approved, the shares that remain available for future grants under the Plan as of the September 1, 2021 effective date will equal the difference between (1) 2,500,000 shares and (2) the sum of (A) 1,118,790 shares (the shares already issued pursuant to the Plan), and (B) the number of shares issued pursuant to the current Option Period (as defined below) (which began on January 1, 2021, and ends on August 31, 2021). Based on the significant motivational and performance benefits that are achieved from employee ownership of the Company's common stock, the Company believes that it is important to continue its practice of making grants under the Plan. The Company believes that this practice will be sustained by the amendments to extend the term of the Plan and to increase the number of shares issuable under the Plan. The Company believes that the amendment to reduce the period of time an employee must be employed by the Company in order to be eligible to participate will further enhance the Company's ability to attract and retain qualified employees and better enable the Company to achieve its strategy.
Summary of the Plan
The following summary of the Plan, which includes a discussion of the proposed amendment, does not purport to be a complete description of all provisions of the Plan and should be read in conjunction with, and is qualified in its entirety by reference to, the complete text of the form of the amended and restated Plan, which is attached to this Proxy Statement as Appendix A.
Purpose. The purpose of the Plan is to provide the Company's employees with an opportunity to purchase the Company's common stock at a discount through payroll deductions and to align the interests of Company employees with those of stockholders. The Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of sections 421 and 423 of the Code. See "Federal Income Tax Consequences" below.
Administration. The Plan is administered by a committee (the "Plan Committee") appointed by the Board. The Plan Committee may appoint agents to assist it in administering this Plan and may delegate to one or more officers or managers of the Company or any subsidiary, or committees thereof, the authority, subject to such terms as the Plan Committee may determine, to perform such functions of the Plan Committee, including administrative functions, as the Plan Committee may determine. All questions of interpretation of the Plan are determined by the Plan Committee, whose decisions are final and binding upon all participants.
Eligibility. Currently, all employees (other than officers) of the Company and of each present or future parent or subsidiary corporation of the Company, within the meaning of sections 424(e) and (f) of the Code, other than a foreign parent or subsidiary corporation whose participation has not been approved by the Board, who have been employed since the first day of the month that precedes the applicable Date of Grant (as defined below) and who are customarily employed at least 20 hours per week and at least five months per year, are eligible to participate in the Plan, subject to certain limitations imposed by section 423(b) of the Code (each an "Eligible Employee"). Further, employees who are residents of a foreign jurisdiction will be excluded from participation during an Option Period if the grant of an option to a resident or citizen of such jurisdiction is prohibited by the laws of such jurisdiction or if compliance with such jurisdiction's laws would cause the offering to violate the requirements of section 423 of the Code. If the Company's stockholders approve the proposed amendment, an employee (other than an officer) will become eligible to participate if he or she has been employed for at least one month prior to the applicable Date of Grant (as defined below), rather than six months. As of April 1, 2021, approximately 1,600 employees were eligible to participate in the Plan, as proposed to be amended. Directors and officers are not eligible to participate in the Plan. A participant who withdraws from the Plan during an Option Period (as defined below) will be eligible to again participate in the Plan in a subsequent Option Period, provided the participant is otherwise an Eligible Employee at that time and re-enrolls in the Plan.
Offering Dates. The Company offers all Eligible Employees the option to purchase shares of common stock under the Plan. Except as otherwise determined by the Plan Committee, these options are granted on January 1 of each year (a "Date of Grant"). The term of each option granted under the Plan is for a period of eight (8) months, beginning on the Date of Grant and ending on the following August 31 (a "Date of Exercise") (each such eight-month period is referred to as an "Option Period"). The Committee retains authority to change the duration, frequency, start and end dates of Option Periods.
Purchase Price. The purchase price per share at which shares of common stock are sold under the Plan is an amount equal to the lesser of (i) 85 percent of the fair market value of the common stock on the Date of Exercise or (ii) 85 percent of the fair market value of the common stock on the Date of Grant (the "Purchase Price"). The fair market value of a share of common stock on a given date is the last reported sale price, regular way, on the composite tape of the NYSE on that day. As of April 1, 2021, the closing price of a share of the Company's common stock on the NYSE was $164.60.
Payment of Purchase Price; Payroll Deductions. The purchase price of the shares of common stock to be purchased under the Plan is accumulated by payroll deductions during each Option Period. For each participant, these payroll deductions may not exceed: (i) 15 percent (or such other maximum percentage as the Committee may establish from time to time before an option period begins) of the amount of eligible compensation (i.e., "Basic Compensation" as defined under the Pioneer Natural Resources USA, Inc. 401(k) and Matching Plan, as amended or restated from time to time) from which the deduction is made, or (ii) an amount which will result in noncompliance with the limitations described below in the section entitled "Purchase of Stock; Exercise of Option."

Additionally, a deduction for any payroll period may not be in an amount less than $20.00. Such payroll deductions are credited to a book entry account established for each participant. An employee may, pursuant to certain limitations, discontinue participation in the Plan, but may not otherwise increase or decrease the rate of payroll deductions during any Option Period. If approved by the Plan Committee, (i) a participant may continue payroll deductions during a paid leave of absence, or (ii) a participant on an unpaid leave of absence may continue participation in the Plan by making cash payments on the participant's normal pay days equal to the participant's payroll deductions.
Purchase of Stock; Exercise of Option. The maximum number of shares placed under option to a participant in any Option Period cannot exceed the lesser of (i) 1,000 shares, and (ii) the number determined by dividing (A) the amount of payroll deductions during the Option Period (including any carryover amounts from the preceding Option Period and any cash payments made by the participant during an unpaid leave of absence) by (B) the Purchase Price, excluding all fractions. Unless a participant withdraws from the Plan, the participant's option for the purchase of shares is exercised automatically on each Date of Exercise for the maximum number of whole shares at the applicable price. As soon as practicable following the end of each Option Period, the Company deposits in each participant's brokerage account the number of whole shares of common stock purchased for such Option Period. Shares of common stock purchased under the Plan are uncertificated and evidenced by book entry in the brokerage accounts unless a certificate is requested by a participant in writing. Any balance remaining in a participant's account following the exercise of the participant's option in an Option Period is, at the Company's election, either carried over to the next Option Period or refunded to the participant.
Notwithstanding the foregoing, no Eligible Employee is granted an option to purchase shares of common stock under the Plan if, immediately after the grant of the option, the employee would own five percent or more of the voting power or value of all classes of stock of the Company or its subsidiaries, nor is any Eligible Employee granted an option which would permit the employee to purchase, pursuant to the Plan, more than $25,000 worth of common stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year.
Withdrawal. Any participant may withdraw in whole from the Plan (i) at any time prior to 30 days before the Date of Exercise relating to a particular Option Period, or (ii) for a subsequent Option Period, by giving a notice of withdrawal to the Company at least 30 days prior to the beginning of such Option Period. Partial withdrawals are not permitted. A participant who wishes to withdraw from the Plan must timely deliver to the Company a notice of withdrawal on a form prepared by the Plan Committee. The Company, promptly following the time when the notice of withdrawal is delivered, refunds to the participant the amount of the cash balance in his account under the Plan. Thereafter, the participant's payroll deduction authorization and the participant's interest in unexercised options under the Plan terminates automatically and without any further act on the participant's part.
Capital Changes. Whenever any change is made in the common stock, by reason of a stock dividend or by reason of subdivision, stock split, reverse stock split, recapitalization, reorganization, combinations, reclassification of shares, or other similar change, appropriate action is taken by the Plan Committee to adjust accordingly the number of shares subject to the Plan, the maximum number of shares that may be subject to any option, and the number and purchase price of shares subject to options outstanding under the Plan.
Nonassignability. Each option is assignable or transferable only by will or by the laws of descent and distribution and is exercisable during the optionee's lifetime only by the optionee. The Company will not recognize and is under no duty to recognize any assignment or purported assignment by an employee of his option or of any rights under his option, and any such attempt may be treated by the Company as an election to withdraw from the Plan.
Amendment, Suspension and Termination of the Plan. The Board, in its discretion, may terminate the Plan at any time with respect to any shares for which options have not been granted. The Board may suspend the operation of the Plan for any period as it may deem advisable by determining not to commence a new Option Period following any Date of Exercise; provided, that the Board may subsequently determine to end any suspension period and commence a new Option Period, subject to and to the extent permitted by the requirements of applicable laws or regulatory guidance, including Section 423 of the Code and the terms of the Plan. The Board has the right to alter or amend the Plan or any part thereof from time to time without the approval of the stockholders of the Company; provided, that no change in any option granted may be made that would impair the rights of the participant without the consent of such participant; and provided, further, that the Plan Committee may not make any alteration or amendment that would increase the aggregate number of shares that may be issued pursuant to the provisions of the Plan (other than as a result of the anti-dilution provisions of the Plan), change the class of individuals eligible to receive options under the Plan, cause options issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in section 423 of the Code, or otherwise modify the requirements as to eligibility for participation in the Plan, without the approval of the stockholders of the

Company. The current termination date of the Plan is December 31, 2022. If the amendment of the Plan is approved by the stockholders at the Annual Meeting, the termination date of the Plan will be extended to December 31, 2041.
Federal Income Tax Consequences
The Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of sections 421 and 423 of the Code. Under these provisions, no income is taxable to a participant at the time of grant of the option or purchase of the shares. Upon disposition of the shares, the participant is generally subject to tax in an amount that is determined based upon the participant's holding period. If the shares have been held by the participant for more than two years after the Date of Grant, the lesser of (A) the excess of the fair market value of the shares at the time of such disposition over the Purchase Price or (B) the excess of the fair market value of the shares at the Date of Grant over the Purchase Price is treated as ordinary income, and any further gain or loss is treated as long-term capital gain or loss. If the shares are disposed of before the expiration of this two year holding period, the excess of the fair market value of the shares on the Date of Exercise over the Purchase Price is treated as ordinary income, and any further gain or loss on such disposition is long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income reported by participants upon disposition of shares within two years from the Date of Grant.
The foregoing brief summary of the effect of federal income taxation upon the participants in the Company with respect to the purchase of shares under the Plan does not purport to be complete, and reference should be made to the applicable provisions of the Code. In addition, this summary does not discuss the tax consequences of a participant's death or the provisions of the income tax laws of any municipality, state or foreign country that may apply.
Employee Stock Purchase Plan Benefits Table
The number of shares of common stock, if any, that will be purchased by Eligible Employees under the Plan, as proposed to be amended and restated, is dependent upon the payroll deduction elections in effect for the Eligible Employees at any given time in accordance with the terms of the Plan and, therefore, the benefits or number of shares of common stock that will in the future be received by or allocated to employees under the Plan cannot be determined. Directors and officers, including the NEOs, are not eligible to participate in the Plan.
Securities Authorized for Issuance under Equity Compensation Plans
The following table provides certain information about the Company's equity compensation plans as of December 31, 2020:

	As of December 31, 2020
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders:
2006 Long-Term Incentive Plan (2)(3)	86,332	$113.69	3,738,724
Employee Stock Purchase Plan (4)	—	—	131,210
	86,332	$113.69	3,869,934
_______________________
(1)There are no outstanding warrants or equity rights awarded under the Company's equity compensation plans.
(2)The number of remaining securities available for future issuance under the Company's 2006 Long-Term Incentive Plan is based on the aggregate securities authorized for issuance under the plan of 12,600,000.
(3)The number of securities remaining for future issuance has been reduced by the maximum number of shares that could be issued pursuant to outstanding grants of performance units as of December 31, 2020.
(4)The number of remaining securities available for future issuance under the Company's Employee Stock Purchase Plan is based on the aggregate securities authorized for issuance under the plan of 1,250,000.

Required Vote
Approval of the proposed amendment and restatement of the Plan requires the affirmative "FOR" vote of a majority of the votes present and entitled to vote on the proposal. Unless marked to the contrary, proxies received will be voted "FOR" approval of the amendment and restatement to reduce the period of time an employee must be employed by the Company in order to be eligible to participate in the Plan.
Recommendation
The Board believes strongly that the approval of the Amended and Restated Employee Stock Purchase Plan is essential to the Company's continued success. The Company's employees are one of the Company's most valuable assets and the ability to attract and retain qualified employees is an important element in achieving the Company's strategy. For the reasons stated above, the stockholders are being asked to approve the amendment and restated to the Plan.
The Board unanimously recommends stockholders vote FOR the approval of the Company's Amended and Restated Employee Stock Purchase Plan.
STOCKHOLDER PROPOSALS; IDENTIFICATION OF DIRECTOR CANDIDATES
Stockholder Proposals for the 2022 Annual Meeting
Any stockholder of the Company who desires to submit a proposal for action at the 2022 annual meeting of stockholders and wishes to have the proposal ("Rule 14a-8 Proposal") included in the Company's proxy materials must follow the procedures set forth in Rule 14-8 under the Exchange Act and must submit the Rule 14a-8 Proposal to the Company at its principal executive offices no later than December 16, 2021, unless the Company notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company's proxy materials. In addition, a Rule 14a-8 proposal must comply with Article Nine of the Company's Certificate of Incorporation and the Company's Bylaws.
Stockholders desiring to propose action at the 2022 annual meeting of stockholders other than pursuant to Rule 14a-8 of the Exchange Act must comply with Article Nine of the Company's Certificate of Incorporation and the Company's Bylaws. In order to submit business to be considered at an annual meeting, a stockholder must submit written notice of the proposed business to the Company no later than 60 days before the annual meeting or, if later, ten days after the first public notice of the annual meeting is sent to stockholders. The stockholder and the stockholder's written notice must comply with all the requirements set forth in the Certificate of Incorporation and the Bylaws, including setting forth all of the information required by the Certificate of Incorporation and the Bylaws. The person presiding at the annual meeting will determine whether business is properly brought before the meeting and will not permit the consideration of any business not properly brought before the meeting.
Under Rule 14a-4(c) of the Exchange Act, the Board may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2022 annual meeting of stockholders that the stockholder does not seek to have included in the Company's proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how the Board intends to exercise its discretion to vote on the matter, unless the Company is notified of the proposal on or before March 1, 2022, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). If the Company first receives notice of the matter after March 1, 2022, and the matter nonetheless is permitted to be presented at the 2022 annual meeting of stockholders, the Board may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the meeting. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements. "Discretionary voting authority" is the ability to vote proxies that stockholders have executed and submitted to the Company, on matters not specifically reflected in the Company's proxy materials, and on which stockholders have not had an opportunity to vote by proxy.
Written requests for inclusion of any stockholder proposal should be addressed to the Corporate Secretary, Pioneer Natural Resources Company, 777 Hidden Ridge, Irving, Texas 75038. The Company suggests that stockholder proposals be sent by certified mail, return receipt requested.
Director Nominations
Nominations by the Board. The Board has delegated to the Nominating and Corporate Governance Committee the responsibility to identify, evaluate and recommend to the Board nominees for election at the annual meeting of stockholders, as well as for filling vacancies or additions on the Board that may occur between annual meetings. In considering candidates for the Board, the committee will consider the entirety of each candidate's credentials, including his or her experience, if applicable, as a current director of the Company. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the committee, as different factors may assume greater or lesser significance at particular times and the needs of the Board may vary in light of its composition and the committee's perceptions about future issues and needs. However, while the committee does not maintain a formal list of qualifications, in making its evaluation and recommendation of candidates, the committee endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face a large U.S. independent oil and gas company; who exhibit sound judgment, intelligence, personal character, and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to Board duties; and who are likely to be able to serve on the Board for a sustained period.
The Nominating and Corporate Governance Committee endeavors to achieve for the Board an overall balance of backgrounds and diversity of experience at policy-making levels with a complementary mix of skills and professional experience in areas relevant to the Company's business, while also ensuring that the size of the Board is appropriate to function effectively and efficiently. The committee believes it has achieved that balance through the representation on the Board of members having experience in the oil and gas industry, including in the areas of oil and gas engineering and operations, geology, the midstream and downstream segments of the energy industry, environmental policy, regulatory matters, safety, accounting, law and corporate governance, among other areas.
In identifying potential director candidates, the Nominating and Corporate Governance Committee relies on any source available for the identification and recommendation of candidates, including its directors, officers and stockholders. The committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder or not. However, in evaluating a candidate's relevant business experience, the committee may consider previous experience as a member of a board of directors. The committee will also consider such factors as diversity, including differences in viewpoints, background, education, gender and/or ethnicity, age, and other individual qualifications and attributes. In the event that the committee determines to recruit candidates from outside Pioneer as potential nominees to join the Pioneer Board, the committee will use its best efforts to include, and will instruct any third-party search firm the committee engages to assist it in seeking candidates for the Pioneer board to include, qualified candidates with a diversity of gender and race/ethnicity in the initial pool from which the committee selects director candidates.
Nominations by Stockholders. Any stockholder desiring to nominate an individual for election to the Board must comply with Article Nine of the Certificate of Incorporation and the Bylaws, as described above with respect to stockholder proposals. To be considered at an annual meeting, a nomination must be submitted in writing to the Corporate Secretary, Pioneer Natural Resources Company, 777 Hidden Ridge, Irving, Texas 75038, no later than 60 days before the annual meeting or, if later, ten days after the first public notice of the annual meeting is sent to stockholders. In addition, the nominating stockholder's notice must set forth all of the information required by, and comply with, the Certificate of Incorporation and the Bylaws, including the following:
•the nominee's name, address and other personal information;
•the number of shares of each class and series of stock of the Company beneficially owned by such nominee;
•the nominating stockholder's name, business and residential addresses and telephone numbers, ownership of the Company's stock and other personal information; and
•all other information required to be disclosed pursuant to Regulation 14A of the Exchange Act.
The person presiding at the annual meeting will determine whether a nomination is properly brought before the meeting and will not permit the consideration of a nomination not properly brought before the meeting.
In addition, the Bylaws provide that under certain circumstances, a stockholder or group of stockholders meeting the eligibility requirements specified in the Bylaws may include director candidates that they have nominated in the Company's proxy materials. These proxy access provisions of the Bylaws provide, among other things, that a stockholder or group of up to 20 stockholders seeking to include director candidates in the Company's annual meeting proxy statement must have owned three percent or more of the Company's outstanding common stock continuously for at least the previous three years. The number of stockholder-nominated candidates appearing in any annual meeting proxy statement cannot exceed the greater of two or 20 percent of the number of directors then serving on the Board (rounded down to the nearest whole number). This maximum number is subject to reduction in certain circumstances, such as a nomination of a candidate by an eligible stockholder or group of stockholders whose nomination is subsequently withdrawn, and there being one or more candidates proposed for nomination by an eligible stockholder or group of stockholders who the Board itself decides to nominate for election. If the number of stockholder-nominated candidates exceeds 20 percent, each nominating stockholder or group of stockholders may select one nominee for inclusion in the Company's proxy materials until the maximum number is reached. The order of selection would be determined by the amount (largest to smallest) of shares of the Company's common stock held by each nominating stockholder or group of stockholders.
To have a stockholder-nominated candidate included in the Company's proxy materials pursuant to the Company's proxy access bylaw, the nominating stockholder or group of stockholders must submit to the Corporate Secretary of the Company at the Company's principal executive office the information and documentation specified in the Bylaws not less than 120 days nor more than 150 days prior to the anniversary of the date that the Company mailed its proxy statement for the prior year's annual meeting, unless the annual meeting is not scheduled to be held within a period that commences 30 days before the first anniversary date of the prior year's annual meeting and ends 30 days after the first anniversary date of the prior year's annual meeting of stockholders (an annual meeting date outside such period being referred to herein as an "other meeting date"), in which case the information and documentation must be submitted by the later of the close of business on the date that is 180 days prior to such other meeting date or the tenth day following the date such other meeting date is first publicly announced or disclosed. Thus, any eligible stockholder or group of stockholders who desires to nominate a director candidate for election at the 2022 annual meeting of stockholders and wishes to have the candidate included in the Company's proxy materials, must submit all of the required information and documentation to the Company no earlier than November 16, 2021 and no later than December 16, 2021.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Meeting Attendance
Attending the Annual Meeting. You may attend, vote online, and participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/PXD2021 and entering the 16-digit control number included on your Notice of Availability, on your proxy card or on the instructions that accompanied your proxy materials. Instructions on how to attend and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/PXD2021. If your shares are held in "street name," you should contact your bank or broker to obtain your 16-digit control number. If you lose your 16-digit control number, you may join the Annual Meeting as a "Guest" but you will not be able to vote, ask questions or access the list of stockholders as of the record date. Online check-in will begin at 8:45 a.m., Central Time. Please allow ample time for online check-in procedures.
Asking Questions. Stockholders may submit questions live during the meeting, and prior to the meeting at www.virtualshareholdermeeting.com/PXD2021. The Company will answer as many stockholder-submitted questions as time permits, and any questions that it is unable to address during the Annual Meeting will be answered following the meeting. In submitting questions, please note that the Company will address only questions that are germane to the matters being voted on at the Annual Meeting, and will exclude any questions that are irrelevant to the purpose of the Annual Meeting or Pioneer's business. If substantially similar questions are received, the Company will group those questions together and provide a single response to avoid repetition.
Technical Support. Pioneer has arranged to have technicians ready to assist if you have difficulties accessing the virtual meeting during the check-in time or during the Annual Meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the course of the Annual Meeting, please call 844-986-0822 (U.S.) or 303-562-9302 (International).
Stockholders of Record and Beneficial Owners
Most of the Company's stockholders hold their shares through a broker, bank or nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholders of Record. If your shares are registered directly in your name with the Company's transfer agent, you are considered the stockholder of record of those shares, and the Notice of Availability is being sent directly to you by the Company's agent. If you are a stockholder of record, you have the right to vote by Proxy or to vote online during the Annual Meeting. If you received a paper copy of the proxy materials by mail instead of the Notice of Availability, the proxy materials include a proxy card that provides the control number you will need to vote online during the Annual Meeting.

Beneficial Owners through Brokers or Nominees. If you hold your shares in a brokerage account or through a bank or nominee, you are considered the "beneficial owner" of shares held in "street name," and the Notice of Availability will be forwarded to you by your broker or nominee. The broker or nominee is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that receive the Notice of Availability by mail from their broker or nominee should follow the instructions included in the Notice of Availability to view the Proxy Statement, transmit voting instructions and attend the Annual Meeting. If you received a paper copy of the proxy materials by mail instead of the Notice of Availability, the proxy materials include a proxy card or voting instruction form that provides the control number you will need to vote online during the Annual Meeting.
Voting and Quorum
Voting Stock. The Company's common stock is the only class of securities that entitles holders to vote generally at meetings of the Company's stockholders. Each share of common stock outstanding on the record date is entitled to one vote. Voting results will be tabulated by Broadridge Financial Solutions, Inc. ("Broadridge"). Broadridge will also serve as the independent inspector of election.
Record Date and Shares Outstanding. The record date for stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on April 1, 2021. As of the record date, 216,757,490 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.
Voting Online or by Proxy. To vote online during the Annual Meeting, you will need the 16-digit control number included on your Notice of Availability, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in "street name," you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper Proxy. A Proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the Proxy.
If you properly complete and submit a Proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:
•FOR the election of the twelve persons named in this Proxy Statement as the Board's nominees for election as directors.
•FOR the ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2021.
•FOR the advisory vote to approve the Company's named executive officer compensation.
•FOR the approval of the Company's Amended and Restated Employee Stock Purchase Plan.
If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted in accordance with the discretion of the holders of the Proxy. The Board knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.
Revoking a Proxy. You may revoke the Proxy in writing at any time before it is exercised at the Annual Meeting by (i) delivering a written notice of the revocation to the Corporate Secretary of the Company at 777 Hidden Ridge, Irving, Texas 75038 no later than 5:00 p.m., Central Time on May 26, 2021, (ii) timely submitting a new Proxy electronically through the internet or by phone, (iii) signing and delivering to the Corporate Secretary of the Company at 777 Hidden Ridge, Irving, Texas 75038 a new Proxy with a later date no later than 5:00 p.m., Central Time on May 26, 2021, or (iv) attending the Annual Meeting online using your control number and voting your shares during the meeting. Your online attendance at the Annual Meeting will not revoke the Proxy unless you give written notice of revocation to the Corporate Secretary before the Proxy is exercised or unless you vote your shares online during the Annual Meeting.
Quorum and Adjournments. The presence of the holders of a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. A stockholder will be considered present at the online Annual Meeting by logging in to the Annual Meeting using their unique control number or by appointing a Proxy. If a quorum is not present, the chairman of the Annual Meeting or the holders of a majority in voting power of the stock of the Company entitled to vote at the Annual Meeting who are present online or by Proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, whether or not there is a quorum. No notice of the reconvened meeting is required to be given if the date, time and place are announced at the Annual Meeting unless the reconvened meeting is more than 30 days after the date for which notice was originally given. At any reconvened Annual Meeting at which a quorum is present, any business may be transacted that may have been transacted at the Annual Meeting had a quorum been present.

Effect of Broker Non-Votes and Abstentions; Vote Required. If you are a beneficial owner whose shares are held of record by a broker or nominee, you will receive instructions from the broker or nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote your shares, it may vote your shares as it decides with respect to any matter for which it has discretionary authority under the rules of the NYSE.
There are also non-discretionary matters for which your broker or nominee does not have discretionary authority to vote unless it receives timely instructions from you. A broker non-vote results when a broker or nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or nominee should vote your shares and the broker or nominee indicates it does not have authority to vote such shares on its Proxy. Although broker non-votes will be counted as present at the Annual Meeting for purposes of determining a quorum, they will not be treated as entitled to vote or as votes cast, as applicable, with respect to non-discretionary matters.
If your shares are held in street name and you do not give voting instructions, pursuant to NYSE Rule 452, the record holder will only be entitled to vote your shares in its discretion with respect to the ratification of the selection of the Company's independent registered public accounting firm (Proposal 2). Without voting instructions from you, the record holder will not be permitted to vote your shares with respect to the election of directors (Proposal 1), the advisory vote regarding executive compensation (Proposal 3) and with respect to approval of the Company's Amended and Restated Employee Stock Purchase Plan (Proposal 4). Your shares would therefore be considered "broker non-votes" with respect to these proposals.
Abstentions occur when stockholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting.
The Company's Bylaws provide that an uncontested election of directors (Proposal 1) shall be decided by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote in the election of directors at the Annual Meeting. In order for a director nominee to be elected by the affirmative vote of a majority of the votes cast, the number of votes cast "For" the nominee must exceed the number of votes cast "Against" the nominee. Abstentions and broker non-votes will not be counted as votes cast either "For" or "Against" any nominee for director and will have no effect on the outcome of the vote for directors.
Ratification of the selection of the Company's independent registered public accounting firm (Proposal 2) requires the affirmative vote of the holders of a majority of the shares present online or by Proxy at the Annual Meeting and entitled to vote. Abstentions will be counted in determining the total number of shares "entitled to vote" on this proposal and will have the same effect as a vote "Against" the proposal. Because record holders have discretion to vote your shares on this proposal, there will be no broker non-votes.
The advisory vote to approve the Company's named executive officer compensation (Proposal 3) and the approval of the Company's Amended and Restated Employee Stock Purchase Plan (Proposal 4) require the affirmative vote of the holders of a majority of the shares present online or by Proxy at the Annual Meeting and entitled to vote. Abstentions will be counted in determining the total number of shares "entitled to vote" on these proposals and will have the same effect as a vote "Against" the proposals. Broker non-votes will have no effect on the outcome of the vote on these proposals. While the advisory vote to approve named executive officer compensation is required by law, it will not be binding on the Company or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.
Participants in the Pioneer Natural Resources USA, Inc. 401(k) and Matching Plan
Participants in the 401(k) Plan who have shares of common stock credited to their plan account as of the record date will have the right to direct the 401(k) Plan trustee how to vote those shares. The trustee will vote the shares in a participant's 401(k) Plan account in accordance with the participant's instructions or, if no instructions are received prior to 11:00 p.m., Central Time on May 24, 2021, the shares credited to that participant's account will be voted by the trustee in the same proportion as it votes shares for which it did receive timely instructions. Information as to how participants voted the shares credited to their 401(k) Plan account will not be disclosed to the Company.
If a participant holds common stock outside of the 401(k) Plan, the participant will need to vote those shares separately.

Solicitation of Proxies
Solicitation of Proxies may be made via the internet, by mail, and by personal interview or telephone by officers, directors and regular employees of the Company. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained D.F. King & Co., Inc. to assist in solicitation for a fee estimated not to exceed $10,000. The Company will bear all costs of solicitation.
STOCKHOLDER LIST
In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Irving, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting. The Company's principal executive offices are located at 777 Hidden Ridge, Irving, Texas 75038. If you want to inspect the stockholder list, call the Corporate Secretary's office at (972) 444-9001 to schedule an appointment or request access. The list of stockholders of record will also be available for review online during the Annual Meeting.
ANNUAL REPORT AND OTHER INFORMATION
The Company's 2020 Annual Report to Stockholders, which includes the Company's Annual Report on Form 10-K for the year ended December 31, 2020, is being made available to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.
The Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 with the SEC. It is available free of charge at the SEC's web site at www.sec.gov. Upon written request by a stockholder, the Company will mail, without charge, a copy of the Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to the Company's expenses in furnishing the requested exhibit. Such requests may be made by writing to the Corporate Secretary, Pioneer Natural Resources Company, 777 Hidden Ridge, Irving, Texas 75038.
One copy of the Notice of Availability, this Proxy Statement and the 2020 Annual Report to Stockholders (the "Proxy Materials") will be sent to stockholders who share an address, unless they have notified the Company that they want to continue receiving multiple packages. This practice, known as "householding," is designed to reduce duplicate mailings and save significant printing and postage costs. If you received a householded mailing this year and you would like to have additional copies of this Proxy Statement and 2020 Annual Report to Stockholders mailed to you or you would like to opt out of this practice for future mailings, the Company will promptly deliver such additional copies to you if you submit your request in writing to Corporate Secretary, Pioneer Natural Resources Company, 777 Hidden Ridge, Irving, Texas 75038, or call (972) 444-9001. You may also contact the Company in the same manner if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future. The Proxy Materials are also available at www.proxyvote.com.

INTERNET AND PHONE VOTING
For shares of common stock that are registered in your name, you may vote by internet or phone using procedures provided by Broadridge. Votes submitted by internet or phone must be received by 10:59 p.m., Central Time, on Wednesday, May 26, 2021. The giving of such a proxy will not affect your right to vote during the Annual Meeting should you decide to attend the Annual Meeting online.
The internet and phone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting by internet should remember that the stockholder must bear costs associated with electronic access, such as usage charges from internet access providers and telephone companies.
For shares of common stock that are registered in street name (the stockholder owns shares in the name of a bank, broker or other holder of record on the books of the Company's transfer agent), you will receive instructions with your proxy materials that you must follow in order to have your shares voted. Please review your Proxy or voting instruction card to determine whether you can vote by phone or electronically.
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IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING ONLINE, YOU ARE URGED TO VOTE BY INTERNET, BY PHONE OR IF YOU HAVE RECEIVED PAPER COPIES OF THE PROXY MATERIAL, BY COMPLETING, SIGNING AND RETURNING THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

By Order of the Board of Directors,

Thomas J. Murphy
Corporate Secretary
Irving, Texas
April 15, 2021

PIONEER NATURAL RESOURCES COMPANY
EMPLOYEE STOCK PURCHASE PLAN

(Amended and Restated Effective as of September 1, 2021)

PIONEER NATURAL RESOURCES COMPANY
EMPLOYEE STOCK PURCHASE PLAN

(Amended and Restated Effective as of September 1, 2021)

This Amended and Restated PIONEER NATURAL RESOURCES COMPANY EMPLOYEE STOCK PURCHASE PLAN (this “Plan”) is made and executed by Pioneer Natural Resources Company, a Delaware Corporation (the “Company”).
W I T N E S S E T H T H A T:

WHEREAS, the Pioneer Natural Resources Company Employee Stock Purchase Plan was adopted by the Board of Directors of the Company (the “Board”) and approved by the stockholders of the Company on August 7, 1997;

WHEREAS, the Company amended and restated the Plan on December 9, 2005 to incorporate prior amendments and make certain other changes;

WHEREAS, the Company subsequently amended the Plan on September 1, 2007 to make certain changes to the Plan; and

WHEREAS, the Company now desires to again amend and restate the Plan to incorporate the prior amendment to the Plan and make certain other changes.

NOW, THEREFORE, in consideration of the premises and pursuant to the authority reserved thereunder, the Pioneer Natural Resources Company Employee Stock Purchase Plan is hereby amended by restatement in its entirety, effective as of September 1, 2021, to read as follows:

1.    Purpose. The purpose of the Plan is to provide eligible employees with an incentive to advance the interests of the Company by affording an opportunity to purchase stock of the Company at a favorable price.

2.    Administration Of The Plan. The Plan shall be administered by a committee of, and appointed by, the Board (the “Committee”). Subject to the provisions of the Plan, the Committee shall interpret and construe the Plan and all options granted under the Plan; shall make such rules as it deems necessary for the proper administration of the Plan; shall make all other determinations necessary or advisable for the administration of the Plan, including the determination of eligibility to participate in the Plan and the amount of a Participant’s (as defined in subparagraph 6(b)) option under the Plan; and shall correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option granted under the Plan in the manner and to the extent that the Committee deems desirable to carry the Plan or any option into effect. The Committee shall, in its sole discretion exercised in good faith, make such decisions or determinations and take such actions as it deems appropriate; and all such decisions, determinations and actions taken or made by the Committee pursuant to this and the other paragraphs of the Plan shall be conclusive on all parties. For the avoidance of doubt, the Committee may appoint agents to assist it in administering this Plan, and may delegate to one or more officers or managers of the Company or any subsidiary, or committees thereof, the authority, subject to such terms as the Committee may determine, to perform such functions of the Committee under the Plan, including administrative functions, as the Committee may determine. The Committee shall not be liable for any decision, determination or action taken in good faith in connection with the administration of the Plan.

3.    Participating Companies. Each present and future parent or subsidiary corporation of the Company (within the meaning of Sections 424(e) and (f) of the Internal Revenue Code of 1986, as amended (the “Code”)) that is eligible by law to participate in the Plan shall be a “Participating Company” during the period that such corporation is such a parent or subsidiary corporation; provided, however, that the Committee may at any time and from time to time, in its sole discretion, terminate a Participating Company’s Plan participation; provided, further however, that any foreign parent or subsidiary corporation of the Company shall be eligible to participate in the Plan only upon approval of the Board or the Committee. Any Participating Company may, by appropriate action of its board of directors, terminate its participation in the Plan. Transfer of employment among the Company and Participating Companies (and among any other parent or subsidiary corporation of the Company) shall not be considered a termination of employment hereunder.

4.    Eligibility. All employees, other than officers, of the Company and the Participating Companies who have been employed by the Company or any Participating Company (including any predecessor company) since the first day of the month that precedes the applicable date of grant (defined below) (including any authorized leave of absence meeting the requirements of Treasury Regulation § 1.421 -1(h)(2)) and who are customarily employed at least 20 hours per week and at least five (5) months per year shall be eligible to participate in the Plan; provided, however, that no option shall be granted to an employee if such employee, immediately after the option is granted, owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary corporation (within the meaning of Sections 423(b)(3) and 424(d) of the Code) (“Eligible Employee”). By way of example, if the date of grant is January 1 of a year, an employee must have been employed by the Company or a Participating Company since December 1 of the prior calendar year and otherwise meet the conditions set forth in the Plan in order to be an Eligible Employee. Employees who are residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code) may be excluded from an offering if (1) the grant of an option under the offering to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (2) compliance with the laws of the foreign jurisdiction would cause the offering to violate the requirements of Section 423 of the Code.

5.    Stock Subject To the Plan.

(a)    Subject to the provisions of paragraph 12 (relating to adjustment upon changes in stock), the aggregate number of shares of the authorized common stock, par value $.01 per share, of the Company (the “Stock”) which may be sold pursuant to options granted under the Plan shall not exceed 2,500,000 less the total number of shares sold under the Plan from the adoption of the Plan through the effective date of this amendment and restatement of the Plan. Such shares may be unissued shares, reacquired shares, or shares bought on the market for purposes of the Plan. Should any option granted under the Plan expire or terminate prior to its exercise in full, the shares theretofore subject to such option may again be subject to an option granted under the Plan. Any shares which are not subject to outstanding options upon the termination of the Plan shall cease to be subject to the Plan.

(b)    The number of shares which a Participant may purchase under the Plan on the exercise date may be reduced if the offering is over-subscribed. No option granted under the Plan shall permit a Participant to purchase shares which, if added together with the total number of shares purchased by all other Participants in such offering would exceed the total number of shares remaining available under the Plan. If the Committee determines that, on a particular exercise date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as practicable and as the Committee determines to be equitable.

6.    Grant of Options.

(a)    General Statement; “Date of Grant;” “Option Period;” “Date Of Exercise.” Upon the effective date of the Plan and continuing while the Plan remains in force, the Company shall offer options under the Plan to all Eligible Employees to purchase shares of Stock. Except as otherwise determined by the Committee, these options shall be granted on January 1, 2008, and, thereafter, on the first day of January of each subsequent year (each of which dates is herein referred to as a “date of grant”). The term of each option granted shall be for a period of eight (8) months beginning on date of grant and ending on August 31 (each such 8-month period is herein referred to as an “option period”). The last day of each option period is herein referred to as a “date of exercise.” The Committee shall have the authority to change the duration, frequency, start and end dates of option periods. The number of shares subject to each option shall be the quotient of the sum of the payroll deductions withheld on behalf of each Participant in accordance with subparagraph 6(b), the payments made by such Participant pursuant to subparagraph 6(f) during the option period and any amount carried forward from the preceding option period pursuant to subparagraph 7(a), divided by the “option price” (defined in subparagraph 7(b)) of the Stock, excluding all fractions; provided, however, that the maximum number of shares that may be subject to any option may not exceed one thousand (1,000) (subject to adjustment as provided in paragraph 12).

(b)    Election to Participate; Payroll Deduction Authorization. Except as provided in subparagraph 6(f), an Eligible Employee may participate in the Plan only by means of payroll deduction. Except as provided in subparagraph 6(g), each Eligible Employee who elects to participate in the Plan (each such participating

Eligible Employee being a “Participant”) shall deliver to the Company, in accordance with the enrollment procedures established by the Committee, a payroll authorization form, which may be electronic, whereby he gives notice of his election to participate in the Plan as of the next following date of grant, and whereby he designates an integral percentage or specific amount of his “eligible compensation” (as defined in subparagraph 6(d)) to be deducted from his compensation for each pay period and credited to a book entry account established in his name. The Company shall maintain records of all payroll deductions but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account. The designated percentage or specific amount may not result in a deduction during any payroll period of an amount less than $20.00. The designated percentage or specific amount may not exceed either of the following: (i) 15% of the amount of eligible compensation from which the deduction is made (or such other maximum percentage as the Committee may establish from time to time before an option period begins), or (ii) an amount which will result in noncompliance with the $25,000 limitation stated in subparagraph 6(e).

(c)    Changes in Payroll Authorization. Except as provided in subparagraph 8(a), the payroll deduction authorization referred to in subparagraph 6(b) may not be changed during the option period.

(d)    “Eligible Compensation” Defined. The term “eligible compensation” means “Basic Compensation” as defined under the Pioneer Natural Resources USA, Inc. 401(k) and Matching Plan, as amended or restated from time to time.

(e)    $25,000 Limitation. No Eligible Employee shall be granted an option under the Plan to the extent such grant would permit him to purchase Stock under the Plan and under all other employee stock purchase plans of the Company and its parent and subsidiary corporations (as such terms are defined in Section 424(e) and (f) of the Code) to accrue at a rate which exceeds $25,000 of the Fair Market Value of Stock (defined in subparagraph 7(b)) (determined at the time the option is granted) for each calendar year in which any such option granted to such employee is outstanding at any time (within the meaning of Section 423(b)(8) of the Code).

(f)    Leaves of Absence. During a paid leave of absence approved by the Company and meeting the requirements of Treasury Regulation § 1.421-1(h)(2), a Participant’s elected payroll deductions shall continue. If a Participant takes an unpaid leave of absence that is approved by the Company or a Participating Company and meets the requirements of Treasury Regulation § 1.421-1(h)(2), then such Participant may continue participation in the Plan by cash payments to the Company on his normal pay days equal to the reduction in his payroll deductions caused by his leave. If a Participant on such leave fails to make such payments, or if a Participant takes a leave of absence that is not described in the preceding provisions of this subparagraph 6(f), then the Committee shall determine whether the Participant shall be considered to have withdrawn from the Plan pursuant to the provisions of paragraph 8 hereof or whether the Participant’s payroll deductions shall remain subject to the Plan and used to exercise options on the next following date of exercise.

(g)    Continuing Election. Unless a Participant is notified to the contrary, a Participant (i) who has elected to participate in the Plan pursuant to subparagraph 6(b) as of a date of grant and (ii) who takes no action to change or revoke such election as of the next following date of grant and/or as of any subsequent date of grant prior to any such respective date of grant and who has not terminated employment or otherwise become ineligible to participate in the Plan, shall be deemed to have made the same election, including the same attendant payroll deduction authorization, for such next following and/or subsequent date(s) of grant as was in effect for the date of grant for which he made such election to participate. A Participant who wants to discontinue participation in the Plan for a subsequent option period shall deliver to the Company a notice of withdrawal pursuant to paragraph 8 at least thirty (30) days prior to the beginning of the option period.

7.    Exercise of Options.

(a)    General Statement. Each Eligible Employee who is a Participant in the Plan, automatically and without any act on his part, shall be deemed to have exercised his option on each date of exercise to the extent that the cash balance then in his account under the Plan is sufficient to purchase at the “option price” (as defined in subparagraph 7(b)) whole shares of Stock. Fractional shares are not permitted under the Plan. Any balance remaining in his account after payment of the purchase price of those whole shares may, at the discretion of the Company, either be refunded to him as soon as practicable after each date of exercise, or carried forward and used towards the purchase of whole shares in the next following option period.

(b)    “Option Price” Defined. The option price per share of Stock to be paid by each Eligible Employee on each exercise of his option shall be an amount equal to the lesser of 85% of the Fair Market Value of the Stock on the date of exercise or on the date of grant. For all purposes under the Plan, the “Fair Market Value” of a share of Stock means, for a particular day:

(i)    If shares of Stock of the same class are listed or admitted to unlisted trading privileges on any national or regional securities exchange at the date of determining the Fair Market Value, then the last reported sale price, regular way, on the composite tape of that exchange on that business day or, if no such sale takes place on that business day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to unlisted trading privileges on that securities exchange or, if no such closing prices are available for that day, the last reported sale price, regular way, on the composite tape of that exchange on the last business day before the date in question; or

(ii)    If shares of Stock of the same class are not listed or admitted to unlisted trading privileges as provided in subparagraph (i) and if sales prices for shares of Stock of the same class in the over-the-counter market are reported by the National Association of Securities Dealers, Inc. Automated Quotations, Inc. (“NASDAQ”) National Market System (or a similar system then in use) at the date of determining the Fair Market Value, then the last reported sales price so reported on that business day or, if no such sale takes place on that business day, the average of the high bid and low asked prices so reported or, if no such prices are available for that day, the last reported sale price so reported on the last business day before the date in question; or

(iii)    If shares of Stock of the same class are not listed or admitted to unlisted trading privileges as provided in subparagraph (i) and sales prices for shares of Stock of the same class are not reported by the NASDAQ National Market System (or a similar system then in use) as provided in subparagraph (ii), and if bid and asked prices for shares of Stock of the same class in the over-the-counter market are reported by NASDAQ (or, if not so reported, by the National Quotation Bureau Incorporated) at the date of determining the Fair Market Value, then the average of the high bid and low asked prices on that business day or, if no such prices are available for that day, the average of the high bid and low asked prices on the last business day before the date in question; or

(iv)    If shares of Stock of the same class are not listed or admitted to unlisted trading privileges as provided in subparagraph (i) and sales prices or bid and asked prices therefor are not reported by NASDAQ (or the National Quotation Bureau Incorporated) as provided in subparagraph (ii) or subparagraph (iii) at the date of determining the Fair Market Value, then the value determined in good faith by the Committee, which determination shall be conclusive for all purposes; or

(v)    If shares of Stock of the same class are listed or admitted to unlisted trading privileges as provided in subparagraph (i) or sales prices or bid and asked prices therefor are reported by NASDAQ (or the National Quotation Bureau Incorporated) as provided in subparagraph (ii) or subparagraph (iii) at the date of determining the Fair Market Value, but the volume of trading is so low that the Board of Directors determines in good faith that such prices are not indicative of the fair value of the Stock, then the value determined in good faith by the Committee, which determination shall be conclusive for all purposes notwithstanding the provisions of subparagraphs (i), (ii) or (iii).

(c)    Delivery of Stock. As soon as reasonably practicable after each date of exercise, the Company shall deposit into each Participant’s brokerage account maintained for the purposes of holding Stock under this Plan and other employee benefit plans of the Company, the number of whole shares of Stock purchased by such Participant upon exercise of his or her options granted hereunder. Except as provided in the immediately following sentence, shares of Stock purchased upon exercise of options granted hereunder shall be uncertificated and evidenced by book entry into the brokerage accounts described above. Upon written request made by any Participant to the Company, the Company shall arrange, as soon as practicable after receipt of any such request, to deliver to such Participant a certificate representing any or all such uncertificated shares of Stock. In the event the Company is required to obtain from any commission or agency authority to issue any shares of Stock hereunder, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any shares of Stock shall relieve the Company from liability to any Participant in the Plan except to return to the Participant the amount of the balance in the Participant’s account. The Company may cause any Stock certificates issued in connection with the exercise of options under the Plan to bear such legend or legends, and the Company may take such other actions, including restrictions on transfer, as it deems appropriate in order to reflect the provisions of this subparagraph 7(c)

and to assure compliance with applicable securities laws. Neither the Company nor the Committee shall have any liability with respect to a delay in the delivery of Stock or a certificate pursuant to this subparagraph 7(c).

8.    Withdrawal from the Plan.

(a)    General Statement. Any Participant may withdraw in whole from the Plan at any time prior to 30 days before the exercise date relating to a particular option period. Partial withdrawals shall not be permitted. A Participant who wishes to withdraw from the Plan must timely deliver to the Company, in accordance with the withdrawal procedures established by the Committee, a notice of withdrawal, which may be electronic. The Company, promptly following the time when the notice of withdrawal is delivered, shall refund to the Participant the amount of the cash balance in his account under the Plan; and thereupon, automatically and without any further act on his part, his payroll deduction authorization and his interest in unexercised options under the Plan shall terminate. If a Participant withdraws prior to the exercise date relating to a particular option period, no further payroll deductions will be withheld during any succeeding option period unless the Participant re-enrolls in accordance with subparagraph 6(b).

(b)    Eligibility Following Withdrawal. A Participant who withdraws from the Plan shall not be eligible to participate in the Plan during the then-current option period (if any), but shall be eligible to participate again in the Plan in a subsequent option period (provided that he is otherwise an Eligible Employee at such time) if he re-enrolls in accordance with subparagraph 6(b).

9.    Termination of Employment. If the employment of a Participant terminates for any reason whatsoever, his participation in the Plan automatically and without any act on his part shall terminate as of the date of the termination of his employment. The Company shall refund to him the amount of the cash balance in his account under the Plan, and thereupon his interest in unexercised options under the Plan shall terminate.
10.    Restriction Upon Assignment of Option. An option granted under the Plan shall not be pledged, assigned or transferred or otherwise disposed of in any way (other than by will or the laws of descent and distribution). Each option shall be exercisable only by the Participant to whom granted during such Participant’s lifetime. The Company shall not recognize and shall be under no duty to recognize any assignment or purported assignment by a Participant of his option or of any rights under his option, and any such attempt may be treated by the Company as an election to withdraw from the Plan the notice for which has been delivered to the Company.

11.    No Rights of Stockholder Until Stock Issued. With respect to shares of Stock subject to an option, a Participant shall not be deemed to be a stockholder, and he shall not have any of the rights or privileges of a stockholder, until (a) shares of Stock are deposited into his brokerage account, as described in subparagraph 7(c) hereof, or (b) a certificate for shares of Stock is issued on his behalf, whichever occurs first.

12.    Adjustments Upon Changes in Stock.

(a)    Adjustments Upon Changes in Capitalization. In the event of any change in the number or kind of outstanding shares of Stock subject to options hereunder effected without receipt of consideration therefor by the Company, by reason of a stock dividend, stock split, combination, exchange of shares or other recapitalization, merger, or otherwise, in which the Company is the surviving corporation, an appropriate and proportionate adjustment shall be made in the number or kind of shares as to which options are or may be granted hereunder. A corresponding adjustment changing the number or kind of shares allocated to unexercised options or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment, however, in the outstanding options shall be made without change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment, if appropriate, in the price for each share of Stock covered by the option. In the event of a dispute concerning such adjustment, the decision of the Committee shall be conclusive. The number of shares subject to any option granted hereunder shall be automatically reduced by any fraction included therein which results from any adjustment made pursuant to this Section 12(a).

(b)    Adjustments Upon Change of Control. Further, in the event of a Change of Control (as defined below) of the Company, the Committee shall, at its option,(i) substitute for the shares of the Company subject to the unexercised portions of such outstanding options an appropriate number of shares of each class of stock or other securities of the reorganized or merged or consolidated corporation which were distributed to the stockholders of the Company with respect to the same class of shares of the Company (or, as appropriate, in the case of an acquisition of the Company by another corporation, substitute the shares of the acquiring corporation for the shares of the Company); or (ii) cancel all such options as of the effective date of any such transaction by giving notice to each holder thereof or his personal representative of its intention to do so and by permitting the holders thereof to exercise of all such outstanding options, without regard to any other provisions of the Plan, during the 30-day period immediately preceding such effective date; or (iii) allow the options granted under the Plan to remain outstanding without any modifications or amendments.

(c)    Change of Control Defined. For purposes of subparagraph 12(b) of the Plan, a “Change of Control” means an event that constitutes a “change in control” as defined in the Company’s Amended and Restated 2006 Long-Term Incentive Plan, as subsequently amended from time to time; or if any successor or subsequent equity incentive plan is adopted by the Company, “Change in Control” means an event that constitutes a “change in control” under such successor or subsequent plan, as amended from time to time; provided, however, that any amendment to such definition or definition in a successor or subsequent plan shall not be applied in determining the definition of Change in Control under this Plan, with respect to any rights applicable to the option period during which the revision to the definition occurs, unless such amended or alternate definition operates at least as favorably to the affected Participant in all relevant respects as the definition of Change in Control prior to such amendment.

13.    Use of Funds; No Interest Paid. All funds received or held by the Company under the Plan shall be included in the general funds of the Company free of any trust or other restriction, and may be used for any corporate purpose. No interest shall be paid to any Participant or credited to his account under the Plan.

14.    Term of the Plan. This amended and restated version of the Plan shall be effective as of September 1, 2021. If not sooner terminated under the provisions of paragraph 15, the Plan shall terminate upon and no further options shall be granted after December 31, 2041.

15.    Amendment, Suspension or Termination of the Plan. The Board in its discretion may terminate the Plan at any time with respect to any shares for which options have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time. The Board may suspend the operation of the Plan for any period as it may deem advisable by determining not to commence a new offering period following any exercise date; provided, that the Board may subsequently determine to end any suspension period and commence a new offering period, subject to and to the extent permitted by the requirements of applicable laws or regulatory guidance, including Section 423 of the Code and the terms of the Plan. However, no amendment or suspension shall change any option theretofore if such change would impair the rights of the Participant without the consent of such Participant. The Board may not make any alteration or amendment which would increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan (other than as a result of the anti-dilution provisions of the Plan), change the class of individuals eligible to receive options under the Plan, extend the term of the Plan, cause options issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code, or otherwise modify the requirements as to eligibility for participation in the Plan without the approval of the stockholders of the Company.

16.    Securities Laws. The Company shall not be obligated to issue any Stock pursuant to any option granted under the Plan at any time when the shares covered by such option have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. Further, all Stock acquired pursuant to the Plan shall be subject to the Company’s policy or policies, if any, concerning compliance with securities laws and regulations, as the same may be amended from time to time.

17.    No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action which is deemed by the Company or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.

18.    Withholding. To the extent required by applicable federal, state or local law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan.

19.    Notice of Disqualifying Dispositions. Each Participant shall give the Company prompt written notice of any disposition or other transfer of shares of Common Stock acquired pursuant to the exercise of an option acquired under the Plan, if such disposition or transfer is made within two years after the date of grant or within one year after the exercise date.

20.    Applicable Law. The laws of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.

21.    General Provisions.

(a)    Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Eligible Employees who are granted options under the Plan shall have the same rights and privileges.

(b)    Neither the Plan nor any compensation paid hereunder will confer on any Participant the right to continue as an Employee or in any other capacity.

(c)    The Plan shall be binding on the Company and its successors and assigns.

(d)    This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

(e)    The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Any provision of the Plan that is inconsistent with Section 423 of the Code shall be reformed to comply with Section 423.

(f)    If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

EXECUTED effective September 1, 2021.

PIONEER NATURAL RESOURCES COMPANY

By:
Mark H. Kleinman, Executive Vice President and General Counsel

PIONEER NATURAL RESOURCES COMPANY
777 HIDDEN RIDGE
IRVING, TX 75038
ATTN: CORPORATE COMMUNICATIONS

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 10:59 p.m. Central Time on May 26, 2021 for shares held directly and by 10:59 p.m. Central Time on May 24, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 10:59 p.m. Central Time on May 26, 2021 for shares held directly and by 10:59 p.m. Central Time on May 24, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D47628-P53922 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PIONEER NATURAL RESOURCES COMPANY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE NOMINEES LISTED IN ITEM 1 AND "FOR" ITEMS 2, 3 AND 4.

1. ELECTION OF DIRECTORS	For	Against	Abstain
1a. A.R. Alameddine	☐	☐	☐
1b. Edison C. Buchanan	☐	☐	☐
1c. Matt Gallagher	☐	☐	☐
1d. Phillip A. Gobe	☐	☐	☐
1e. Larry R. Grillot	☐	☐	☐
1f. Stacy P. Methvin	☐	☐	☐
1g. Royce W. Mitchell	☐	☐	☐
1h. Frank A. Risch	☐	☐	☐
1i. Scott D. Sheffield	☐	☐	☐
1j. J. Kenneth Thompson	☐	☐	☐
1k. Phoebe A. Wood	☐	☐	☐
1l. Michael D. Wortley	☐	☐	☐

IN THEIR DISCRETION, THE PROXIES MAY VOTE ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) THEREOF.

IF YOU WISH TO VOTE BY INTERNET OR PHONE, PLEASE READ THE INSTRUCTIONS ABOVE.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, sign in full corporate or partnership name by duly authorized officer and give title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D47629-P53922

PIONEER NATURAL RESOURCES COMPANY
Annual Meeting of Stockholders
May 27, 2021 9:00 AM Central time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Richard P. Dealy and Mark H. Kleinman, and each of them, as attorneys in fact and proxies with full power of substitution and revocation as to each of them, to represent the undersigned and to vote, as designated on the reverse side of this form, all the shares of common stock of Pioneer Natural Resources Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 27, 2021, and any adjournment or postponement thereof, upon the matters set forth on the reverse side and, in their discretion, upon any other business that may properly come before the meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

PIONEER NATURAL RESOURCES USA, INC. 401(k) PLAN

TO: THE VANGUARD FIDUCIARY TRUST COMPANY, TRUSTEE FOR THE EMPLOYER MATCHING CONTRIBUTION (STOCK ACCOUNT) OF THE PIONEER NATURAL RESOURCES USA, INC. 401(k) AND MATCHING PLAN

In connection with the proxy materials I received relating to the Annual Meeting of Stockholders of Pioneer Natural Resources Company to be held on May 27, 2021, I direct you to execute a proxy with respect to all shares of common stock of Pioneer to which I have the right to give voting instructions under the 401(k) plan upon the matters set forth on the reverse side of this form, as designated on the reverse side and, in their discretion, upon any other business that may properly come before the meeting or any adjournment or postponement thereof. I understand you will hold these instructions strictly confidential.

Continued and to be signed on reverse side